As filed with the Securities and Exchange Commission on August 18, 2011
Registration No. 333-175227

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware	4955	71-0659511
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
124 West Capitol Avenue, Suite 880
Little Rock, Arkansas 72201
(501) 376-6477
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Cary G. Bullock
ThermoEnergy Corporation
10 New Bond St.
Worcester, Massachusetts 01606
(508) 854-1628
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William E. Kelly, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
(617) 345-1195

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    Yes  ☒    No  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     Yes  ☐    No  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     Yes  ☐    No  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2) (3)
Common Stock, $0.001 par value (4)	54,166,684	$0.20	$10,833,337	$1,258

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee based on the average of the high and low sales prices of the Common Stock on June 27, 2011, as reported on the Over-the-Counter Bulletin Board.

(3)	Previously paid.
(4)	Reflects shares of Common Stock being registered for resale by the selling stockholders set forth herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2011

Preliminary Prospectus

54,166,684 Shares

THERMOENERGY CORPORATION

Common Stock

This prospectus relates to the resale of up to 54,166,684 shares of Common Stock, par value $0.001 per share, of ThermoEnergy Corporation that may be sold from time to time by the selling stockholders named in this prospectus on page 41. We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any market or trading facility on which our shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. No underwriter or other person has been engaged to facilitate the sale of shares of our Common Stock in this offering. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all discounts, selling commission and other costs related to the offer and sale of their shares.

Our Common Stock is currently traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "TMEN.OB." On August 15, 2011 the last reported sale price of our Common Stock on the OTCBB was $0.20 per share.

You should read this prospectus carefully before you invest. Investing in our Common Stock involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 7 of this prospectus for risks and uncertainties you should consider before buying shares of our Common Stock.

None of the Securities and Exchange Commission, any state securities commission, nor any other governmental agency has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2011

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein or any amendment or supplement hereto or any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. We are not making an offer to sell our Common Stock in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus, the documents incorporated by reference or any free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of the Common Stock.

Unless the context indicates otherwise, all references in this prospectus to “the Company,” "ThermoEnergy," "we," "us," "our company" and "our" refer to ThermoEnergy Corporation and its consolidated subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our Common Stock. You should pay special attention to the "Risk Factors" section of this prospectus to determine whether an investment in our Common Stock is appropriate for you.

ThermoEnergy Corporation

ThermoEnergy is a diversified technologies company engaged in the worldwide commercialization of advanced municipal and industrial wastewater treatment systems and carbon reducing power generation technologies.

Our wastewater treatment systems are based on our proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  Our patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable.  Our wastewater treatment systems have global applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater.  The CAST platform technology is owned by our subsidiary, CASTion Corporation (“CASTion”).

We are also the owner of a patented pressurized oxycombustion technology known as the Zero Emission Boiler System (“ZEBS™”), which converts fossil fuels (including coal, oil and natural gas) and biomass into electricity without producing air emissions while removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse.  This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with no emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology.  The ZEBS™ technology is held in our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”) and is being commercialized through a joint venture with Babcock Power, Inc. called Babcock-Thermo Clean Combustion LLC ("BTCC").   TEPS granted BTCC an exclusive worldwide license to commercialize the ZEBS™ technology.

For the years ended December 31, 2010 and 2009, ThermoEnergy Corporation incurred net losses attributable to common stockholders of $16.8 million and $15.7 million, respectively, and cash outflows from operations of approximately $5.6 million and $3.8 million, respectively. As of December 31, 2010 and 2009, ThermoEnergy had an accumulated deficit of approximately $91.1 million and $81.3 million respectively. ThermoEnergy Corporation's independent registered public accounting firms included emphasis of matter paragraphs regarding the substantial doubt about the Company’s ability to continue as a going concern in their reports on ThermoEnergy Corporation's consolidated financial statements as of December 31, 2010 and 2009.

Industry Background

There are many federal, state and local statutes and regulations enacted to protect and restore water and air quality.  Federal legislation directed at improving water quality include programs established under the Clean Water Act of 1977, as amended, the Coastal Zone Management Act of 1972, as amended, the 1990 and 1996 Farm Bills, the Ocean Dumping Ban Act, and the Clean Water and Watershed Restoration Initiative.  The regulations established under these programs are intended to improve existing water quality programs.  In order to comply with these regulations, industrial, agricultural and municipal wastewater treatment facilities are seeking more cost-effective methods of wastewater treatment and power generation.

Historically, industrial companies would "treat and dispose" of wastewater created in their manufacturing or operating processes. Given the increasing need to reduce operating costs to be competitive, industrial companies are implementing "treat and recover" technologies such as our CAST technology.  CAST technology is also used in the “treat and dispose” markets.

Notwithstanding the uncertainty created by these regulatory and economic initiatives, we believe that ZEBS™ will provide an economical and environmentally friendly solution for building new power plants and retrofitting existing power plants once carbon pricing is in place in the United States.

Our Technologies are very attractive in the global marketplace, where clean water and clean air regulations of some countries are more stringent than those in effect in the United States.  The marketability of the ZEBS™ technology was significantly expanded with the ratification of the Kyoto Protocol by 141 nations, which took effect in February of 2005.  As the Kyoto Protocol emission reductions are phased in through 2012, many older coal-fired power plants will be among the first affected by the new regulations.  Many of these plants utilize boiler designs that are 20 years old or more, making any upgrade using conventional combustion technology highly improbable.  Collectively, these plants represent an enormous sunk-cost for utilities and industry, creating an ideal opportunity for any new retrofit technology that could potentially keep these plants operational.  While there are a number of post-combustion carbon capture technologies currently under development, management is unaware of any other primary combustion technology currently available or nearing commercial deployment capable of achieving zero air emissions as well as capturing greater than 95% of carbon dioxide.

Our Key Advantages

We believe that the key advantages of our business include:

•
Technology Leadership: Our award winning wastewater treatment technology treats and disposes or treats and recovers feedstock and valuable resources depending on whether the need is driven by regulatory requirements or a return on investment.  We have a comprehensive portfolio of wastewater treatment technology based on our CAST platform. Our technology supports a wide range of applications. This allows us to provide our customers with a simple or a "one-stop shop" solution. Our power generation technology utilizes pressurized oxyfuel combustion technology capturing and sequestering nearly all SOx, NOx, Mercury, and CO2 created in the power generation process.

•
Large domestic and global markets: We estimate the industrial and municipal tertiary wastewater removal and recovery market in the USA into which our CAST wastewater technologies are sold to be approximately $12 billion over the next five years and growing.  We estimate the market for our ZEBS™ power generation technology to be a $1 trillion segment of the global market opportunity once fully commercialized.

•	Proven Solution Provider: We have approximately 70 CAST wastewater treatment systems deployed worldwide. We sell systems to both large and small businesses, as well as to municipalities.

•
Superior Performance: Our performance advantage is derived from the physical-chemical nature of our controlled atmosphere separation technology resulting in the lowest cost of operations versus biological and other solutions. Our cost of capital and operating costs are lower, we have a smaller footprint, we are not temperature dependant, we take less than an hour to reach equilibrium, produce no sludge, and no odor.

Our Strategy

Our objective is to become a significant force within the global municipal and industrial wastewater and power generation industries.

Our business model is based on 1) new construction or retrofitting of existing wastewater treatment plants for federal, state and municipal governments, industrial clients as well as power generation plants for public and/or merchant utilities worldwide, 2) privatization contracts where we will build and operate, or build, own and operate municipal and/or industrial wastewater treatment and power plants, and 3) the generation and sale of emission credits for emissions including nitrogen, carbon and mercury either directly to end-users or via established public exchanges.  In instances where the client has sufficient skill to design, build and operate our technologies, we will enter into collaborative working relationships such as joint ventures, licenses and other similar agreements with companies that are well-established in our targeted markets, and can greatly expedite the commercialization of our technologies.

Our long-term growth strategy also includes the acquisition of other companies whose products or services are related to our core businesses.  Ideally, these candidate companies would (a) already be a well-established participant in one or more of our targeted markets; (b) have ongoing revenues and profits; and (c) bring additional administrative and technical skills and expertise needed for us to achieve our corporate mission and continue our growth.

Our business is subject to numerous risks that are highlighted in the section entitled "Risk Factors" immediately following this prospectus summary. These risks, among others, represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks are:

•	We will require additional capital to continue to fund our operations.

•	We face intense competition and expect competition to increase in the future.

•	Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

•	There may be a limited public market for our shares and the ability of our stockholders to dispose of their shares of Common Stock may be limited.

Corporate History

The Company was incorporated in Arkansas on January 19, 1988, under the name Innotek Corporation, at the direction of the Board of Directors of American Fuel and Power Corporation ("AFP").  In exchange for the contribution by AFP of certain technologies, including an exclusive sublicense of rights under a license from Batelle Memorial Institute, 70% of the Company's initial Common Stock was issued to AFP and subsequently distributed to AFP shareholders.  The Company subsequently entered directly into a license agreement with Battelle Memorial Institute which supersedes the previous agreement between Battelle and AFP.  On December 12, 1996 the Company changed its name from Innotek Corporation to ThermoEnergy Corporation.

On June 20, 2007, the Company changed its jurisdiction of incorporation from Arkansas to Delaware by effecting a merger of the Company with and into its wholly-owned Delaware subsidiary, ThermoEnergy Corporation, in a transaction in which the Delaware corporation was the surviving entity.

Corporate Information

Our principal executive offices are located at 124 West Capitol Avenue, Suite 880, Little Rock, Arkansas and our telephone number is 501-376-6477. Our Internet address is www.thermoenergy.com. Information contained on our website does not constitute part of this prospectus.`

The names "ThermoEnergy Corporation," "CAST," and "CASTion" are our registered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

Summary of the Offering

Common Stock offered	54,166,684 shares of Common Stock, $0.001 par value per share, offered by the selling stockholders.

Common Stock outstanding after the offering (1)	111,033,782 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders.

Over-the-Counter Bulletin Board Symbol	TMEN.OB

Risk factors
Investing in our Common Stock involves a number of risks. Before investing, you should carefully consider the information set forth under "Risk Factors" beginning on page 7 of this prospectus, for a discussion of the risks related to an investment in our Common Stock.

(1)	The number of shares of Common Stock outstanding after this offering includes 56,867,098 shares outstanding as of August 18, 2011, but does not include:

•	20,430,402 shares reserved for issuance upon exercise of stock options with a weighted-average exercise price of $0.46 per share, which have been granted and remain outstanding;

•	10,721,043 shares issuable under our stock option plan;

•	78,362,100 shares underlying currently outstanding warrants held by persons other than the selling stockholders;

•	3,573,523 shares issuable upon conversion of convertible debt; and

•	95,816,590 shares issuable upon conversion of convertible preferred stock held by persons other than the selling stockholders.

RISK FACTORS

Investing in our Common Stock involves risk.  In deciding whether to invest in our Common Stock, you should carefully consider the following risks, which should be read together with our other disclosures in this prospectus and in the documents we incorporate by reference.  These risks could materially affect our business, results of operations or financial condition and cause the trading price of our Common Stock to decline.  If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.  In that case, the value of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to Our Company

We have incurred substantial operating losses in the past and we may not be able to achieve profitability in the future.

We have incurred negative cash flows from operations since inception. For the years ended December 31, 2010 and 2009, we incurred net losses of $9,850,000 and $12,984,000, respectively, and cash outflows from operations of $5,628,000 and $3,816,000, respectively. As of December 31, 2010 and 2009, we had an accumulated deficit of $91,118,000 and $81,268,000, respectively. We expect development, sales and other operating expenses to increase in the future as we expand our business. If our revenue does not grow to offset these expected increased expenses, we may not be profitable. In fact, in future quarters we may not have any revenue growth and our revenues could decline. Furthermore, if our operating expenses exceed expectations, financial performance will be adversely affected and we may continue to incur significant losses in the future.

We will require additional capital to continue to fund our operations. If we need but do not obtain additional capital, we may be required to substantially limit operations.

We may not generate sufficient cash needed to finance our anticipated operations for the foreseeable future from such operations. Accordingly, we may seek funding through public or private financings, including equity financings, and through other arrangements including collaborations. Such financing may be unavailable when needed or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced, and these securities may have rights superior to those of our Common Stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include a possible sale or shutdown of portions of our business, reductions in capital expenditures and reductions in staff and discretionary costs.

Our independent registered public accounting firms have expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firms, in their reports for the fiscal years ended December 31, 2010 and 2009, included emphasis of matter paragraphs regarding the substantial doubt about our ability to continue as a going concern.  We have incurred net losses since inception and require substantial capital to continue commercialization of our water and power technologies (together, the “Technologies”) and to fund our liabilities. For the years ended December 31, 2010 and 2009, we incurred net losses of $9,850,000 and $12,984,000, respectively, and cash outflows from operations of $5,628,000 and $3,816,000, respectively. As of December 31, 2010 and 2009, we had an accumulated deficit of $91,118,000 and $81,268,000, respectively. As of  June 30, 2011, these liabilities included approximately $2.0 million in accounts payable, $8.1 million of convertible debt, $949,000 of payroll tax liabilities and approximately $1.8 million of other liabilities.  Our ability to continue as a going concern is dependent on many events outside of our direct control, including, among other things, obtaining additional financing either privately or through public markets and customers’ purchasing our products in substantially higher volumes.

Our indebtedness could affect our business adversely and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flows to satisfy our liquidity needs.

As of December 31, 2010, our indebtedness was $11,924,000, and our working capital (defined as current assets less current liabilities) was in a deficit position. Our indebtedness could have important consequences, including:

•	limiting our ability to obtain additional financing to fund future working capital or capital expenditures;

•	exposing us to interest rate risk with respect to the portion of our indebtedness that bears interest at a variable rate;

•	limiting our ability to pay dividends on our Common Stock or make payments in connection with our other obligations;

•
requiring that a portion of our cash flows from operations be dedicated to the payment of the principal of and interest on our debt, thereby reducing funds available for future operations, acquisitions, dividends on our Common Stock or capital expenditures;

•	limiting our ability to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions; and

•	placing us at a competitive disadvantage compared to those of our competitors that have less debt.

As of August 11, 2011, we had reduced our indebtedness to $1.4 million.

Material weaknesses in our internal controls over financial reporting existed during 2010 and 2009. If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately or on a timely basis. Any inability to report and file our financial results in an accurate and timely manner could harm our business and adversely impact the trading price of our Common Stock.

As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules and regulations that govern public companies. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act as of the end of each fiscal year, which requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our registered public accounting firm to report on the effectiveness of our internal control over financial reporting.  Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).

In connection with the preparation of our consolidated financial statements as of December 31, 2009, we and our independent registered public accountants identified a number of material weaknesses in our internal controls over financial reporting.  Specifically, we determined that our internal controls as of December 31, 2009 were deficient in that (i) we had not adequately allocated resources to ensure that necessary internal controls were implemented and followed, (ii) there was a lack of segregation of duties in our significant accounting functions, (iii) our period-end reporting process did not provide sufficiently timely and accurate financial statements and required disclosures, (iv) our contract administration and accounting procedures were deficient, and (v) our former Chief Financial Officer engaged in acts that resulted in significant adjustments to the 2008 consolidated financial statements and subjected us to potential criminal and/or civil action with respect to the impact of our unpaid payroll tax matters.  The former Chief Financial Officer resigned on August 3, 2009 following a vote by our Board of Directors to terminate his employment for cause.  The above-referenced material weaknesses were discovered by Kemp & Company (“Kemp”), at the time our independent registered public accounting firm.  During their audit for the year ended December 31, 2007, Kemp brought to the attention of our Audit Committee the failure to allocate adequate resources to the implementation of internal controls, the failure to provide timely and accurate financial statements and disclosures, and deficiencies in our contract administration and accounting procedures.  During their audit for the year ended December 31, 2008, Kemp advised the Audit Committee of the lack of segregation of duties in accounting functions and the misconduct of our former CFO.

Since that time, we have addressed those areas of material weakness but material weaknesses remained during 2010.  Specifically, we have determined that our internal controls as of December 31, 2010 were deficient in that (i) we had not adequately allocated resources to ensure that necessary internal controls were implemented and followed and (ii) there was a lack of segregation of duties in our significant accounting functions.  Management was aware of these deficiencies in 2010.  Management has discussed its conclusions with the Audit Committee and with our registered independent public accountants and has undertaken efforts to remediate these material weaknesses in 2011. We cannot provide assurance that we have eliminated all, or that we will not in the future have additional, material weaknesses, any of which may subject us to additional regulatory scrutiny, and cause future delays in filing our financial statements and periodic reports with the SEC. Any such delays in the filing of our financial statements and periodic reports may result in a loss of public confidence in the reliability of our financial statements and sanctions could be imposed on us by the SEC. We believe that any such misstatements or delays could negatively impact our liquidity, access to capital markets, financial condition and the market value of our Common Stock.

We face intense competition and expect competition to increase in the future, which could have an adverse effect on our revenue, revenue growth rate, if any, and market share.

We compete in different target markets to various degrees on the basis of a number of principal competitive factors, including our products’ performance, features and functionality, size, ease of system design, customer support, products, reputation, reliability and price, as well as on the basis of our customer support, the quality of our product and our reputation.

Our competitors range from large, international companies offering a wide range of products to smaller companies specializing in narrow markets and internal engineering groups, some of which may be our customers.  We expect competition in the markets in which we participate to increase in the future as existing competitors improve or expand their product offerings. In addition, we believe that a number of other public and private companies may in the future develop competing products.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends.  Many of our competitors have substantially greater financial and other resources with which to withstand adverse economic or market conditions in the future. Moreover, increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue, revenue growth rates and operating results.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue. In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of new or enhanced products. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

Due to our limited operating history, we may have difficulty accurately predicting our future revenue and appropriately budgeting our expenses.

We have only a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which we sell our products, substantial uncertainty concerning how these markets may develop and other factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue.

Our customers often require our products to undergo a lengthy and expensive qualification process which may delay and does not assure product sales.

Prior to purchasing our products, our customers require that both our products and our third-party contractors undergo extensive qualification processes, which sometime involve rigorous reliability testing.  However, qualification of a product by a customer does not assure any sales of the product to that customer.

Winning business is subject to lengthy competitive selection processes that require us to incur significant expenditures. Even if we begin a product design, a customer may decide to cancel or change its  plans, which could cause us to generate no revenue from a product and adversely affect our results of operations.

The selection process for obtaining new business typically is lengthy and can require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures.

The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially and adversely affect our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

The failure to compete successfully could harm our business.

We face competitive pressures from a variety of companies in our target markets. We expect that domestic and international competition will increase in these markets, due in part to rapid technological advances, price erosion, changing customer preferences and evolving regulatory standards. Increased competition could result in significant price competition, reduced revenues or lower profit margins. Many of our competitors and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, and manufacturing and human resources, name recognition and experience than we do. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our products or that will achieve greater market acceptance than our products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize potential products;

•	withstand price competition more successfully than us;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of prospective customers better than us; and

•	take advantage of acquisitions or other opportunities more readily than us.

Competitors may offer enhancements to existing products, or offer new products based on new technologies, industry standards or customer requirements that are available to customers on a more timely basis than comparable products from our company or that have the potential to replace or provide lower cost alternatives to our products. The introduction of enhancements or new products by competitors could render our existing and future products obsolete or unmarketable. Each of these factors could have a material adverse effect on our company’s business, financial condition and results of operations.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

Our success depends, in part, upon our ability to maintain and gain market acceptance of our products. To be accepted, these products must meet the quality, technical performance and price requirements of our customers and potential customers. The wastewater treatment and power generation industries are currently fragmented with many competitors developing different technologies. Some of these technologies may not gain market acceptance.  In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products, which market acceptance is critical to meeting our financial targets.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. It will also require the ability to provide excellent customer service. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

Successful commercialization of current and future products will require us to maintain a high level of technical expertise.

To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of target customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

•	establish and effectively defend our intellectual property; and

•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

Risks Related to Our Common Shares

There may be a limited public market for our common shares, and the ability of our stockholders to dispose of their shares of Common Stock may be limited.

We cannot foresee the degree of liquidity that will be associated with our common shares. A holder of our common shares may not be able to liquidate his, her or its investment in a short time period or at the market prices that currently exist at the time the holder decides to sell. The market price for our Common Stock may fluctuate in the future, and such volatility may bear no relation to our performance.

The exercise of options and warrants, the conversion of preferred Stock and other issuances of shares of Common Stock or securities convertible into Common Stock will dilute your interest.

As of August 18, 2011, there were (i) outstanding options to purchase an aggregate of 20,174,727 shares of our Common Stock at a weighted-average exercise price of $0.46 per share, (ii) warrants outstanding to purchase 111,695,444 shares of our Common Stock at a weighted average exercise price of $0.37 per share, (iii) convertible promissory notes with an aggregate principal amount of $1,786,762 convertible into 3,573,523 shares of Common Stock, and (iv) shares of Preferred Stock convertible into 116,858,264 shares of Common Stock.   The exercise of options and warrants or the conversion of notes or Preferred Stock at prices below the market price of our Common Stock could adversely affect the price of shares of our Common Stock. Additional dilution may result from the issuance of shares of our capital stock in connection with acquisitions or in connection with financing efforts.

Any issuance of our Common Stock (other than issuances solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split), will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our Common Stock in the future and those options or warrants are exercised, or if we issue restricted stock, stockholders may experience further dilution.

Penny Stock Regulation

Broker−dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Commission. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker−dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker−dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker−dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker−dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Since the Company’s securities are subject to the penny stock rules, investors in the Company may find it more difficult to sell their securities.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker−dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high−pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid−ask differential and markups by selling broker dealers; and (v) the wholesale dumping of the same securities by promoters and broker−dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market.

Although we do not expect to be in a position to dictate the behavior of the market or of broker−dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "project," "could," "intend," "target" and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	we are an early stage company and have a history of incurring losses;

•	our ability to remain competitive in the markets we serve;

•	the effects of future economic, business and market conditions;

•	general economic and capital market conditions and our ability to obtain additional funding;

•	our ability to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability;

•	our ability to establish effective internal controls over our financial reporting;

•	risks relating to the transaction of business internationally;

•	our failure to realize anticipated benefits from acquisitions or the possibility that such acquisitions could adversely affect us, and risks relating to the prospects for future acquisitions;

•	the loss of key employees and the ability to retain and attract key personnel, including technical and managerial personnel;

•	quarterly and annual fluctuations;

•	investments in research and development;

•	protection and enforcement or our intellectual property rights and proprietary technologies;

•	costs associated with potential intellectual property infringement claims asserted by third parties;

•	the loss of one or more of our significant customers, or the diminished demand for our products;

•	our dependence on contract manufacturing and outsourced supply chain, as well as the costs of materials;

•	the effects of war, terrorism, natural disasters or other catastrophic events;

•	our success at managing the risks involved in the foregoing items; and

•	other risks and uncertainties, including those listed under the heading "Risk Factors" in this prospectus.

The forward-looking statements are based upon management's beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Any investor should consider all risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, or the SEC, described below under the heading "Where You Can Find More Information," all of which is accessible on the SEC's website at www.sec.gov.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our Common Stock is currently traded on the Over-the-Counter Bulletin Board under the symbol "TMEN.OB."  From June 2, 2009 through October 27, 2010, our Common Stock was traded in the over-the-counter market on pink sheets.  The table below sets forth the high and low prices per share of our Common Stock for the periods specified.  As of August 18, 2011 we had 56,867,098 shares of Common Stock issued and outstanding, held by approximately 1,190 record holders.

	Sale Price Per Share of Common Stock
	High	Low
2009
First Quarter	$0.80	$0.27
Second Quarter	$0.70	$0.22
Third Quarter	$0.41	$0.25
Fourth Quarter	$0.42	$0.24

2010
First Quarter	$0.59	$0.22
Second Quarter	$0.56	$0.28
Third Quarter	$0.44	$0.265
Fourth Quarter	$0.48	$0.20

2011
First Quarter	$0.35	$0.16
Second Quarter	$0.32	$0.11
Third Quarter (through August 15, 2011)	$0.25	$0.15

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and to expand our business.

BUSINESS

Overview

We are a diversified technologies company engaged in the worldwide commercialization of advanced municipal and industrial wastewater treatment systems and carbon reducing power generation technologies.

Our wastewater treatment systems are based on our proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  Our CAST systems not only meet local, state and federal environmental regulations, but typically provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations.  Our patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable.  Our wastewater treatment systems have applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater.  The CAST platform technology is owned by our subsidiary, CASTion Corporation (“CASTion”).

We are also the owner of a patented pressurized oxycombustion technology known as the Zero Emission Boiler System (“ZEBS™”), which converts fossil fuels (including coal, oil and natural gas) and biomass into electricity without producing air emissions while removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse.  This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with no emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology.  The ZEBS™ technology is consolidated in our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”).  We own 85% of TEPS; Alexander Fassbender, a former officer, owns 7.5% of TEPS; and the remaining 7.5% is owned by an unrelated third party.  On February 23, 2009, TEPS established a joint venture with Babcock Power, Inc. called Babcock-Thermo Clean Combustion LLC ("BTCC") to commercialize the ZEBS™ process.  TEPS granted BTCC an exclusive worldwide license to commercialize the ZEBS technology.

ZEBS™ and the water technologies are collectively referred to as the “Technologies.”  The economic and environmental benefits of our technologies represent a significant advancement in these key infrastructure industries.  Additional information can be found on our website at www.thermoenergy.com.

We were founded in 1988, are incorporated under the laws of the State of Delaware, and have been a public company since 1992.  Our Common Stock is traded on the OTC Bulletin Board under the stock symbol TMEN.OB.

Industry Background

There are many federal, state and local statutes and regulations enacted to protect and restore water and air quality.  Federal legislation directed at improving water quality include programs established under the Clean Water Act of 1977, as amended, the Coastal Zone Management Act of 1972, as amended, the 1990 and 1996 Farm Bills, the Ocean Dumping Ban Act, and the Clean Water and Watershed Restoration Initiative.  The regulations established under these programs are intended to improve existing water quality programs.  In order to comply with these regulations, industrial, agricultural and municipal wastewater treatment facilities are seeking more cost-effective methods of wastewater treatment and power generation.

Historically, industrial companies would "treat and dispose" of wastewater created in their manufacturing or operating processes. Given the increasing need to reduce operating costs to be competitive, industrial companies are implementing "treat and recover" technologies such as our CAST technology.  CAST technology is also used in the “treat and dispose” markets.

Notwithstanding the uncertainty created by these regulatory and economic initiatives, we believe that ZEBS™ will provide an economical and environmentally friendly solution for building new power plants and retrofitting existing power plants without any new government legislation.

Our Technologies are very attractive in the global marketplace, where clean water and clean air regulations of some countries are more stringent than those in effect in the United States.  The marketability of the ZEBS™ technology was significantly expanded with the ratification of the Kyoto Protocol by 141 nations, which took effect in February of 2005.  As the Kyoto Protocol emission reductions are phased in through 2012, many older coal-fired power plants will be among the first affected by the new regulations.  Many of these plants utilize boiler designs that are 20 years old or more, making any upgrade using conventional combustion technology highly improbable.  Collectively, these plants represent an enormous sunk-cost for utilities and industry, creating an ideal opportunity for any new retrofit technology that could potentially keep these plants operational.  While there are a number of post-combustion carbon capture technologies currently under development, management is unaware of any other primary combustion technology currently available or nearing commercial deployment capable of achieving zero air emissions as well as capturing greater than 95% of carbon dioxide. There can be no assurance, however, that a competing technology or technologies will not be developed in the future or that the passage of more stringent clean air requirements will result in our Technologies being used in either the United States or abroad, or that the current trend of domestic and international environmental legislation will continue.

Growth Strategy

Our business model is based on 1) new construction or retrofitting of existing wastewater treatment plants for federal, state and municipal governments, industrial clients as well as power generation plants for public and/or merchant utilities worldwide, 2) privatization contracts where we will build and operate, or build, own and operate municipal and/or industrial wastewater treatment and power plants, and 3) the generation and sale of emission credits for emissions including nitrogen, carbon and mercury either directly to end-users or via established public exchanges.  In instances where the client has sufficient skill to design, build and operate our technologies, we will enter into collaborative working relationships such as joint ventures, licenses and other similar agreements with companies that are well-established in our targeted markets, and can greatly expedite the commercialization of our technologies.

We believe many of these markets represent suitable opportunities for us to implement our business model of design, build, own and operate ("DBOO") wastewater facilities over a contracted period (anticipated to be a 5-20 year period).  Alternatively, we may license the Technologies to the client and enter into an operating contract for municipal-owned systems utilizing our Technologies over a similar time period.  Under these arrangements, we would seek to generate revenues and profits from a per unit tolling fee on the volume of waste processed by our Technologies, as well as from the projected sale of the commodity byproducts (i.e. the high-energy fuel generated by ThermoFuel, the ammonium sulfate generated by ARP or selling the electricity and/or process steam produced using the high-energy fuel as a feedstock to the municipality or the local power grid.)

Our long-term growth strategy also includes the acquisition of other companies whose products or services are related to our core businesses.  Ideally, these candidate companies would (a) already be a well-established participant in one or more of our targeted markets; (b) have ongoing revenues and profits; and (c) bring additional administrative and technical skills and expertise needed for us to achieve our corporate mission and continue our growth.

Technology and Research and Development

We own or license all of our Technologies, including the Technologies discussed previously and below in this document. Our product engineering and research and development expenses were $466,000 and $916,000 for the fiscal years ended December 31, 2010 and 2009, respectively, and $145,000 for the six months ended June 30, 2011.

Products

Water Technologies

Our management team has focused the Company on our proprietary CAST and R-CAST technologies (described below) in our intellectual property portfolio pertaining to wastewater.  The Company’s wastewater technologies offer industrial, agricultural and municipal clients superior economic and process advantages over conventional wastewater treatment methods.  The Company’s water technologies include the following:

CASTion’s CAST, R-CAST and Proprietary Water Technologies

Our proprietary Controlled Atmosphere Separation Technology (“CAST” and “R-CAST”) systems can be utilized as an effective stand-alone wastewater or chemical recovery system, or as part of an integrated plant-wide recovery solution.  The CAST wastewater and chemistry recovery system reduces and/or eliminates costly disposal of hazardous waste or process effluent.  When used in a Zero-Liquid-Discharge (“ZLD”) application, we can recover nearly 90% of a customer’s valuable chemical resources or wastewater for immediate disposal, reuse or recycling at our customer’s facility.  CAST concentrates mixed hazardous waste down to as little as 5% of its original volume for economical disposal or reclaim.  CASTion’s water technologies fall into three major categories:

•	Compliance Systems – designed to meet strict local and federal regulatory mandates;
•	Primary Recovery Systems – designed to treat the majority of an operation’s wastewater for reuse and concentrate the contaminants; and

•	Final Recovery Systems – designed to treat the remaining concentrate contaminants for disposal or additional processing to achieve zero liquid discharge.

Systems integration is key to the success of any treatment or recovery project.  Because of this, we provide significant value as a turnkey solution provider, thereby ensuring these “state-of-the-art” technologies operate effectively.

Turbo CAST

Turbo CAST is specifically designed for use in areas where energy costs are high and in applications where there are high wastewater flows. Turbo CAST incorporates the latest in heat recuperation technology that allows for the recovery of up to 90% of the thermal energy used in the system. Turbo CAST opens up opportunities in several high flow industrial markets where previously we didn't have a competitive solution. By combining vapor recompression technology with a vacuum assisted flash distillation process, this solution offers a highly energy efficient, very simple to operate system that reduces operating costs. Turbo CAST can be retrofitted to our existing CAST systems improving  energy performance significantly.

Mobile CAST 2500

The Mobile CAST 2500 is a completely self-contained wastewater processing system that uses the company’s CAST® platform technology. The unit is capable of treating 2,500 gallons per day of wastewater.  The Mobile CAST 2500 can be deployed on-site for a range of applications, including:  metals recovery, airport deicing fluid dewatering and recovery, antifreeze dewatering and recovery, biological oxygen demand (BOD) reduction, and ammonia (nitrogen) recovery. It also facilitates on-site pilot testing that accelerates the company's sales cycle.

ARP

Our patented Ammonia Recovery Process (“ARP”) captures ammonia from dilute waste streams and converts it into ammonium sulfate, a commercial grade fertilizer, which can be utilized in agricultural markets worldwide.  The ARP technology has been proven in more than 150 pilot tests.

ARP is a physical/chemical process, comprised of various patented and/or proprietary components, designed to remove and recover ammonia from aqueous waste streams.  In large-scale field demonstration as well as laboratory tests, ARP has been proven to be a reliable, low-cost, environmentally effective method of treating wastewater discharge streams containing nitrogen in the form of ammonia.  The ARP separates ammonia out of wastewater discharge streams from municipal, industrial and agricultural waste via RCAST and converts it into standard, commercial-grade, ammonium sulfate fertilizer.  We are targeting one such ammonia stream called "centrate"; a liquid product resulting from centrifuging anaerobically digested sewage, sludge or animal waste.  Ammonia concentrations found in centrate ranges from approximately 300 to 3,000 parts per million.  Such plants generate primary and waste activated sludges which are typically treated with anaerobic digestion and then dewatered.  In the anaerobic digestion process, more than half of the nitrogen in organic nitrogen compounds is converted into ammonia.

Once the anaerobically digested sludge is dewatered, the organically bound nitrogen stays with the sludge solids while virtually all of the aqueous ammonia stays with the water portion or centrate.  This centrate is typically recycled to the front of the wastewater treatment plant.  ARP treats the centrate as a relatively concentrated ammonia stream and returns a very low ammonia stream to the plant that is well below regulatory requirements.  This reduction in the nitrogen load on the plant can increase the overall plant through-put by up to 30%.  The removed and concentrated ammonia can thereafter be converted into ammonium sulfate, a commercial-grade fertilizer.  The primary markets for ARP are municipal and industrial wastewater treatment and the treatment of wastewater discharge from large concentrated animal farming operations, including dairy, pork, beef and poultry facilities.

 On May 11, 2010 we signed a contract with the New York City Department of Environmental Protection (“NYCDEP”) relating to the ThermoEnergy Ammonia Removal Process System at the 26th Ward waste water pollution control plant (the “Contract”).  The proceeds expected under the Contract are estimated to be $27.1 million.

Under the Contract, we have been engaged by NYCDEP to (a) provide engineering and design services with respect to the rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems at the 26th Ward wastewater pollution control plant, (b) supply and install our proprietary ARP equipment (the “System”) at the 26th Ward wastewater pollution control plant, and (c) operate and maintain the System at the 26th Ward wastewater pollution control plant for a period of twelve months.  We are presently obligated to complete our services under the Contract on or before December 24, 2013.

The first phase of the Contract is for engineering and design services related to the rehabilitation of the Cake Storage Building and miscellaneous systems.  We are to be paid $5.8 million for this phase of the Contract, payable in installments upon achieving certain milestones.  The second phase of the Contract is for the supply and installation of the System.  We are to be paid $13.4 million for this phase of the Contract, payable in installments relating to the progress of the project.  The last phase is for operation and maintenance of the System.  We are to be paid $2.3 million for this phase of the Contract, payable in twelve equal monthly installments.  In addition, we will be reimbursed, on a monthly basis, for our costs related to chemicals and reagents used in the System and the handling, storage and transportation of byproducts of the System (including internal costs and overhead), estimated to be $5.6 million.

As of this filing, we have met all 60% design milestones and some 100% design milestones as defined in the first phase of the Contract.  We expect to substantially complete the first phase of the Contract by the end of the second quarter of 2011 and begin the second phase of the Contract at that time.  We believe that, based upon the terms of the ARP contract, we will be able to meet the operational requirements of the Contract.  If the 26th Ward facility meets certain predetermined process and economic efficiencies, we intend to pursue additional contracts with New York City with respect to other facilities that need to meet the terms of a Consent Decree entered against the city in 2002 pursuant to which the city is required to develop a plan to upgrade the plants to meet specific ammonia discharge limits set forth in the Consent Decree.

Thousands of tons of nitrogen, in the form of ammonia, are being discharged into local waterways every day by wastewater treatment plants throughout the United States and around the world.  Many states, as well as the federal government, have begun to regulate the amount of ammonia discharged to protect the environment.  While ammonia, in small amounts, is present in many industrial and household products, it is harmful to human health and extremely toxic to aquatic life in large doses.  The presence of ammonia in waterways and aquifers creates conditions resulting in the creation of “Dead Zones”; areas within a body of water where fish and shellfish cannot live.  Currently, there are over 140 Dead Zones throughout the world, including some of the nation’s leading bodies of water such as the Chesapeake Bay, Long Island Sound, Puget Sound, Gulf of Mexico and Narragansett Bay, among others.

Thermo ARP™

We recently developed a new, high-efficiency process for recovering nutrients from wastewater called Thermo ARP™.  Thermo ARP™ is specifically designed for use with industrial, agricultural and municipal anaerobic digesters where the wastewater stream requires a simpler treatment strategy.  Based on our proprietary CAST technology platform, Thermo ARP™ uniquely combines heat and flash vacuum distillation to deliver the lowest cost per pound of nitrogen removed when compared with any digestate treatment technology on the market today.  For industrial, agricultural and municipal high rate anaerobic digesters, Thermo ARP™ has a treatment cost per pound of nitrogen removed that is materially less than that of the most efficient competing technologies.  Both ARP and Thermo ARP™ have the economic and environmental advantage of recovering nitrogen as a fertilizer.  Users of this technology can generate revenue from the sale of fertilizer and combine that revenue with nutrient credits now offered in several states to reduce the cost of operating the system and can accelerate payback on the equipment investment.

Other water technologies in our portfolio include:

ThermoFuel

The ThermoFuel Process ("TFP") is a renewable energy process that converts digested or waste-activated sewage sludge (biosolids) into a high-energy fuel that can be converted into electricity for use on-site (or exported to the local power grid) or sold as a low-cost feedstock to third party industrial clients.  TFP provides a cost-effective solution for biosolids disposal for municipal wastewater treatment.  TFP integrates advanced primary sludge digestion with hydrothermal treatment of waste-activated sludge to expand the capacity of existing municipal wastewater facilities.  TFP is designed to be a compact, environmentally effective method of upgrading existing wastewater treatment plants to Exceptional Quality (“EQ”) Class A biosolids production without the use of storage tanks, ponds or lagoons, as is common practice for municipal wastewater facilities.  EQ Class A biosolids denote the least health risk of human exposure as defined in the 40 CFR Part 503 Risk Assessment study of the United States Environmental Protection Agency (“EPA”).  Over 95% of all municipal wastewater treatment plants in the U.S. currently produce Class B biosolids.  These biosolids do not meet required pathogen and vector attraction reduction requirements and, as such, pose a potential health risk in the event of direct human contact.  The high energy and low moisture content of TFP fuel make it suitable for use as a fuel substitute or blending agent for power plants, municipal solid waste incinerators, cement kilns and similar applications.  The U.S. Patent & Trademark Office issued a patent for the Sewage Treatment System process on March 17, 2005.  TFP is covered in the same license as Enhanced Biogas.

TFP can be utilized as a stand-alone system or combined with our ARP or Enhanced Biogas Production technologies (described below) to provide a comprehensive and cost-effective method of upgrading existing wastewater treatment plants to produce 100% EQ Class A biosolids; a product which can then be safely applied to expired land, such as a landfill or mining reclamation, or converted on-site to energy via a gasification plant or boiler.  ThermoFuel allows wastewater treatment plant operators to control the incoming waste stream entirely on-site, with only clean water and saleable commodities leaving the plant.  The primary target markets for ThermoFuel are municipal and industrial wastewater treatment facilities.

Enhanced Biogas Production

Our Enhanced Biogas Production process is a cost-effective method of processing and treating animal waste from concentrated animal farming that improves the efficiency of aerobic or anaerobic digesters in conventional wastewater treatment plants.  Our process retrofits existing wastewater treatment plants to recover excess ammonia from the digesters, making the plant run more efficiently.  Through this process, waste is converted into two saleable commodities:  Energy in the form of methane, and ammonium sulfate, a commercial-grade fertilizer.  It can be used as a stand-alone technology, together with our ARP technology, and/or together with our ThermoFuel process.  It can also be implemented with the Temperature Phased Anaerobic Digestion technology used by wastewater treatment plant operators to make more biogas and destroy pathogens.  Temperature phasing is a relatively new method adopted by wastewater treatment plant operators that uses two phases of anaerobic digestion.  In the high temperature phase, (around 120-140ºF) waste solids are disinfected and conditioned to reduce pathogens below threshold levels and solubilize some of the solids during the digestion phase.  In the lower temperature phase, (around 90-100ºF) waste solids already reduced in the first phase are more completely broken down to generate additional biogas at lower energy costs.

The Enhanced Biogas Production process is currently protected by patents that we license exclusively.  Under the terms of the license agreement, (the “Agreement”) at the time when cumulative sales of the licensed products exceed $20 million, we agree to pay 1% of the net sales thereafter (as defined in the Agreement).  We may assign or transfer the Agreement to third parties with the licensee’s consent, not to be unreasonably withheld.

Energy Technologies

In addition to our Water Technologies, we are developing a new, advanced power plant design with our joint venture partner, Babcock Power, Inc., that offers a cost-effective and environmentally responsible solution to both carbon capture and global warming.  The power technology is described below.

ZEBS™

Zero Emission Boiler System, or “ZEBS™” process, represents a novel thermodynamic approach in power plant design.  Based on reliable oxyfuel chemistry, it combines the combustion of carbonaceous fuels (coal, oil, natural gas or biomass) with essentially complete recovery of all by-products, including NOx, SOx, mercury, particulates and carbon dioxide (CO2), which can then be used for sequestration or beneficial reuse.  The key element that differentiates ZEBS™ from conventional oxy-fuel designs is that combustion shifts the temperatures at which water, CO2, mercury and acid gases condense.  Gas-to-liquid nucleate condensation physics is then used to collect and remove the pollutants, while CO2 is recovered as a liquid through direct condensation to reduce harmful air emissions of acid gases, mercury, soot and CO2.  ZEBS™ is well-suited for new construction and offers a cost-effective way to upgrade many existing coal-fired power plants to zero air emission/carbon capture status.

The primary markets for the ZEBS™ process will be power generation plants for electric utilities and combined heat and power plants for industrial clients, many of which produce waste by-products that can be used as a feedstock for ZEBS™.  Some of the industries in which ZEBS™ can be utilized include oil refineries, petrochemical processing plants and pulp and paper mills.  In March 2001, ThermoEnergy Power Systems was granted U.S. Patent Nos. 6,196,000 and 6,918,253 for the ZEBS™ process.  We also received patents relating to the ZEBS™ process in Australia, China, India, Mexico, Poland, Romania, the Russian Federation and South Africa.  Foreign patent applications have also been filed in Canada and the European Patent Office.

Customers

We have approximately 70 CAST wastewater treatment systems deployed worldwide, mostly in the United States. We sell our systems to both small and large businesses, as well as to municipalities. Historically, companies in the Fortune 1000 rankings have accounted for approximately 28% of units sold; these customers include Valero, Proctor & Gamble, General Electric and Caterpillar. Historically, municipalities, including the New York City Department of Environmental Protection, have accounted for approximately 2% of units sold. The remaining 70% of units were sold to mid- and smaller-sized companies. All of our revenues in 2010 and 2009 came from the U.S. and the bulk of revenues in each year were generated by a single customer.

URS Corporation was our largest customer during the fiscal year ended December 31, 2009, representing approximately 85% of our total revenues. The City of New York Department of Environmental Protection was our largest customer during the fiscal year ended December 31, 2010 and the six months ended June 30, 2011, representing approximately 48% and 70% of our total revenues, respectively.

Manufacturing

We design, manufacture, and service our products from our 20,000 square foot facility at 10 New Bond Street, Worcester, Massachusetts.  We have expansion options available at our present location in the future.  We primarily utilize commercially available or off-the-shelf parts such as pumps, heat exchangers, vacuum vessels, and other balance of plant materials to produce our proprietary solutions for our customers. No single vendor holds a sole source contract nor represents a significant portion of our standard supply chain. We believe we could find alternative suppliers at competitive cost should any of our current suppliers be unable to fulfill our needs.

Sales, Marketing and Technical Support

We primarily sell our products through our direct sales force supported by a network of manufacturer representatives in the U.S. and internationally. Our sales force works closely with our field application engineers, business development and marketing teams in an integrated approach to address a customer's current and future needs. The support provided by our field application engineers is critical in the product qualification stage. Many customers have custom requirements to consider. We also sell through or with strategic partners such as AECOM and Contego Systems on larger, long-term municipal and industrial opportunities.

We have actively communicated our solutions and brands through participation at trade shows and industry conferences, publication of research papers, byline articles in trade media, in interactive media, interactions with industry press and analysts, press releases, our company website, as well as through print and electronic sales material.

Competition

Our Technologies enable the wastewater treatment and power generation industries to comply with state and federal clean water and clean air regulatory requirements while reducing their cost of operations.  We believe that these industries are dominated by process methods developed in the 1940s and 1950s, with only minor improvements since that time.  It is our belief that local, state and federal regulatory mandates, as well as amendments to previously enacted clean water regulations (see Government Regulation, below) have rendered the majority of these process methods ineffective, either from an economic or process efficiency standpoint, in meeting these mandates, especially as they relate to greenhouse gas ("GHG") reduction.  Yet conventional wisdom continues to enable these technologies to compete with our Technologies for a share of the wastewater treatment market.  Competitive factors affecting us include entrenchment and familiarity of the older technologies within our target markets.  Likewise, individuals with purchasing authority within our target markets are not as familiar with our Technologies and may be hesitant to adopt them in their municipal or industrial facilities.  Plant operators have attempted to meet the regulatory requirements by optimizing existing process methods rather than adopting new technologies, including ours.  The cost of developing new technologies and the ability of new companies to enter the wastewater treatment and power generation industries are barriers to entry for new or developing companies.  The established companies in the wastewater treatment and power generation markets who attempt to meet the regulatory mandates by modifying conventional technologies comprise our principal competition.  However, there can be no assurance that there will not be additional competitors in the future or that such competitors will not develop technologies that are superior to ours.

We believe the principal competitive factors impacting our solutions are:

•	product performance;

•	price to performance characteristics;

•	delivery performance and lead times;

•	time to market;

•	breadth of product solutions;

•	sales, technical and post-sales service and support;

•	technical partnerships in early stages of product development;

•	sales channels; and

•	ability to drive standards and comply with new industry regulations.

Patents and Other Intellectual Property Rights

We own or license all of our Technologies, including the Technologies discussed previously in this document.

We rely on patent, trademark, copyright and trade secret laws and internal controls and procedures to protect our technology. We believe that a robust technology portfolio that is assessed and refreshed periodically is an essential element of our business strategy. We believe that our success will depend in part on our ability to:

•	Obtain patent and other proprietary protection for the technology and processes that we develop;

•	Enforce and defend patents and other rights in technology, once obtained;

•	Operate without infringing the patent and proprietary rights of third parties; and

•	Preserve our company's trade secrets.

We presently have been issued approximately twelve patents and have eight patent applications are pending. Patents have been issued in various countries with the main concentration in the United States. Our existing significant U.S. patents will expire between 2021 and 2027.

We take extensive measures to protect our intellectual property rights and information. For example, every employee enters into a confidential information, non-competition and invention assignment agreement with us when they join and are reminded of their responsibilities when they leave. We also enter into and enforce a confidential information and invention assignment agreement with contractors.

We own or license patents and pending patents covering technologies relating to:

•	ARP - Ammonia removal from a stream

•	ZEBS™ - Thermodynamic efficiency and pollution control

•	Enhanced biogas recovery and production

Although we believe our patent portfolio is a valuable asset, the discoveries or technologies covered by the patents, patent applications or licenses may not have commercial value. Issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop technology having effects similar or identical to our patented technology.

We periodically evaluate our patent portfolio based on our assessment of the value of the patents and the cost of maintaining such patents, and may choose from time to time to let various patents lapse, terminate or be sold.

Employees

As of June 30, 2011, we had 28 employees, including 4 in manufacturing, 8 in engineering, 9 in sales and marketing, and 7 in general and administrative.  All of our employees were full-time employees, located primarily in our Worcester, MA fabrication facility and our corporate headquarters in Little Rock, AR.  None of our employees are represented by a labor union.  We have experienced no work stoppages, and management believes our employee relationships are generally good.

Facilities

Our principal executive offices are located at 124 West Capitol Avenue, Suite 880, Little Rock, Arkansas, where we lease approximately 1,200 square feet from an unaffiliated third party under a three year lease.  We also lease approximately 20,000 square feet of space under a five year lease in Worcester, Massachusetts from an unaffiliated third party.  In the event either of these leases is not extended or renewed, we believe that we can find comparable facilities in the same geographic area at lease rates comparable to those we currently pay.  We do not own any real property.

Environmental

Our operations involve the use, generation and disposal of hazardous substances and are regulated under federal, state, and local laws governing health and safety and the environment.  Our compliance costs were less than $100,000 in the years ended December 31, 2010 and 2009, and less than $50,000 for the six month period ended June 30, 2011. We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be completely eliminated.

Legal Proceedings

From time to time, we may become subject to various legal proceedings that are incidental to the ordinary conduct of our business. We are not currently party to any material legal proceedings.

Government Regulations

We are subject to federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations.  We regularly assess our compliance with environmental laws and management of environmental matters.  We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes for the year ended December 31, 2010 and for the three and six month periods ended June 30, 2011, which are included in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions.  Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors," "Special Cautionary Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Overview

We are a diversified technologies company engaged in the worldwide commercialization of advanced municipal and industrial wastewater treatment systems and carbon reducing power generation technologies.

Our wastewater treatment systems not only meet local, state and federal environmental regulations, but typically provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations.

We are also the owner of a patented pressurized oxycombustion technology known as the Zero Emissions Boiler System (“ZEBS™”), which converts fossil fuels (including coal, oil and natural gas) and biomass into electricity without producing air emissions, and at the same time removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse.  This technology can be used to build new or retrofit old fossil fuel power plants globally with no emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology.  We, through our majority-owned subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”), entered into a joint venture with Babcock Power, Inc. called Babcock-Thermo Clean Combustion  LLC ("BTCC") in 2009 to obtain the resources necessary to facilitate the development and commercialization of this technology.

We currently generate revenues from the sale and development of wastewater treatment systems. We enter into contracts with our customers to provide a wastewater treatment solution that meets the customer’s present and future needs. Our revenues are tied to the size and scale of the wastewater treatment system required by the customer, as well as the progress made on each customer contract.

Historically we marketed and sold our products in North America. In 2011, we began marketing and selling our products in Asia and Europe. These marketing and sales activities are performed by our direct sales force and authorized independent sales representatives.

We have made significant progress over the past year in resolving our past legal and financial issues, strengthening our balance sheet, hiring key management personnel and building our business for future growth. However, we have incurred net losses and negative cash flows from operations since inception. We incurred net losses of $5.5 million for the six-month period ended June 30, 2011 and $9.9 million for the year ended December 31, 2010. Cash outflows from operations totaled $3.4 million for the six-month period ended June 30, 2011 and $5.6 million and for the year ended December 31, 2010.  As a result, we will require additional capital to continue to fund our operations.

Research and Development

We own or license all of the Technologies that we use in our business.

We conduct research and development of water/wastewater treatment products and services in a number of areas including testing various waste streams for potential clients and other third parties, Chemcad and Aspen modeling for the ZEBS™ process, centrate testing related to the Company’s New York project and Ammonia Recovery Process (“ARP”) flow modifications.  In addition, we will continue to participate in joint research and development activities with Babcock Power, Inc. through our BTCC joint venture.

Critical Accounting Policies and Estimates

We have identified the policies and estimates below as critical to our current and future business operations and the understanding of our results of operations. These policies and estimates are considered "critical" because they either had a material impact or they have the potential to have a material impact on our financial statements, and because they require significant judgments, assumptions or estimates. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect both the results of operations as well as the carrying values of our assets and liabilities. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We base estimates on historical experience and/or on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the financial statements that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, making it possible that a change in these estimates could occur in the near term. Set forth below is a summary of our most critical accounting policies.

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of ThermoEnergy and our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

The 15% third party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements.

Revenue recognition

Revenues from fixed-price contracts are recognized on the percentage of completion method, measured by the percentage of costs incurred to total estimated costs.  Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.  Selling and general and administrative costs are charged to expense as incurred.  Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which revisions are determined.

In circumstances when we cannot estimate the final outcome of a contract, or when we cannot reasonably estimate revenue, we utilize the percentage-of-completion method based on a zero profit margin until more precise estimates can be made.  If and when we can make more precise estimates, revenues will be adjusted accordingly and recorded as a change in an accounting estimate.

Billings in excess of costs and estimated earnings on uncompleted contracts, which amounted to $107,000 and $0 at March 31, 2011 and December 31, 2010, respectively, represent amounts billed in excess of revenues earned and are included in deferred revenue.

Cash and cash equivalents

We place our cash and cash equivalents in highly rated financial institutions, which are continually reviewed by senior management for financial stability.  Effective December 31, 2010, extending through December 31, 2012, all “noninterest-bearing transaction accounts” are fully insured, regardless of the balance of the account.  Generally our cash and cash equivalents in interest-bearing accounts exceeds financial depository insurance limits.  However, we have not experienced any losses in such accounts and believe that our cash and cash equivalents are not exposed to significant credit risk.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value.  Receivables related to our contracts have realization and liquidation periods of less than one year and are therefore classified as current.  The method for estimating our allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions.  Amounts considered uncollectible are written off based on the specific customer balance outstanding.  The allowance for doubtful accounts totaled $9,000 at March 31, 2011 and December 31, 2010.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method and consist primarily of raw materials and supplies.

We evaluate our inventory for excess quantities and obsolescence on an annual basis.  In preparing our evaluation, we look at the expected demand for our products for the next three to twelve months.  Based on this evaluation, we establish and maintain a reserve so that inventory is appropriately stated at the lower of cost or net realizable value.  The Company recorded provisions for inventory reserves of $0 for the three-month period ended March 31, 2011 and $9,000 for the year ended December 31, 2010.  Inventory reserves totaled $83,000 at March 31, 2011 and December 31, 2010.

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset.  Depreciation is computed using the straight-line method.  We evaluate long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable.  If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

Contingencies

We accrue for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable.  Such estimates may be based on advice from third parties or on management’s judgment, as appropriate.  Revisions to payroll tax and other accrued expenses are reflected in income in the period in which different facts or information become known or circumstances change that affect our previous assumptions with respect to the likelihood or amount of loss.  Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

 Stock options

We account for stock options in accordance with Accounting Standards Codification (“ASC”) Topics 505 and 718, “Compensation – Stock Compensation”.  These topics require that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values on the measurement date, which is generally the date of grant.  Such cost is recognized over the vesting period of the awards.  We use the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Income taxes

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted rates and laws that will be in effect when the deferred tax assets or liabilities are expected to be realized or settled. A valuation allowance for deferred tax assets is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

We estimate contingent income tax liabilities based on the guidance for accounting for uncertain tax positions as prescribed in ASC Topic 740, "Income Taxes."  We use a two-step process to assess each income tax position.  We first determine whether it is more likely than not that the income tax position will be sustained, based on technical merits, upon examination by the taxing authorities.  If the income tax position is expected to meet the more likely than not criteria, we then record the benefit in the financial statements that equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.  At March 31, 2011 and December 31, 2010, there are no uncertain tax positions that require accrual.

Series B Convertible Preferred Stock

We account for our Series B Convertible Preferred Stock by first allocating the proceeds based on the relative fair value of the Series B Convertible Preferred Stock and the warrants issued to the investors, and then to any beneficial conversion features contained in the Preferred Stock.  We determined the initial value of the Series B Convertible Preferred Stock and investor warrants using valuation models we consider to be appropriate.  Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of our consolidated balance sheets.  The value of the warrants and beneficial conversion features are considered a “deemed dividend” and are added as a component of net loss attributable to common stockholders on our consolidated statements of operations.

Effect of New Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" (“ASU 2010-06”).  ASU 2010-06 amended certain provisions of ASC 820-10 by requiring additional disclosures for transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring fair value measurement disclosures for each class of assets and liabilities in addition to disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3.  The adoption did not have a material impact on our financial statements or disclosures, as we did not have any financial instruments valued using Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure.  Certain provisions of ASU 2010-06 are effective for the fiscal year beginning January 1, 2011.  These provisions will require us to present separately information on all purchases, sales, issuances, and settlements of financial instruments valued using significant unobservable inputs (Level 3) in the reconciliation for fair value measurements.  We do not believe the adoption of the provisions of ASU 2010-06 in our fiscal year beginning January 1, 2011 will have a material impact on our financial statements or disclosures.

In April 2010, the FASB issued ASU No. 2010-17, “Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition.” (“ASU 2010-17”)  ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for certain research and development transactions.  Under this new guidance, a company can recognize as revenue consideration that is contingent upon achievement of a milestone in the period in which it is achieved, only if the milestone meets all criteria to be considered substantive.  This guidance will be effective on a prospective basis beginning January 1, 2011.  We have evaluated the potential impact of this standard and expect it will not have a material impact on our financial statements.

Results of Operations

The following table sets forth our consolidated results of operations for the fiscal years ended December 31, 2010 and December 31, 2009 as well as the three- and six-month periods ended June 30, 2011 and 2010, expressed in thousands of dollars.

	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2011	2010	2011	2010

Revenues	$2,874	$4,016	$1,434	$253	$2,382	$1,413
Less: cost of revenues	2,775	4,013	1,280	141	2,247	1,311
Gross profit	99	3	154	112	135	102

Operating Expenses:
General and administrative	5,824	4,578	1,300	1,331	2,696	2,453
Engineering, research and development	643	916	62	206	145	437
Sales and marketing	1,281	533	607	305	1,120	601
Total operating expenses	7,748	6,027	1,969	1,842	3,961	3,491

Loss from operations	(7,649)	(6,024)	(1,815)	(1,730)	(3,826)	(3,389)

Other income (expense):
Warrant expense	(107)	(1,925)	-	-	-	-
Gain on payroll tax settlement	2,263	-	-	-	-	-
Loss on extinguishment of debt	(614)	(3,285)	-	-	-	-
Derivative liability (expense) income	(293)	937	39	(3,071)	1,056	(2,956)
Equity in losses of joint venture	(74)	-	(182)	(64)	(269)	(64)
Interest and other expense, net	(3,376)	(2,687)	(1,027)	(717)	(2,488)	(1,161)

Total other income (expense)	(2,201)	(6,960)	(1,170)	(3,852)	(1,701)	(4,181)

Net loss	(9,850)	(12,984)	(2,985)	(5,582)	(5,527)	(7,570)
Net loss attributable to noncontrolling interest	-	-	27	-	40	-

Net loss attributable to Company	(9,850)	(12,984)	(2,958)	(5,582)	(5,487)	(7,570)
Deemed dividend on Series B Convertible Preferred Stock	(6,900)	(2,749)	(91)	-	(226)	-

Net loss attributable to Company's common stockholders	$(16,750)	$(15,733)	$(3,049)	$(5,582)	$(5,713)	$(7,570)

Certain prior year amounts have been reclassified to conform to current year classifications.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues for 2010 were $2,874,000 compared to $4,016,000 in 2009.  In 2009, we were in the middle stages of production on two large industrial contracts which comprised most of our revenues in 2009.  One of these contracts was substantially completed in the first quarter of 2010 while the other was substantially completed in the second quarter of 2010.  We started engineering and design work on our $27.1 million contract with NYCDEP in the third quarter of 2010.  This contract, along with other new contracts are expected to significantly increase revenues in 2011.

Gross profit increased to $99,000 (or 3.4% of revenues) in 2010 compared to gross profit of $3,000 (or 0.1% of revenues) in 2009.  The 2010 increase is due to profit recognized on our New York City municipal contract and on two industrial contracts, offset by $226,000 of underutilized production costs due to excess capacity.  In 2009, our project profits were offset by $326,000 of underutilized production costs due to excess capacity.  In each year, we maintained excess capacity in anticipation of higher levels of business.

General and administrative expenses totaled $5,824,000 in 2010, an increase of $1,246,000 compared to 2009, primarily due to non-cash stock option expense of $1,089,000 for options granted to our new Chief Executive Officer and Chief Financial Officer. Engineering, research and development expenses totaled $643,000 in 2010, a decrease of $273,000 compared to 2009.  The decrease is due to efforts by our engineering staff on the New York City contract, which are included in our cost of revenues in 2010.  Selling expenses totaled $1,281,000 in 2010, an increase of $748,000 compared to 2009.  The increase is due to increased sales headcount and focused efforts to build our sales pipeline.

As a result of the IRS accepting our Offer in Compromise in March 2011, we have recorded a gain on payroll tax settlement of $2.3 million in 2010.  Because of our various financing transactions, including debt issuances and the restructuring of convertible debt into preferred stock in 2010 and 2009, we recognized losses on the extinguishment of debt of $614,000 and $3,285,000 in 2010 and 2009, respectively, which is primarily related to amortization of debt discounts for beneficial conversion features and warrants issued with the various debt issuances.  Expenses related to the issuance of warrants totaled $107,000 in 2010, a decrease of $1,818,000 compared to 2009.  In 2010, we recorded an expense of $293,000 related to the net change in fair value on our derivative instruments. We recorded income on these derivative instruments totaling $937,000 in 2009.  Interest expense in 2010 totaled $3,376,000 in 2010, an increase of $689,000 compared to 2009, due to higher amortization of debt discounts and higher interest rates paid on our convertible notes in default in 2010.

Comparison of Quarters Ended June 30, 2011 and 2010

Revenues totaled $1,434,000 for the second quarter of 2011 compared to $253,000 for the second quarter of 2010. In the second quarter of 2011, we substantially completed production on one industrial contract and were in the later stages of engineering and design work on our $27.1 million contract with the New York City Department of Environmental Protection (“NYCDEP”). We expect to generate significant revenues from the NYCDEP contract in the third and fourth quarters of 2011. Revenues for the second quarter of 2010 were mainly derived from completing production on one large industrial contract.

Gross profit for the second quarter of 2011 was $154,000, an increase of $42,000 or 38% compared to the second quarter of 2010. Gross profit in 2011 relates mainly to work performed on the NYCDEP contract and new business in 2011, partially offset by $51,000 of costs for maintaining our production group to prepare for the manufacturing phase of our NYCDEP contract and other new business. Gross profit in 2010 was the result of recognizing gross profit on the completed industrial project.

General and administrative expenses decreased by $31,000 or 2% in the second quarter of 2011 compared to 2010, primarily due to a $243,000 decrease in stock option expenses and a $41,000 decrease in payroll-related expenses, offset by a $253,000 increase in legal, consulting and other professional service expenses primarily related to settling an employee lawsuit in April 2011.

Engineering, research and development expenses decreased by $144,000 or 70% in the quarter ended June 30, 2011 compared to 2010, as the majority of our engineering costs in 2011 related directly to our NYCDEP contract and were charged to Cost of Sales. Our engineering team did not incur any direct costs on projects in the second quarter of 2010.

Sales and marketing expenses increased by $302,000 or 99% in the second quarter of 2011 compared to 2010. This increase is due to $171,000 of additional expense in 2011 for increased sales headcount and focused efforts to increase our sales pipeline and $131,000 related to the commencement of international business development activities.

Changes in the fair value of our derivative warrant liabilities resulted in the recognition of derivative mark-to-market income of $39,000 in the second quarter of 2011 and mark-to-market loss of approximately $3.1 million in the second quarter of 2010. Income in the second quarter of 2011 relates primarily to the passage of time. The charge in 2010 primarily relates to the increase in our stock price at June 30, 2010 compared to March 31, 2010 and increasing the expected volatility rate assumption used as of June 30, 2010.

Interest and other expense increased during the second quarter of 2011 compared to 2010 by $310,000 due to amortization of debt discounts recognized upon amending our Convertible Notes and Bridge Notes in the first quarter of 2011.

We recognized losses related to our BTCC joint venture totaling $182,000 in the second quarter of 2011 compared to losses of $64,000 in the second quarter of 2010. The increase in losses were the direct result of BTCC investing in a dedicated full-time Chief Executive Officer in the beginning of 2011 and increasing its business development activity to market the ZEBS technology.

Comparison of Six-Month Periods Ended June 30, 2011 and 2010

Revenues totaled $2,382,000 for the first six months of 2011 compared to $1,413,000 for the first six months of 2010, an increase of $969,000 or 69%. We were in the later stages of engineering and design work on our $27.1 million contract with the NYCDEP during 2011, substantially completed production on one industrial contract and started installation work on an industrial contract for which production was completed in 2010. We completed production on two large industrial contracts in the first six months of 2010, which comprised most of our revenues.

Gross profit for the first six months of 2011 was $135,000, an increase of $33,000 or 32% compared to the first six months of 2010. Gross profit in 2011 relates mainly to work performed on the NYCDEP contract and new business in 2011, partially offset by $123,000 of costs for maintaining our production group to prepare for the manufacturing phase of our NYCDEP contract and other new business. Gross profit in 2010 was the result of recognizing gross profit on the two industrial projects completed by the end of the second quarter of 2010.

General and administrative expenses increased by $243,000 or 10% in the six-month period ended June 30, 2011 compared to 2010, due to a $599,000 increase in legal, consulting and other professional service expenses primarily related to settling an employee lawsuit in April 2011, offset primarily by a $307,000 decrease in stock option expenses.

Engineering, research and development expenses decreased by $292,000 or 67% in the six-month period ended June 30, 2011 compared to 2010, as the majority of our engineering costs related directly to our NYCDEP contract and were charged to Cost of Sales. Our engineering team did not incur any direct costs on projects in the first six months of 2010.

Sales and marketing expenses increased by $519,000 or 86% in the six-month period ended June 30, 2011 compared to 2010. This increase is due to $388,000 of additional expense in 2011 for increased sales headcount and focused efforts to increase our sales pipeline and $131,000 related to the commencement of international business development activities.

Changes in the fair value of our derivative warrant liabilities resulted in the recognition of derivative mark-to-market income of $1,056,000 and mark-to-market loss of approximately $3 million in the six-month periods ended June 30, 2011 and 2010, respectively. Income in 2011 relates primarily to a decrease in our stock price from December 31, 2010 to June 30, 2011 and the passage of time. The charge in 2010 primarily relates to the increase in our stock price at June 30, 2010 compared to December 31, 2009 and increasing the expected volatility rate assumption used as of June 30, 2010.

Interest and other expense increased during the first six months of 2011 compared to 2010 by $1,327,000 due to amortization of debt discounts recognized upon amending our Convertible Notes and Bridge Notes in the first quarter of 2011 and the increase in the interest rate on the amended Bridge Notes from 3% to 10% in the first quarter of 2011.

We recognized losses related to our BTCC joint venture totaling $269,000 in the first six months of 2011 compared to losses of $64,000 in the first six months of 2010. The increase in losses were the direct result of BTCC investing in a dedicated full-time Chief Executive Officer in the beginning of 2011 and increasing its business development activity to market the ZEBS technology.

Liquidity and Capital Resources

Cash and cash flow data for the periods presented were as follows (in thousands of dollars):

	Year Ended December 31,		Six Months Ended June 30,
	2010	2009	2011	2010
Cash	$4,299	$1,109	$2,210	$1,782

Net cash used in operating activities	(5,628)	(3,816)	(3,426)	(3,449)
Net cash used in investing activities	(432)	(50)	(337)	(102)
Net cash provided by financing activities	9,250	4,860	1,674	4,224

We have made significant progress over the past year in resolving our past legal and financial issues, strengthening our balance sheet, hiring key management personnel and building our business for future growth.  In the past year, we have:

•
Improved our business prospects by expanding our product solutions with the introduction of Thermo ARPTM, Turbo CAST, and Mobile CAST 2500 as well as signing a strategic alliance with Contego Systems to recover and recycle airport deicing fluid;

•	Attracted and retained several key executives and started a Board of Advisors;
•	Raised over $9 million in additional funding in 2010 and restructured $8.1 million of senior debt in early 2011;
•	Achieved relisting of our Common Stock on the OTC bulletin board; and
•
Settled IRS payroll tax issues, resulting in a $2.3 million gain in the fourth quarter of 2010, reached a settlement with former CASTion shareholders who had threatened litigation, and settled a lawsuit with a former employee.

However, we have historically lacked the financial and other resources necessary to market the Technologies or to build demonstration projects without the financial backing of government or industrial partners.  We have funded our operations primarily from the sale of convertible debt, short-term borrowings, preferred stock and common stock, generally from stockholders and other parties who are sophisticated investors in clean technology.  We are currently in discussions with current and potential new investors for equity or debt financing to fund our operations until we can operate on a cash flow positive basis.

Cash used in operations amounted to $5,628,000 and $3,816,000 for the years ended December 31, 2010 and 2009, respectively.  The increase in cash used in operations in 2010 is primarily due to deferring payments on operating expenses from 2009 to 2010 as we sought additional funding from our investors and payments against our outstanding payroll tax obligations in 2010.  Cash used in investing activities included purchases of property and equipment of $371,000 for the year ended December 31, 2010 and investments in our joint venture with Babcock Power of $61,000 and $50,000 for the years ended December 31, 2010 and 2009, respectively.

At December 31, 2010, we did not have sufficient working capital to satisfy our anticipated operating expenses for the next 12 months. As of December 31, 2010, the Company had a cash balance of approximately $4.3 million and current liabilities of approximately $6.1 million, which consisted primarily of accrued payroll taxes of $1.5 million and other current liabilities of $2 million.  Current liabilities at December 31, 2010 is approximately $5.9 million lower than at December 31, 2009, as we have (i) extended the maturity date of certain convertible debt and cured defaults under such debt and (ii) eliminated liabilities related to penalties and interest on payroll tax liabilities to the IRS, as detailed below.

On March 25, 2011, we were notified by the U.S. Internal Revenue Service that it had accepted our Offer in Compromise with respect to our tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008.  Pursuant to our Offer in Compromise, we have agreed to satisfy our delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties).  During the pendency of the IRS review of our Offer in Compromise we have made interim payments totaling $1,335,000; a balance of $799,636 remains to be paid in monthly installments of $89,000 each through December 2011.  In connection with our Offer in Compromise, we have agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated.  The IRS acceptance of our Offer in Compromise is conditioned, among other things, on our filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance.

The following financing transactions describe our sources of funding for 2010 and 2011 to date:

On March 10, 2010, we entered into a Bridge Loan Agreement (the “2010 Bridge Loan Agreement”), effective as of March 1, 2010, with six of our principal investors (The Quercus Trust, Robert S. Trump, Focus Fund, L.P., Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund Ltd) (collectively, the “Investors”) pursuant to which the Investors agreed to make bridge loans to us in the following amounts:

Lender	Commitment
The Quercus Trust	$1,200,000
Robert S. Trump	$600,000
Focus Fund L.P.	$200,000
Empire Capital Partners, LP	$233,333
Empire Capital Partners, Ltd	$233,333
Empire Capital Partners Enhanced Master Fund Ltd	$233,333

We issued 3% Secured Convertible Promissory Notes in the principal amount of each Investor’s funding commitment (the “2010 Bridge Notes”).  The 2010 Bridge Notes bore interest at the rate of 3% per annum and were originally due and payable on February 28, 2011.  The entire unpaid principal amount, together with all interest then accrued and unpaid under each 2010 Bridge Note, was convertible, at the election of the holder, into shares of our Common Stock at a conversion price of $0.24 per share.  The 2010 Bridge Notes were secured by a lien on all of our assets except for the shares of our subsidiary, CASTion Corporation.

On June 30, 2010 we amended the 2010 Bridge Loan Agreement to provide for $2 million of additional funding from the following investors:

Lender	Commitment
The Quercus Trust	$980,000
Robert S. Trump	$620,000
Empire Capital Partners, LP	$133,333
Empire Capital Partners, Ltd	$133,333
Empire Capital Partners Enhanced Master Fund Ltd	$133,334

The new loans made under the amended 2010 Bridge Loan Agreement were made on terms identical to the original loans under the 2010 Bridge Loan Agreement. We received $4.6 million in proceeds under the Bridge Loan Agreement.

We further amended the Bridge Note Agreement in February 2011 to extend the maturity date of the Bridge Notes until February 29, 2012 and increased the interest rate to 10% per annum.

On July 8, 2010, upon our receipt of an Order to Commence under our contract with the New York City Department of Environmental Protection which triggered a purchase obligation on the part of the Investors under the Securities Purchase Agreement dated as of November 19, 2009 between us and the Investors, the Investors surrendered an aggregate of $1.9 million of principal and accrued interest under the 2010 Bridge Notes as payment for an aggregate of 791,668 shares of Series B Convertible Preferred Stock and warrants to purchase approximately 8.3 million shares of stock at $0.24 per share.

On February 25, 2011 we entered into Note Extension and Amendment Agreements with the Investors holding our 2010 Bridge Notes, further amending the terms of the remaining balance of the 2010 Bridge Notes.  As amended,  the 2010 Bridge Notes bore interest at the rate of 10% per annum with a maturity date of February 29, 2012.  The 2010 Bridge Notes were convertible into shares of our  Series B Convertible Preferred Stock at the rate of $2.40 per share at any time at the election of the holders.  The Note Extension and Amendment Agreements  provided that, in the event, prior to the maturity date of the 2010 Bridge Notes, we paid in full certain notes issued to former stockholders in our subsidiary, CASTion Corporation, (the “CASTion Notes”) then the 2010 Bridge Notes would convert, at our election, into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.

On July 1, 2011 we repaid 50% of the balance of the CASTion Notes and, in accordance with the terms of the CASTion Notes, the remaining balance automatically converted into shares of our Series B Convertible Preferred Stock.  On August 11, 2011 we elected to convert the balance of the 2010 Bridge Notes into shares of our Series B Convertible Preferred Stock.

On August 9, 2010, we entered into a Securities Purchase Agreement with the following investors, all of which are affiliates of Security Investors, LLC and which are the selling stockholders in the offering to which this Prospectus relates:  Security Equity Fund, Mid Cap Value Fund;  SBL Fund, Series V (Mid Cap Value);  Security Equity Fund, Mid Cap Value Institutional Fund;  SBL Fund, Series Q (Small Cap Value); and  Security Equity Fund, Small Cap Value Fund (collectively, the “Security Investors”).  Pursuant to the Securities Purchase Agreement, we issued to the Security Investors an aggregate of 2,083,334 shares of our Series B Convertible Preferred Stock at a purchase price of $2.40 per share and Common Stock Purchase Warrants (the “Warrants”) entitling the holders to purchase up to an aggregate of 33,333,344 shares of our Common Stock, as follows:

Investor	Purchase Price	Series B Shares	Warrant Shares
Security Equity Fund, Mid Cap Value Fund	$2,060,001.60	858,334 shares	13,733,344 shares
SBL Fund, Series V (Mid Cap Value)	$739,999.20	308,333 shares	4,933,328 shares
Security Equity Fund, Mid Cap Value Institutional Fund	$1,905,000.00	793,750 shares	12,700,000 shares
SBL Fund, Series Q (Small Cap Value)	$280,000.80	116,667 shares	1,866,672 shares
Security Equity Fund, Small Cap Value Fund	$15,000.00	6,250 shares	100,000 shares
Total	$5,000,001.60	2,083,334 shares	33,333,344 shares

On January 7, 2011 we entered into Note Amendment and Forbearance Agreements (the “Agreements”) with the holders of the CASTion Notes which had come due on May 31, 2010 but remained outstanding.  Per the Agreements, (i) we made an aggregate of $1,144,336 in payments against the outstanding balances of the CASTion Notes; (ii) the Noteholders converted an aggregate of $902,710 in principal and accrued interest under the CASTion Notes into shares of our Series B Convertible Preferred Stock at a conversion price of $2.40 per share; (iii) we issued to the Noteholders restated promissory notes (the “Restated CASTion Notes”) for the remaining balance due under the CASTion Notes, (iv) we issued to the Noteholders warrants for the purchase of an aggregate of 17,585,127 shares of our Common Stock at an exercise price of $0.40 per share and an aggregate of 6,018,065 shares of our Common Stock at an exercise price of $0.30 per share; and (v) the Noteholders agreed to forbear until February 29, 2012 from exercising their rights and remedies under the Restated CASTion Notes. Prior to the Agreements and the issuance of the Restated CASTion Notes, we had been in default of our obligations under the original CASTion Notes since January 2008 as a result of our failure to apply to payment of the CASTion Notes a portion of the proceeds from our equity and convertible debt financings, as required by the CASTion Notes.  Further, our failure to pay the entire outstanding balance of principal and interest due of the CASTion Notes at maturity (May 31, 2010) constituted a separate event of default under the CASTion Notes.  As part of the Agreements in January 2011, the Noteholders waived these defaults.

The Restated CASTion Notes bore interest at the rate of 10% per annum (with penalty interest at the rate of 18% per annum following maturity or an event of default).  Installment payments (based on a 10-year amortization schedule) were due on the last day of each month beginning January 31, 2011 and continuing through February 29, 2012, at which time the entire unpaid principal amount of, and accrued interest on, the Restated Notes would be due and payable.  The Restated CASTion Notes were convertible, in whole or in part, at any time at the election of the Noteholders, into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.  The Agreements and the Restated CASTion Notes provided that, in the event we made any payments of principal or accrued interest on the Restated CASTion Notes on or before July 5, 2011, then simultaneously with the making of each such payment a portion of the remaining principal and accrued and unpaid interest on the Restated Notes in an amount equal to the amount of such payment would automatically convert into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.

On July 1, 2011 we made payments totaling $1,568,267 to the holders of the Restated CASTion Notes, which represented 50% of the outstanding principal and accrued interest balance.  In accordance with the terms of the Restated CASTion Notes, the remaining balance of the CASTion Notes automatically converted into shares of our Series B Convertible Preferred Stock.

On June 17, 2011, we entered into a Bridge Loan and Warrant Amendment Agreement (the “2011 Bridge and Warrant Agreement”) with Robert S. Trump; Focus Fund L.P.; Hughes Capital; Scott A. Fine; Peter J. Richards, Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd (collectively, the “Bridge Investors”), who held warrants for the purchase in the aggregate, of 22,379,232 shares of our Common Stock (collectively, the “Warrants”).

Pursuant to the 2011 Bridge and Warrant Agreement, the Investors made loans to us in the respective principal amounts set forth below opposite the name of each Investor, against our issuance to each Investor our Promissory Note (collectively, the “2011 Bridge Notes”) in such amount :

Noteholder	Principal Amount of Note
Robert S. Trump	$1,522,443.00
Focus Fund L.P.	$390,000.00
Hughes Capital	$20,000.00
Scott A. Fine	$65,000.00
Peter J. Richards	$65,000.00
Empire Capital Partners, LP	$285,728.69
Empire Capital Partners, Ltd	$284,584.43
Empire Capital Partners Enhanced Master Fund, Ltd	$276,543.54

Pursuant to the 2011 Bridge and Warrant Agreement, we agreed, subject to the satisfaction of certain conditions, to amend the Warrants (i) to provide that they would be exercisable for the purchase of shares of our Series B Convertible Preferred Stock (the “Series B Stock”) instead of Common Stock (with the number of shares of the Series B Stock determined by dividing by ten (10) the number of shares of Common Stock for which the Warrants were previously exercisable) and (ii) to change the exercise prices of all Warrants (which ranged from $0.30 to $1.82 per share of Common Stock) to $1.30 per share of Series B Stock (the equivalent of $0.13 per share of Common Stock).  The Investors agreed, subject to the satisfaction of certain conditions, to exercise all of the Warrants.  The principal amount of the 2011 Bridge Notes was equal to the aggregate exercise price of the Warrants (after they are amended as described above).

The 2011 Bridge Notes were payable on demand at any time on or after February 29, 2012 (the “Maturity Date”).  They did not bear interest until the Maturity Date and would bear interest at the rate of 10% per annum from and after the Maturity Date.  The Investors have agreed to surrender the 2011 Bridge Notes in payment of the exercise price of the Warrants if and when the conditions to their amendment and exercise were satisfied.

On July 12, 2011, we amended the 2011 Bridge and Warrant Agreement to provide for the extension to us by Mr. Trump and the Empire Capital funds of additional bridge loans in the following amounts:

Noteholder	Principal Amount of Note
Robert S. Trump	$855,422.10
Empire Capital Partners, LP	$248,493.70
Empire Capital Partners, Ltd	$248,493.70
Empire Capital Partners Enhanced Master Fund, Ltd	$248,493.70

The new loans made under the amended 2011 Bridge Loan Agreement were made on terms identical to the original loans under the 2011 Bridge Loan Agreement.

On August 11, 2011, upon satisfaction of all of the conditions set forth in the 2011 Bridge and Warrant Agreement , the holders of the 2011 Bridge Notes exercised all of the Warrants in accordance with the 2011 Bridge and Warrant Agreement and surrendered all of the 2011 Bridge Notes in payment of the exercise price for the purchase under the Warrants of shares of our Series B Convertible Preferred Stock.

Although our financial condition has improved, there can be no assurance that we will be able to obtain the funding necessary to continue our operations and development activities.

Off-Balance Sheet Arrangements

We do not use off-balance-sheet arrangements with unconsolidated entities or related parties, nor do we use other forms of off-balance-sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, we are not exposed to any financing or other risks that could arise if we had such relationships.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF THERMOENERGY

Common Stock

The following table sets forth certain information as of August 18, 2011 with respect to beneficial ownership of our Common Stock by each shareholder known by the Company to be the beneficial owner of more than 5% of our Common Stock and by each of our directors and executive officers and by all of the directors, nominees for election as director, and executive officers as a group.

Beneficial Owners	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Directors and Officers

David Anthony
2105 Natalie Lane
Birmingham, Alabama 35244	30,000	(3)	*

Cary G. Bullock
10 New Bond Street
Worcester, Massachusetts 01606	3,569,737	(3)	5.9%

J. Winder Hughes III
PO Box 389
Ponte Vedra, Florida 32004	11,375,842	(4)	17.5%

Shawn R. Hughes
717 South Edison Avenue
Tampa, Florida 33606	952,500	(5)	1.7%

Teodor Klowan, Jr.
10 New Bond Street
Worcester, Massachusetts 01606	2,039,853	(3)	3.5%

Arthur S. Reynolds
230 Park Avenue, Suite 1000
New York, New York 10169	751,103	(6)	1.3%

All executive officers and directors as a group (6 persons)	18,719,035	(7)	26.0%

Other 5% Beneficial Owners

David Gelbaum and Monica Chavez Gelbaum
Quercus Trust
1835 Newport Blvd.
A109-PMC 467
Costa Mesa, California 92627	54,098,428	(8)	52.2%

Security Investors, LLC
One Security Benefit Place
Topeka, Kansas 66636	57,774,484	(9)	52.0%

Robert S. Trump
89 10th Street
Garden City, New York 11530	37,597,226	(10)	42.4%

Elise C. Roenigk PO Box 230 Eureka Springs, Arkansas 72632	5,773,112	(11)	9.3%

The Focus Fund
PO Box 389
Ponte Vedra, Florida 32004	11,095,838	(12)	17.2%

Empire Capital Management and Affiliates
One Gorham Island, Suite 201
Westport, Connecticut 06880	26,202,181	(13)	4.99	%(13)

Kevin B. Kimberlin c/o Spencer Trask
535 Madison Avenue
New York, NY 10022	28,875,225	(14)	34.7%

Massachusetts Technology Development Corp.
40 Broad St. Suite 230
Boston, MA 02109	14,908,233	(15)	21.1%

BCLF Ventures I, LLC
56 Warren St.
Boston, MA 02119	8,403,041	(16)	13.0%

*	Less than 1%

(1)
Includes shares as to which the identified person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.   Shares of Common Stock underlying options to purchase shares of Common Stock and securities convertible into shares of Common Stock, which were exercisable or convertible on, or become exercisable or convertible within 60 days after, August 18, 2011  are deemed to be outstanding with respect to a person or entity for the purpose of computing the outstanding shares of Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2)
Based on 56,867,098 shares of Common Stock issued and outstanding on August 18, 2011 plus, with respect to each individual or entity (but not with respect to other individuals or entities), the number of shares of Common Stock underlying options to purchase shares of Common Stock and securities convertible into shares of Common Stock, held by such individual or entity which were exercisable or convertible on, or which become exercisable or convertible within 60 days after, August 18, 2011.

(3)	All shares are issuable upon exercise of options.

(4)
Includes 3,357,500 shares owned by The Focus Fund and 7,738,338 shares issuable to The Focus Fund and 250,004 shares issuable to Hughes Capital, in each case upon the exercise of warrants or conversion of shares of Series B Convertible Preferred Stock.  Mr. Hughes is the Managing Director of both funds and may be deemed to be the beneficial owner of the securities held by such funds; he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.  Also includes 30,000 shares issuable upon exercise of options.

(5)	Includes 850,000 shares issuable upon exercise of options and warrants.

(6)
Includes 570,000 shares issuable upon exercise of options and warrants.  Also includes 181,103 shares issuable upon the exercise of warrants held by Christine Reynolds, Mr. Reynolds’s wife.  Mr. Reynolds disclaims beneficial ownership of the shares issuable to Mrs. Reynolds.

(7)	Includes shares issuable upon exercise of options and warrants and conversion of shares of Series B Convertible Preferred Stock, as detailed in notes (3) through (6) above.

(8)
This beneficial ownership information  is based, in part, on information contained in Amendment No. 8 to the Statement on Schedule 13D filed by The Quercus Trust and Mr. and Mrs. Gelbaum as its trustees on August 13, 2010.  Includes 23,987,090 shares issuable upon conversion of shares of Series B Convertible Preferred Stock, 22,720,000 shares issuable upon the exercise of warrants, and 30,000 shares issuable upon exercise of options.

(9)
This beneficial ownership information is based on information contained in Amendment No. 3 to the Statement on  Schedule 13G filed by Security Investors, LLC on September 10, 2010.  Includes 20,833,340 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 33,333,344 shares issuable upon the exercise of warrants. Security Investors, LLC is the investment adviser to the following funds (the “Funds”): (i) Security Equity Fund, Mid Cap Value Fund, (ii) SBL Fund Series V (Mid Cap Value), (iii) Security Equity Fund, Mid Cap Value Institutional Fund, (iv) SBL Fund, Series Q (Small Cap Value) and (v) Security Equity Fund, Small Cap Value Fund.  Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended.  The securities owned by each Fund are as follows:

Fund	Shares of Common Stock	Shares of Common Stock Issuable upon Conversion of Shares of Series B Preferred Stock	Shares of Common Stock Issuable upon Exercise of Warrants
Security Equity Fund, Mid Cap Value Fund	2,701,839 shares	8,583,340 shares	13,733,344 shares
SBL Fund, Series V (Mid Cap Value)	905,961 shares	3,083,330 shares	4,933,328 shares
Security Equity Fund, Mid Cap Value Institutional Fund	−	7,937,500 shares	12,700,000 shares
SBL Fund, Series Q (Small Cap Value)	−	1,166,670 shares	1,866,672 shares
Security Equity Fund, Small Cap Value Fund	−	62,500 shares	100,000 shares

As investment adviser to the Funds, Security Investors, LLC may be deemed to be the beneficial owner of such securities.

(10)	Includes 31,773,770 shares issuable upon conversion of shares of Series B Convertible Preferred Stock.

(11)	Includes 30,000 shares issuable the exercise of options, 1,500,000 shares issuable upon the exercise of warrants, and 3,573,523 shares issuable upon conversion of convertible debt.

(12)	Includes 6,093,840 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 1,644,498 shares issuable upon the exercise of warrants.

(13)
This beneficial ownership information is based, in part, on information contained in Amendment No. 5 to the Statement on Schedule 13G filed by the group consisting of Empire Capital Management LLC and its affiliates on May 19, 2011.  Includes 23,198,610 shares issuable upon conversion of  outstanding shares of Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock over which Empire Capital Management and its affiliates have shared voting and dispositive power (the "Blocker Securities") are subject to a 4.99% "blocker" provision.  The percentage set forth in the column under the heading “Percent of Class” gives effect to such blocker; however, the number of shares of Common Stock set forth in the column under the heading “Amount and Nature of Beneficial Ownership” includes all shares that would be issuable upon full conversion of the Blocker Securities without giving effect to such blocker.

(14)	Includes 5,517,250 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 20,922,108 shares issuable upon the exercise of warrants.

(15)	Includes 3,146,130 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 10,754,872 shares issuable upon the exercise of warrants.

(16)	Includes 1,799,670 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 6,025,098 shares issuable upon the exercise of warrants.

Series A Convertible Preferred Stock

As of August 18, 2011, there were 208,334 shares of Series A Convertible Preferred Stock issued and outstanding, all of which were held by Mr. Gregg Frankel.  Shares of Series A Convertible Preferred Stock are convertible into shares of Common Stock on a 1-for-1 basis.  The shares of Series A Convertible Preferred Stock held by Mr. Frankel represent a beneficial ownership of less than 1% of our issued and outstanding Common Stock.  None of our directors or executive officers owns any shares of Series A Convertible Preferred Stock.

Series B Convertible Preferred Stock

As of August 18, 2011, there were 11,664,993 shares of Series B Convertible Preferred Stock issued and outstanding.  The following table sets forth certain information as of August 18, 2011 with respect to beneficial ownership of our Series B Convertible Preferred Stock by each shareholder known by the Company to be the beneficial owner of more than 5% of our Series B Convertible Preferred Stock and by each of our directors and executive officers and by all of the directors, nominees for election as director, and executive officers as a group.  Shares of Series B Convertible Preferred Stock are convertible into shares of Common Stock on a 10-for-1 basis.

Beneficial Owners	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Directors and Officers

David Anthony
2105 Natalie Lane
Birmingham, Alabama 35244	0		*

Cary G. Bullock
10 New Bond Street
Worcester, Massachusetts 01606	0		*

J. Winder Hughes III
PO Box 389
Ponte Vedra, Florida 32004	624,769	(3)	5.4%

Shawn R. Hughes
717 South Edison Avenue
Tampa, Florida 33606	0		*

Teodor Klowan, Jr.
10 New Bond Street
Worcester, Massachusetts 01606	0		*

Arthur S. Reynolds
230 Park Avenue, Suite 1000
New York, New York 10169	0		*

All executive officers and directors as a group (6 persons)	624,769	(3)	5.4%

Other 5% Beneficial Owners

David Gelbaum and Monica Chavez Gelbaum
Quercus Trust
1835 Newport Blvd.
A109-PMC 467
Costa Mesa, California 92627	2,398,709		20.6%

Security Investors, LLC
One Security Benefit Place
Topeka, Kansas 66636	2,083,334	(4)	17.9%

Robert S. Trump
89 10th Street
Garden City, New York 11530	3,177,377		27.2%

The Focus Fund
PO Box 389
Ponte Vedra, Florida 32004	609,384		5.2%

Empire Capital Management and Affiliates
One Gorham Island, Suite 201
Westport, Connecticut 06880	2,319,861		19.9%

*	Less than 1%

(1)
Includes shares as to which the identified person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2)	Based on 11,664,993 shares of Series B Convertible Preferred Stock issued and outstanding on August 18, 2011.

(3)
Includes 609,384 shares owned by The Focus Fund and 15,385 shares owned by Hughes Capital.  Mr. Hughes is the Managing Director of both funds and may be deemed to be the beneficial owner of the securities held by such funds; he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)
Security Investors, LLC may be deemed to be the beneficial owner of these shares because it is the investment adviser to the following funds (the “Funds”) which own shares of Series B Convertible Preferred Stock: (i) Security Equity Fund, Mid Cap Value Fund, (ii) SBL Fund Series V (Mid Cap Value), (iii) Security Equity Fund, Mid Cap Value Institutional Fund, (iv) SBL Fund, Series Q (Small Cap Value) and (v) Security Equity Fund, Small Cap Value Fund.  Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended.  The shares of Series B Convertible Preferred Stock owned by each Fund are as follows:

Fund	Shares of Series B Convertible Preferred Stock
Security Equity Fund, Mid Cap Value Fund	858,334 shares
SBL Fund, Series V (Mid Cap Value)	308,333 shares
Security Equity Fund, Mid Cap Value Institutional Fund	793,750 shares
SBL Fund, Series Q (Small Cap Value)	116,667 shares
Security Equity Fund, Small Cap Value Fund	6,250 shares

Equity Compensation Plan Information

The following table sets forth the securities that are authorized for issuance under our equity compensation plans as of December 31, 2010:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity Compensation plans approved by security holders

2008 Incentive Stock Plan	7,533,332	$0.47	12,466,668

Equity Compensation plans not approved by security holders

Stock options	14,532,070	$0.63	0

Total	22,065,402	$0.57	12,466,668

MANAGEMENT

Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to our directors and our executive officers who are not directors:

Name	Position
Cary G. Bullock	Director, President and Chief Executive Officer
David Anthony	Director
J. Winder Hughes III	Director
Shawn R. Hughes	Director
Arthur S. Reynolds	Director
Teodor Klowan, Jr.	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Cary G. Bullock, age 65, was appointed as our President and Chief Executive Officer and was elected to our Board of Directors on January 27, 2010.  Mr. Bullock also serves as Chief Executive Officer and a member of the Board of Directors of our subsidiary, ThermoEnergy Power Systems LLC, as a member of the Board of Managers of Babcock-Thermo Clean Combustion LLC, our joint venture with Babcock Power, Inc., and as President and a member of the Board of Directors of our subsidiary, CASTion Corporation.  Prior to becoming our President and CEO, Mr. Bullock had been employed by GreenFuel Technologies Corporation, serving as Chief Executive Officer from February 2005 through July 2007 and as Vice President for Business Development from July 2007 through January 2009; he was a member of the Board of Directors of GreenFuel Technologies Corporation from February 2005 through August 2009. In May 2009, GreenFuel Technologies ceased business operations and made an assignment of its assets to a trustee for the benefit of its creditors.   From February 2009 through January 2010, Mr. Bullock served a variety of clients as an independent consultant and business advisor.  Prior to joining GreenFuel Technologies, Mr. Bullock was Chairman and Chief Executive Officer of Excelergy Corporation, Vice President of KENETECH Management Services and President of its affiliate, KENETECH Energy Management, Inc., Chairman and Chief Executive Officer of Econoler/USA Inc., Vice President of Engineering and Operations and Principal Engineer of Xenergy Inc., Director of Special Engineering and a Senior Engineer at ECRM, Inc. and a Senior Engineer at Sylvania Electronics Systems.  Mr. Bullock received an A.B. from Amherst College and an S.B. and an S.M. from Massachusetts Institute of Technology.  Having worked as a senior executive in several early stage energy companies, Mr. Bullock brings to the Board extensive industry and strategic experience.

David Anthony, age 50, has been a director of the Company since October 2009.  Mr. Anthony also serves as a member of the Board of Managers of Babcock-Thermo Clean Combustion LLC, our joint venture with Babcock Power, Inc., and as a member of the Board of Directors of our subsidiary, CASTion Corporation.  Since 2003, he has been Managing Director of 21 Ventures, LLC, a VC management firm providing seed, growth and bridge capital for technology ventures.  Mr. Anthony sits on numerous boards, including: Axion Power International, Inc.; Clean Power Technologies Inc.; Solar EnerTech Corp.; Energy Focus, Inc.; Advanced Hydro, Inc.; Advanced Telemetry, LLC; Aero Farm Systems LLC; Applied Solar LLC; BioPetroClean, Inc.; Expansion Media, LLC; ETV Motors, Ltd.; Graphene Energy, Inc.; Gravity Power, LLC; GreenRay, Inc.; Lightwave Power, Inc.; Magenn Power, Inc.; ReGen Power Systems LLC; Safe Hydrogen, LLC; Variable Wind Solutions Ltd.; Agent Video Intelligence Ltd.; and Command Speech Ltd.  Prior to 21 Ventures, Mr. Anthony launched Notorious Entertainment, a developer of multimedia brands.  Mr. Anthony received a B.A. in Economics from George Washington University and an M.B.A. from Dartmouth College.  Mr. Anthony brings to the Board extensive public company corporate governance and venture capital experience.

J. Winder Hughes III, age 52, has been a director of the Company since July 2009 (except for the period from January 27, 2010 to February 5, 2010).  Mr. Hughes also serves as a member of the Board of Managers of Babcock-Thermo Clean Combustion LLC, our joint venture with Babcock Power, Inc., and as a member of the Board of Directors of our subsidiary, CASTion Corporation.  Since 1995, Mr. Hughes has served as the managing partner of Hughes Capital Investors, LLC, which manages private assets and raises money for small public companies.  He formed the Focus Fund, LP in 2000 (with Hughes Capital as the fund manager), which is a highly-concentrated equity partnership that focuses on publicly-traded emerging growth companies.  From November 2007 to November 2009, Mr. Hughes was a director of Viking Systems, Inc, a manufacturer of surgical tools.  From 1983 to 1995, Mr. Hughes was an investment executive, first with Kidder Peabody & Co. and subsequently with Prudential Securities.  Mr. Hughes holds a B.A. in Economics from the University of North Carolina at Chapel Hill.  Mr. Hughes brings to the Board significant experience with capital raising, corporate restructuring, and managing strategic business relationships.

Shawn R. Hughes, age 50, has been a director of the Company since October 2009.  He previously served as a member of our Board of Directors from September 2008 until January 2009.  Mr. Hughes also serves as a member of the Board of Directors of our subsidiary, CASTion Corporation.  He served as President and Chief Operating Officer of the Company from January 1, 2008 to January 27, 2010. From June 15, 2007 through December 31, 2007, he was employed by us to assist the Chief Executive Officer in administering corporate affairs and overseeing all of our business operating functions. From November 2006 to May 2007, Mr. Hughes served as President and Chief Operating Officer of Mortgage Contract Services.  From 2001 to 2006, Mr. Hughes served as Chief Executive Officer of Fortress Technologies.  Mr. Hughes holds a B.S.B.A. from Slippery Rock University and an M.B.A. from Florida State University.  Mr. Hughes brings to the Board extensive experience in executive management and strategic planning.

Arthur S. Reynolds, age 67, has been a director of the Company since October 2008.  He also serves as a member of the Board of Directors of our subsidiary, CASTion Corporation.  From August 3, 2009  through November 16, 2009, Mr. Reynolds served as our interim Chief Financial Officer, and except during that period, has been Chairman of the Audit Committee of the Board of Directors.  He is the founder of Rexon Limited of London and New York where, since 1999, he has served as managing director. Mr. Reynolds was founder and, from 1997 to 1999, managing partner of London-based Value Management & Research (UK) Limited.   Mr. Reynolds was the founder and, from 1982 to 1997, served as managing director of Ferghana Financial Services Limited.  Prior thereto, Mr. Reynolds held executive positions at Merrill Lynch International Bank Limited, Banque de la Société Financière Européene, J.P. Morgan & Company and Mobil Corporation.  From July 30 to November 30, 2011, Mr. Reynolds was the Chief Executive Officer of Clean Power Technologies.  Mr. Reynolds is a director of Apogee Technology, Inc.  Mr. Reynolds holds an A.B. from Columbia University, a M.A. from Cambridge University, and an M.B.A. in Finance from New York University.  Mr. Reynolds brings to the Board extensive financial and executive experience across multiple sectors, with special strength in the international arena.

Teodor Klowan, Jr., age 42, was appointed as our Executive Vice President, Secretary and Treasurer on November 2, 2009 and became our Chief Financial Officer on November 16, 2009.  He also serves as Clerk and Treasurer of our subsidiary, CASTion Corporation.  Mr. Klowan has been a certified public accountant since 1991.  From November 2007 through February 2009 he was Chief Financial Officer and from May 2006 to November 2007 he was Vice President, Corporate Controller and Chief Accounting Officer of Nestor, Inc., a publicly held automated speed and red light technology company.  On June 3, 2009, a receiver was appointed by the Rhode Island Superior Court for the business and assets of Nestor, Inc.   Mr. Klowan was Corporate Controller of MatrixOne, Inc. in 2005 and Corporate Controller and Chief Accounting Officer at Helix Technology Corporation from 1999 to 2004. He was Assistant Corporate Controller of Waters Corporation from 1996 to 1999. Prior to 1996, Mr. Klowan worked in management and staff positions at Banyan Systems, Inc. and Ernst & Young.  Mr. Klowan holds a B.A. in Accounting from Bryant University and an M.B.A. in International Finance from Clark University.

Pursuant to our Certificate of Incorporation, as amended, the holders of our Series B Convertible Preferred Stock are entitled to elect four members of our Board of Directors (the “Series B Directors”), which Series B Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock voting as a separate class; any vacancy created by the resignation or removal of a Series B Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock or (ii) the unanimous vote or consent of the remaining Series B Directors.  The holders of our Common Stock, voting together with the holders of our Series A Convertible Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Convertible Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Convertible Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.  The holders of our Series B Convertible Preferred Stock are parties to a Voting Agreement dated as of November 19, 2009, pursuant to which they have agreed to vote all of their shares of Series B Convertible Preferred Stock for the election to our Board of Directors of three persons designated by The Quercus Trust and one person designated by Robert S. Trump.  The Series B Directors are David Anthony and J. Winder Hughes III (both of whom are designees of The Quercus Trust) and Shawn R. Hughes (who is the designee of Robert S. Trump); one Series B Directorship is vacant.  The Common Stock Directors are Cary G. Bullock and Arthur S. Reynolds; one Common Stock Directorship is vacant.  All directors serve terms of one year.

The Executive Employment Agreement of our President and Chief Executive Officer, Cary G. Bullock, provides that, during the term of his employment, Mr. Bullock will be elected to serve on our Board of Directors.

None of our directors or executive officers is related by blood or marriage to any other director or executive officer.

Executive Officer and Director Compensation

Executive Officer Compensation

The table set forth below summarizes the compensation earned by our named executive officers in 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Dennis C. Cossey	2010	$229,839	$304,190	$34,276	$568,305
Chairman and CEO (4)	2009	$228,750	$0	$41,944	$270,694

Cary G. Bullock	2010	$207,285	$1,731,170	$57,008	$1,995,463
President and CEO (5)	2009	$0	$0	$0	$0

Teodor Klowan, Jr.	2010	$177,883	$335,168	$0	$513,051
Executive Vice President and CFO (6)	2009	$21,314	$662,146	$0	$683,460

Alexander G. Fassbender
Executive Vice President and	2010	$31,923	$0	$7,455	$37,378
Chief Technology Officer (7)	2009	$232,500	$0	$23,184	$255,684

Shawn R. Hughes	2010	$292,571	$0	$34,608	$327,179
President and Chief Operating Officer (8)	2009	$229,167	$143,000	$39,833	$412,000

Arthur S. Reynolds	2010	$118,000	$0	$0	$118,000
Interim CFO (9)	2009	$105,000	$138,856	$0	$243,856

Andrew T. Melton	2010	$0	$0	$0	$0
Executive Vice President and CFO (10)	2009	$79,166	$0	$31,933	$111,099

(1)
Certain columnar information required by Item 402(m) of Regulation S-K has been omitted for categories where there was no compensation awarded to, or paid to, the named executive officers required to be reported in such columns during 2010 or 2009.

(2)
Amounts in the column “Option Awards” reflect the grant date fair value of stock options awarded in accordance with FASB ASC Topic 718. The fair value of options granted during 2010 and 2009 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2010	2009

Risk-free interest rate	2.5% - 3.8%	3.0% - 3.9%
Expected option life (years)	10.0	10.0
Expected volatility	80% - 97%	77% - 80%
Expected dividend rate	0%	0%

(3)	Amounts in the column “All Other Compensation” are comprised of the following:

Name and Principal Position	Year	Car Allowances ($)	Medical and Insurance Reimbursement ($)	Total ($)

Dennis C. Cossey	2010	$0	$34,276	$34,276
Chairman and CEO	2009	$18,000	$23,944	$41,944

Cary G. Bullock	2010	$0	$57,008	$57,008
President and CEO	2009	$0	$0	$0

Teodor Klowan, Jr.	2010	$0	$0	$0
Executive Vice President and CFO	2009	$0	$0	$0

Alexander G. Fassbender
Executive Vice President and	2010	$0	$7,455	$7,455
Chief Technology Officer	2009	$6,750	$16,434	$23,184

Shawn R. Hughes	2010	$0	$34,608	$34,608
President and Chief Operating Officer	2009	$9,000	$30,833	$39,833

Arthur S. Reynolds	2010	$0	$0	$0
Interim CFO	2009	$0	$0	$0

Andrew T. Melton	2010	$0	$0	$0
Executive Vice President and CFO	2009	$8,000	$23,933	$31,933

(4)
Mr. Cossey served as Chairman and CEO until Mr. Cary Bullock was hired on January 27, 2010.  After that date, Mr. Cossey served only as Chairman. Mr. Cossey resigned as a director and his employment terminated on July 26, 2011.

(5)	Mr. Bullock was hired on January 27, 2010.

(6)	Mr. Klowan was hired on November 2, 2009 as Executive Vice President and assumed the role of Chief Financial Officer on November 16, 2009.

(7)	Mr. Fassbender’s employment as Executive Vice President and Chief Technology Officer terminated on March 3, 2010.

(8)
Mr. Hughes’s employment as President and Chief Operating Officer terminated upon the hiring of Mr. Bullock on January 27, 2010. Pursuant to Mr. Hughes’s Executive Employment Agreement, he received severance payments for 12 months following termination of his employment. Severance payments to Mr. Hughes are included as a component of salary in 2010.

(9)
Mr. Reynolds served as interim CFO from August 3, 2009 until November 16, 2009 pursuant to a consulting agreement between the Company and Rexon Limited, a firm controlled by Mr. Reynolds.  Payments to Rexon Limited for the services of Mr. Reynolds (including termination payments made after the completion of Mr. Reynolds’s service) are reported as salary.

(10)	Mr. Melton’s employment as Executive Vice President and Chief Financial Officer terminated on August 3, 2009

Compensation Discussion and Analysis

Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate the talented and dedicated executives who are critical to our goals of continued growth, innovation, increasing profitability and, ultimately, maximizing shareholder value.   We provide these executives with what we believe to be a competitive total compensation package consisting primarily of base salary and long-term equity incentive compensation.  Our executive compensation program aims to provide a risk-balanced compensation package which is competitive in our market sector and, more importantly, relevant to the individual executive.

Our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders.   Accordingly, (i) we provide cash compensation in the form of base salary to meet competitive cash compensation norms and (ii) we provide non-cash compensation, primarily in the form of stock option awards, to encourage superior performance against long-term strategic goals.  Although on occasion we grant cash bonuses, we do not maintain a formal short-term incentive plan, as our strategic philosophy is to focus on long-term goals. The Compensation and Benefits Committee of our Board of Directors believes this compensation structure focuses our executives’ attention primarily on long-term stock price appreciation, rather than short-term results, and yet enables us to recruit and retain talented executives by ensuring that their annual cash compensation in the form of base salary is competitive with the annual cash compensation paid by other similarly situated companies.

Executive Compensation Process

We have employment agreements with both of our executive officers.  These agreements provide for payment of base compensation at a rate negotiated at the time of the agreement, with eligibility for cash bonuses from time to time upon achievement of certain performance goals to be established through discussions with the Compensation and Benefits Committee of our Board of Directors (in the case of our Chief Executive Officer) or with such Committee and our Chief Executive Officer (in the case of Chief Financial Officer).  The employment agreements with our Chief Executive Officer and our Chief Financial Officer also provide for an initial grant of stock options, with provision for future grants of stock options at the discretion of the Compensation and Benefits Committee of our Board of Directors.

In negotiating the employment agreements of our executive officers and establishing their base compensation, the ad hoc Executive Search Committee (which had primary responsibility for recruitment of our Chief Executive Officer and our Chief Financial Officer), the Compensation and Benefits Committee and management considered the practices of comparable companies of similar size, geographic location and market focus. We did not utilize any standard executive compensation index or engage the services of a compensation consultant in setting executive compensation, although management, the ad hoc Executive Search Committee and the Compensation and Benefits Committee analyzed publicly available compensation data.

In determining each component of each executive’s compensation, numerous factors particular to the executive are considered, including:

•	The individual’s particular background, including prior relevant work experience;

•	The market demand for individuals with the executive’s specific expertise and experience;

•	The individual’s role with us; and

•	Comparison to other executives within our Company.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  Base salary is established based on the factors discussed above. Our general compensation philosophy, as described above, is to offer a competitive package of base salary plus long-term, equity-based incentive compensation. Because we place emphasis on the long-term equity-based portion of our compensation package, we believe that the cash portion of our executive’s compensation is below the average of the range of annual cash compensation (base salary plus annual non-equity incentive compensation) for executives in similar positions with similar responsibilities at comparable companies.

Bonuses.  Cash bonuses and non-equity incentive compensation are generally not a regular or important element of our executive compensation strategy, and we focus instead on stock-based awards designed to reward long-term performance.

Stock Option and Stock-Based Awards.  We believe that long-term performance is best stimulated through an ownership culture that encourages such performance through the use of stock-based awards. The ThermoEnergy Corporation 2008 Incentive Stock Plan was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of shareholders and with our long-term success. Our Board of Directors believes that the use of stock options and other stock-based awards offers the best approach to achieving our long-term compensation goals. While the 2008 Incentive Stock Plan provides for a variety of stock-based awards, to date we have relied exclusively on stock options to provide equity incentive compensation. We believe that stock options most effectively focus the attention of our executives and management on long-term performance and stock price appreciation. Stock options granted to our executive officers have an exercise price equal to the fair market value of our common stock on the grant date. Our stock options, including those granted to our executive officers, typically vest 25% on the first anniversary of grant and thereafter in equal quarterly installments over an additional three-year period, and generally expire ten years after the date of grant. Stock options only become exercisable upon vesting. Stock option grants to our executive officers are made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally,  to meet special retention or performance objectives. Proposals to grant stock options to our executive officers are made by our CEO to the Compensation and Benefits Committee. The Compensation and Benefits Committee considers the estimated Black-Scholes valuation of each proposed stock option grant in determining the number of shares subject to each option grant. In light of the significance we place on equity-based incentive compensation, in January 2010 our Board of Directors amended the 2008 Incentive Plan to increase the number of shares of our common stock available for grant under such Plan from 10,000,000 to 20,000,000 and to remove the limit on the number of shares with respect to which stock options may be granted to any individual. At the Special Meeting in lieu of the 2010 Annual Meeting in November 2010, the shareholders ratified the amendments to the 2008 Incentive Stock Plan.

We have not adopted stock ownership guidelines.

Other Compensation.  Our executive officers are not eligible to participate in, and do not have any accrued benefits under, any Company-sponsored defined benefit pension plan. They are eligible to, and in some cases do, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees.   In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation and Benefits Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. Finally, all of our executives are eligible to participate in our other employee benefit plans, including medical, dental, life and disability insurance.

Tax Implications.  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation of over $1,000,000 to certain of our executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders.  We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m).  We believe that options granted under our 2008 Incentive Stock Plan will generally qualify as performance-based compensation under Section 162(m).  However, we may authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the shareholders, after taking into consideration changing business conditions or the officer’s performance.

Outstanding Equity Awards at Fiscal Year-End (2010)

The following table summarizes information concerning outstanding equity awards held by the named executive officers at December 31, 2010.  No named executive officer exercised options in the fiscal year ended December 31, 2010.

	Stock Option Awards
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Dennis C. Cossey	150,000	none	$0.94	01/20/2011
	350,000	none	$1.11	01/02/2011
	797,500	none	$1.75	06/30/2018
	250,000	none	$1.50	02/27/2019
	375,000	625,000	$0.30	03/01/2020

Cary G. Bullock	3,059,775	5,099,626	$0.30	01/27/2020

Teodor Klowan, Jr.	1,093,750	1,406,250	$0.32	11/02/2019
	691,122	888,579	$0.30	01/27/2020

Alexander G. Fassbender	150,000	none	$0.94	01/20/2011
	350,000	none	$1.11	01/02/2011
	412,500	none	$1.75	06/30/2018
	250,000	none	$1.50	02/27/2019

Shawn R. Hughes	250,000	none	$1.50	02/27/2019
	600,000	none	$0.24	09/16/2019
	none	30,000	$0.35	11/18/2020

Arthur S. Reynolds	48,232	none	$0.31	07/31/2014
	45,455	none	$0.33	08/31/2014
	40,541	none	$0.37	09/30/2014
	46,875	none	$0.32	10/31/2014
	500,000	none	$0.50	11/30/2014
	30,000	none	$1.24	10/03/2018
	40,000	none	$1.24	06/30/2019
	30,000	none	$0.39	12/15/2019
	none	30,000	$0.35	11/18/2020

Andrew T. Melton	150,000	none	$0.94	01/20/2011
	350,000	none	$1.11	01/02/2011

Employment Arrangements with Named Executive Officers

We have written employment agreements with each of our senior executives. Set forth below are descriptions of the agreements with each of our current executive officers and with each person who was an executive officer during the year ended December 31, 2010.

Dennis C. Cossey.  Dennis C. Cossey served as our Executive Chairman until July 26, 2011. Our Executive Employment Agreement with Mr. Cossey provided for an annual base salary of $150,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Cossey’s employment was terminable by either party upon 30 days’ written notice.  Because Mr. Cossey’s employment was not terminated (i)  by us for Cause or (ii) voluntarily by Mr. Cossey without Good Reason, Mr. Cossey will be entitled to receive severance payments of $12,500 per month for twelve months following the termination of his employment, and we will keep in force for such twelve-month period all health insurance benefits afforded to Mr. Cossey and his family at the time of termination.  Mr. Cossey’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information, and a provision prohibiting Mr. Cossey, for a period of one year following the termination of his employment, from competing against us or soliciting our customers or employees.  Mr. Cossey’s Executive Employment Agreement superseded Mr. Cossey’s Employment Agreement dated as of September 14, 2005 which provided, among other things, for a contract term of five years (extended, each month for an additional month), with a beginning base compensation of $200,000 (in 2005) for Mr. Cossey and minimum annual 15% increases in compensation.  The prior employment agreement also provided that Mr. Cossey would be eligible for discretionary incentive compensation of up to 100% of his base salary, as determined by the Compensation and Benefits Committee.  The prior employment agreement also entitled Mr. Cossey to periodic performance-based compensation upon the occurrence of certain unusual, but significant, events, including but not limited to the acquisition of new technology, the execution of new contracts in excess of 20% of existing revenues and other events as determined by the Compensation and Benefits Committee.  In addition, the prior employment agreement provided that, upon a change in control of the Company, Mr. Cossey would have been entitled to receive a lump sum payment of five years’ base compensation from the date of such change of control, as well as an immediate vesting of all unvested stock options and/or restricted stock grants.

Cary G. Bullock.  On January 27, 2010, we entered into an Executive Employment Agreement with our President and Chief Executive Officer, Cary G. Bullock, pursuant to which we agreed to pay him a base salary of $200,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Bullock’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Bullock’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Bullock may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement).  If Mr. Bullock’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Bullock without Good Reason, Mr. Bullock will be entitled to receive severance payments of $16,667 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Bullock and his family at the time of termination.  Mr. Bullock’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information, and a provision prohibiting Mr. Bullock, for a period of six months or one year following the termination of his employment (depending on the circumstances of termination), from competing against us or soliciting our customers or employees.

Teodor Klowan, Jr.   On November 2, 2009 we entered into an Executive Employment Agreement with our Executive Vice President and Chief Financial Officer, Teodor Klowan, Jr., pursuant to which we agreed to pay him an annual base salary of $175,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Klowan’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Klowan’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Klowan may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement).  If Mr. Klowan’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Klowan without Good Reason, Mr. Klowan will be entitled to receive severance payments of $14,583 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Klowan and his family at the time of termination.  Mr. Klowan’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information and a provision prohibiting Mr. Klowan, for a period of one year following the termination of his employment, from competing against us or soliciting our customers or employees.

Alexander G. Fassbender.  Our employment agreement with Alexander G. Fassbender, who was our Executive Vice President and Chief Technology Officer until March 3, 2010, provided for a continuous three-year term (subject to our right to terminate the annual extensions upon 60 days’ written notice), with a beginning base compensation of $135,000 (in 1998) with 15% annual increases, capped at $250,000, after which annual increases will be determined on the basis of changes in the consumer price index. Mr. Fassbender was also eligible for discretionary incentive compensation of up to 50% of his base salary, as determined by the Compensation and Benefits Committee of our Board of Directors. Upon the termination of his employment following a change in control of the Company, Mr. Fassbender was entitled to a lump sum payment equal to 2.99 years’ base compensation in effect on the date of such change of control.  The employment agreement also contained certain restrictive covenants protecting trade secrets and prohibiting Mr. Fassbender from competing with us or soliciting our customers or employees for a period of one year after the termination of his employment.

Shawn R. Hughes.  On September 16, 2009 we entered into an Executive Employment Agreement with Shawn R. Hughes, who was, until January 27, 2010, our President and Chief Operating Officer.  The agreement provided that term of Mr. Hughes’s employment expired on the earlier of (i) the date on which the Company had appointed both a new Chief Executive Officer as successor to Dennis C. Cossey and a new Chief Financial Officer as successor to Arthur S. Reynolds or (ii) March 31, 2010 (in either case, the “Termination Date”); provided, however, that the Termination Date was extended until February 28, 2010 to permit Mr. Hughes to assist in the transition of authority to Cary G. Bullock, our new President and CEO.  Mr. Hughes’s Executive Employment Agreement provided for a base salary of $150,000 per annum, with an entitlement to a bonus, upon completion of a certain contract involving our subsidiary, CASTion Corporation, in an amount equal to 10% of CASTion’s gross profits on such contract.  Pursuant to the agreement, we were obligated to make severance payments in the amount of $20,834 per month to Mr. Hughes during the period from March 1, 2010 through February 28, 2011.  The agreement also contained certain restrictive covenants protecting trade secrets and prohibiting Mr. Hughes from competing with us or soliciting our customers or employees for a period of one year after the termination of his employment.

Director Compensation

Directors do not receive cash compensation for serving on the Board or its committees.  Non-employee directors are awarded annual grants of non-qualified stock options.  All directors are reimbursed for their reasonable expenses incurred in attending all board meetings.  We maintain directors and officers liability insurance.

The following table shows compensation for the fiscal year ended December 31, 2010 to our directors who were not also named executive officers:

	Fees Earned or	Option Awards
Name	Paid in Cash	($)(1)		Total ($)
David A. Field (2)	none	none		$0
David Gelbaum (3)	none	none		$0
David Anthony	none	$9,295	(4)	$9,295
Shawn R. Hughes	none	$9,295	(4)	$9,295
J. Winder Hughes III	none	$9,295	(4)	$9,295
Arthur S. Reynolds (5)	none	$9,295	(4)	$9,295

Certain columnar information required by Item 402(m) of Regulation S-K has been omitted for categories where there was no compensation awarded to, or paid to, the named directors required to be reported in such columns during 2010.

(1)
The amounts in the column “Options Award” reflect the dollar amount recognized for financial statement reporting purposes in accordance with ASC 718.  Assumptions used in the calculation of these amounts are included in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010.  The amounts shown exclude the impact of any forfeitures related to service-based vesting conditions.  The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(2)	Mr. Field resigned on February 5, 2010.
(3)	Mr. Gelbaum resigned on March 3, 2010.
(4)
An option to purchase 30,000 shares of Common Stock at an exercise price of $0.35 per share was granted to each of Messrs. Anthony, Shawn Hughes, J. Winder Hughes III and Reynolds on November 18, 2010; these options vest on the date of our 2011 Annual Meeting of Stockholders and expire on November 18, 2020.

(5)
During a portion of 2009, Mr. Reynolds served as our interim CFO. Pursuant to the consulting agreement governing the relationship with Mr. Reynolds, we made cash payments in the amount of $118,000 to Rexon Limited, a firm controlled by Mr. Reynolds, during 2010. This compensation is disclosed in the table “Executive Officer Compensation” on page 35.

As of December 31, 2010, each director held option and warrant awards as follows:

Name	Aggregate Number of Shares Underlying Stock Options (#)	Aggregate Number of Shares Underlying Warrants (#)
David Anthony	60,000	none
Shawn R. Hughes	280,000	600,000
J. Winder Hughes III	60,000	none
Arthur S. Reynolds	100,000	681,103

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

Our securities are not listed on a national securities exchange or on an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. In determining which directors and which members of committees are “independent,” our Board of Directors has voluntarily adopted the independence standards set forth in the Marketplace Rules of the Nasdaq Stock Market. Our Board of Directors has determined that, in accordance with these standards, three of our current Directors, Mr. Anthony, Mr. Winder Hughes and Mr. Reynolds, are “independent directors.”

Certain Relationships And Related Transactions

We are a party to a license agreement with Alexander G. Fassbender, who until March 3, 2010 was our Executive Vice President and Chief Technology Officer, under which Mr. Fassbender has granted to us an exclusive license in the patents and patent applications for ThermoFuel and Enhanced Biogas Production in the United States and certain foreign countries.  We are required to pay to Mr. Fassbender a royalty of 1% of net sales after the cumulative sales of all licensed products exceed $20,000,000.  In December 2007, Mr. Fassbender waived certain termination rights under the license agreement, agreed that we can assign or transfer the license without his consent in connection with a merger or a sale of all or a portion of our business and assets, and agreed that he would not transfer his interest in the license agreement without our consent.

We are members, along with Mr. Fassbender and Mr. Fassbender’s ex-wife, of a limited liability company, ThermoEnergy Power Systems, LLC (“TEPS”), which owns  the ZEBS technology and which is a 50% member of Babcock-Thermo Clean Combustion LLC, our joint venture with Babcock Power.  We hold an 85% ownership interest in TEPS, and Mr. Fassbender and his ex-wife each own a 7.5% membership interest.  The Operating Agreement of TEPS provides, among other things, that the interests of Mr. Fassbender and his ex-wife cannot be diluted and that Mr. Fassbender will not be obligated to make capital contributions to TEPS other than his initial contribution of intellectual property.

The Company and Rexon Limited, a firm controlled by Arthur S. Reynolds, a member of our Board of Directors, entered into a consulting agreement on August 21, 2009, pursuant to which Mr. Reynolds provided services as our interim Chief Financial Officer.  Under the Consulting Agreement, the Company paid Rexon a retainer of $15,000 per month, reimbursed Rexon for all reasonable and customary expenses incurred by it in connection with Mr. Reynolds’s services, and issued to Rexon warrants, on the first business day of each month, commencing on August 1, 2009 and continuing through November 1, 2009, for the purchase of that number of shares of Common Stock determined by dividing (i) $15,000 by (ii) the market price per share of the Common Stock on such date. The consulting agreement with Rexon terminated on November 16, 2009 upon the appointment of Teodor Klowan, Jr. as our Chief Financial Officer; under the consulting agreement, we are obligated to continue payment of the $15,000 monthly retainer to Rexon for six months following termination.   Pursuant to the consulting agreement, upon the successful consummation of our Series B Convertible Preferred Stock financing, we paid Rexon a success fee of $30,000 in cash, issued to Mr. Reynolds a five-year warrant for the purchase of up to 500,000 shares of our Common Stock at an exercise price of $0.50 per share, and agreed to pay Mr. Reynolds an additional amount of $53,000, payable in five roughly equal monthly installments commencing in June 2010.

Our Board of Directors has adopted a policy whereby all transactions between us and any of our affiliates, officers, directors, principal shareholders and any affiliates of the foregoing must be approved in advance by the disinterested members of the Board of Directors based on a determination that the terms of such transactions are no less favorable to us than would prevail in arm’s-length transactions with independent third parties.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the "Plan of Distribution." The information included below is based on information that has been provided to us by or on behalf of the selling stockholders. The information assumes all of the shares covered hereby are sold or otherwise disposed of by the selling stockholders pursuant to this prospectus. However, we do not know whether the selling stockholders will in fact sell or otherwise dispose of the shares of Common Stock listed next to their names below.

The shares of our Common Stock offered hereby are issuable upon conversion of shares of our Series B Convertible Preferred Stock or exercise of Common Stock Purchase Warrants held by the selling stockholders.  No shares of Series B Convertible Preferred Stock and none of the Common Stock Purchase Warrants are being registered for resale.

Each share of Series B Convertible Preferred Stock is convertible into ten shares of our Common Stock (at an effective conversion price of $0.24 per share of Common Stock).  Shares of Series B Convertible Preferred Stock are convertible at any time at the option of the holder thereof and are subject to mandatory conversion (i) in the event the closing bid price for our Common Stock on the OTC Bulletin Board exceeds $0.72 for a period of sixty consecutive trading days or (ii) at the written election of the holders of at least 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock.

The Common Stock Purchase Warrants entitle the holders thereof to purchase shares of our Common Stock at an exercise price of $0.30 per share at any time on or before 6:00 pm on August 10, 2015.  Each  Warrant also provides for “cashless exercise” whereby, in lieu of payment of the exercise price in cash, the holder may direct us to cancel a portion of the Warrant having a value equal to the exercise price for the number of shares of our Common Stock as to which the Warrant is being exercised.

We are filing the registration statement of which this prospectus is a part in satisfaction of a contractual obligation under the Securities Purchase Agreement dated as of August 9, 2010 between us and the selling stockholders pursuant to which the selling stockholders purchased the shares of Series B Convertible Preferred Stock and the Common Stock Purchase Warrants, upon the conversion and exercise of which the shares of Common Stock offered hereby are issuable.

Pursuant to the Securities Purchase Agreement, we agreed to issue to the selling stockholders, and the selling stockholders agreed to purchase from us, an aggregate of 2,083,334 shares of our Series B Convertible Preferred Stock and Common Stock Purchase Warrants entitling the selling stockholders to purchase up to an aggregate of 33,333,344 shares of our Common Stock in consideration of cash payments by the selling stockholders to us in the aggregate amount of $5,000,001.06.

In the Securities Purchase Agreement we agreed to bear all expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications of the shares of Common Stock offered by the selling stockholders, including, without limitation, all registration, listing, and qualifications fees, printing and engraving fees, accounting fees, and the fees and disbursements of counsel for the Company, and (with respect to the preparation and filing of the registration statement of which this prospectus is a part) the reasonable fees of one firm of legal counsel for the selling stockholders.

In the Securities Purchase Agreement we also agreed to indemnify and hold harmless each selling stockholder and each underwriter, if any, which facilitates the disposition of the shares of Common Stock offered hereby, and each of their respective officers and directors and each person who controls such selling stockholder or underwriter (each, an “Indemnified Person”) from and against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any prospectus or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and we agreed to reimburse such Indemnified Person for all reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim as and when such expenses are incurred; provided, however, that we shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement made in, or an omission or alleged omission from, such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person expressly for use therein or (ii)  the use by the Indemnified Person of an outdated or defective prospectus after we have provided to such Indemnified Person an updated prospectus correcting the untrue statement or alleged untrue statement or omission or alleged omission giving rise to such loss, claim, damage or liability.

Except for the issuance and sale of shares of Series B Convertible Preferred Stock and Common Stock Purchase Warrants to the selling stockholders pursuant to the Securities Purchase Agreement, we have not engaged in any  material transactions with any of the selling stockholders or any of their affiliates at any time since January 1, 2008.

The following table sets forth:

•	the name of the selling stockholders,

•
the number and percentage of shares of our Common Stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus and the percentage of the class represented by such shares,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Name of Selling Stockholder(1)	Shares of Common Stock Beneficially Owned Prior to Offering(2)		Percentage Ownership Prior to Offering(2)	Maximum Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering(2)

Security Equity Fund, Mid Cap Value Fund	25,018,523	(3)	22.53%	22,316,684	2,701,839	2.43%

SBL Fund, Series V (Mid Cap Value)	8,922,619	(4)	8.04%	8,016,658	905,961	*

Security Equity Fund, Mid Cap Value Institutional Fund	20,637,500	(5)	18.59%	20,637,500	0	0%

SBL Fund, Series Q (Small Cap Value)	3,033,342	(6)	2.73%	3,033,342	0	0%

Security Equity Fund, Small Cap Value Fund	162,500	(7)	*	162,500	0	0%

*	Less than 1%

(1)	All of the selling stockholders are affiliates of Security Investors, LLC.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the table below, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage of beneficial ownership is based on 56,867,098 shares of Common Stock outstanding as of August 18, 2011, adjusted to reflect the issuance of the aggregate of 54,166,684 shares issuable to the selling stockholders.

(3)	Includes 8,583,340 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 13,733,344 shares issuable upon exercise of Common Stock Purchase Warrants.

(4)	Includes 3,083,330 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 4,933,328 shares issuable upon exercise of Common Stock Purchase Warrants.

(5)	Includes 7,937,500 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 12,700,000 shares issuable upon exercise of Common Stock Purchase Warrants.

(6)	Includes 1,166,670 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 1,866,672 shares issuable upon exercise of Common Stock Purchase Warrants.

(7)	Includes 62,500 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 100,000 shares issuable upon exercise of Common Stock Purchase Warrants.

The selling stockholders are investment companies registered under the Investment Company Act of 1940, as amended.  James P. Schier, Portfolio Manager of Security Investors, LLC (“SI”), which is the investment adviser to each of the selling stockholders, exercises voting and investment control over the securities held by the selling stockholders.  Mr. Schier’s voting and investment control is subject to SI’s proxy voting procedures adopted pursuant to Rule 206(4)-6 under the Investment Advisers Act of 1940 and other applicable policies and procedures of SI.

All of the selling stockholders are affiliates of one or more registered broker-dealers. The selling stockholders purchased the securities offered for resale hereby in the ordinary course of business and, at the time of purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock under our certificate of incorporation and by-laws.

Authorized and Outstanding Capital Stock

We are authorized to issue 425,000,000 shares of Common Stock, par value $0.001 per share, and 30,000,000 shares of Preferred Stock, par value $0.01 per share.  Of our authorized Preferred Stock, 208,334 shares have been designated “Series A Convertible Preferred Stock”, 12,000,000 shares have been designated “Series B Convertible Preferred Stock” and 3,545,379 shares remain undesignated.  As of August 18, 2011, 56,867,098 shares of Common Stock were issued and outstanding, 133,797 shares of Common Stock were held as treasury shares, 208,334 shares of Series A Convertible Preferred Stock were issued and outstanding and 11,664,993 shares of Series B Convertible Preferred Stock were issued and outstanding.

Description of Common Stock

Voting Rights

Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each such holder is entitled, together with the holders of all other classes of capital stock entitled to attend special and annual stockholder meetings (subject to the provisions of any resolutions of the board of directors granting any holders of preferred stock exclusive or special voting powers with respect to any matter), to cast one vote for each outstanding share of our common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the our common stock, as such, are not entitled to vote on any amendment to the our amended and restated certificate of incorporation (including the certificate of designation of any series of our preferred stock) that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the certificate of incorporation (including the certificate of designation of any series of our preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of its debts and liabilities and after we have paid, or set aside for payment, to the holders of any class or series of preferred stock having preference over our common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends

Dividends may be paid on our common stock and on any class or series of preferred stock entitled to participate with our common stock as to dividends on an equal per-share basis, but only when, as and if declared by the board of directors. Holders of our company's common stock will be entitled to receive any such dividends out of any assets legally available for the payment of dividends only after the provisions with respect to preferential dividends on any outstanding series of preferred stock have been satisfied and after we have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any outstanding series of our preferred stock.

Other Rights

Holders of our Common Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series A Convertible Preferred Stock

Voting Rights

In addition to any other voting rights under law or as described below, the holders of Series A Convertible Preferred Stock are entitled to vote or consent, together with the holders of Common Stock, as a single class on all matters submitted to the vote of Common Stock holders. Each share of Series A Convertible Preferred Stock is entitled to the number of votes equal to the nearest number of whole shares of Common Stock into which it is convertible on the record date.  The separate vote or consent of 66 2/3% of the Series A Convertible Preferred Stock is required for any of the following:

(i)	directly or indirectly altering the rights, preferences, privileges, powers or restrictions of the Series A Convertible Preferred Stock;

(ii)	creating, or issuing securities of, any class or series having an equal or senior preference or priority to the Series A Convertible Preferred Stock; or

(iii)	amending our Articles of Incorporation in a way that adversely affects the rights, preferences or privileges of the holders of the Series A Convertible Preferred Stock.

Liquidation Rights

Upon a liquidation, dissolution or winding up of the Company, the holder of each share of Series A Convertible Preferred Stock is entitled to a preference payment in an amount equal to the greater of (i) $1.20 plus all declared and unpaid dividends on such share or (ii) the amount that would be payable to such holder if all shares of Series A Convertible Preferred Stock had been converted to the liquidation event.  A consolidation or merger or a sale of all or substantially all of our assets (except for a transaction in which our shareholders prior to the transaction hold 50% or more of the voting securities of the surviving or purchasing entity) shall be regarded as a dissolution, liquidation or winding up unless the holders of 66 2/3% of the then outstanding shares of Series A Convertible Preferred Stock determine otherwise.

Conversion

Each share of Series A Convertible Preferred Stock is convertible into one share of our Common Stock. The conversion ratio is adjusted to reflect any stock dividend, distribution or stock split or combination or consolidation. Conversion rights are also adjusted to reflect any change in the Common Stock by way of reorganization, recapitalization, reclassification, consolidation or merger. Fractional shares of Common Stock will not be issued upon conversion of Series A Convertible Preferred Stock and we will make a cash payment to the holder in lieu of any fractional share. Shares of Series A Convertible Preferred Stock may be converted at any time at the election of the holder thereof. All outstanding shares of the Series A Convertible Preferred Stock will be automatically converted into Common Stock when the market price for our Common Stock exceeds $3.00 (adjusted to reflect stock splits, stock dividends, combinations or consolidations) for 30 consecutive trading days. All outstanding shares of the Series A Convertible Preferred Stock will also be automatically converted into Common Stock at the election of the holders of 66 2/3% of the then outstanding Series A Convertible Preferred Stock.

Dividends

The Series A Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series A Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series B Convertible Preferred Stock

Voting Rights

Except with respect to the election of members of our Board of Directors, the holders of our Series B Convertible Preferred Stock are entitled to vote together with the holders of our Common Stock, as a single class, on all matters submitted to the holders of our Common Stock for a vote.  Each share of our Series B Convertible Preferred Stock entitles the holder thereof to a number of votes equal to the nearest number of whole shares of our Common Stock into which such share of Series B Convertible Preferred Stock is convertible.

The holders of our Series B Convertible Preferred Stock our entitled to elect four members of our Board of Directors (the “Series B Directors”), which Series B Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock as a separate class; any vacancy created by the resignation or removal of a Series B Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock or (ii) the unanimous vote or consent of the remaining Series B Directors.  The holders of our Common Stock, voting together with the holders of our Series A Convertible Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Convertible Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Convertible Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.

The consent of the holders of at least 66⅔% of the then-outstanding shares of our Series B Convertible Preferred Stock for certain corporate actions, including any amendment of our Certificate of Incorporation or By-laws or any recapitalization which would adversely alter or changes the rights, preferences or privileges of our Series B Convertible Preferred Stock, any increase or decrease the number of authorized shares of our Series B Convertible Preferred Stock, the creation of a class or series of shares having preference or priority equal or senior to our Series B Convertible Preferred Stock, the declaration or payment of a dividend on our Common Stock, the redemption of any shares of our Common Stock (subject to certain specified exceptions), any merger or consolidation with another entity in a transaction immediately following which our shareholders would hold less than a majority of the voting power of the outstanding stock of the surviving corporation, the sale of all or substantially all of our assets, our liquidation or dissolution, or any increase or decrease in the size of our Board of Directors.

Liquidation Rights

The shares of our Series B Convertible Preferred Stock have a stated value of $2.40 per share (subject to adjustment for stock dividends, combinations or splits).  In the event of our voluntary or involuntary liquidation, dissolution or winding-up, after satisfaction of the claims of creditors and payment or distribution of assets is made on any securities which, by their terms rank senior to our Series B Convertible Preferred Stock, but before any payment or distribution of assets and any surplus funds is made on any securities that do not expressly provide that they rank senior to our Series B Convertible Preferred Stock, including, without limitation, our Common Stock, the holders of our Series B Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares plus an amount equal to all declared and unpaid dividends with respect to their shares.  Thereafter, each holder of our Common Stock shall be paid an amount per share equal to the amount per share paid to each holder of our Series B Convertible Preferred Stock, and any remaining assets will be distributed on a pro rata basis to the holders of our Common Stock and our Series B Convertible Preferred Stock.

Conversion

Each share of our Series B Convertible Preferred Stock may be converted at any time, at the option of the holder thereof, into that number of shares of our Common Stock determined by dividing (i) the stated value of such shares of our Series B Convertible Preferred Stock ($2.40) by (ii) the conversion price thereof (initially, $0.24).  Initially, the conversion rate of our Series B Convertible Preferred Stock is ten-for-one.  The conversion price of our Series B Convertible Preferred Stock is subject to conventional weighted-average formula adjustment in the event we issue shares of our common stock or securities convertible into shares of our Common Stock at a price per share less than the conversion price then in effect, subject to certain conventional exclusions including, without limitation, shares issued or issuable to employees, directors or consultants pursuant to a stock option plan or a restricted stock plan approved by our Board of Directors, shares issued or issuable in connection with an acquisition transaction and shares issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions.

Dividends

The Series B Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series B Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Undesignated Preferred Stock

Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to provide for the issuance of shares of our unauthorized but previously unissued Preferred Stock in one or more series, and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights. Our board of directors will have broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, subject to any applicable rights of holders of any shares of Preferred Stock outstanding from time to time.

The rights and privileges of holders of the Common Stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of Preferred Stock that the board of directors may designate and we may issue from time to time. Among other things, by authorizing the issuance of shares of Preferred Stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the Common Stock and could discourage any attempt to effect a change in control of our Company, even if such a transaction would be beneficial to the interests of our stockholders.

Anti-Takeover Effects of Provisions of Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or deferring a change in control of the company. These provisions, among other matters:

limit the number of directors constituting the entire board of directors to a maximum of 7 directors;

•	grant the holders of our Series B Convertible Preferred Stock the exclusive right to elect 4 directors and thereby to control the board of directors;

•	limit the types of persons who may call a special meeting of stockholders; and

•
establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings.

UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

The following is a summary of material United States federal income tax considerations related to the purchase, ownership and disposition of our common stock that are applicable to a "non-U.S. holder" (defined below) of the common stock.

This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor's particular tax situation;

•
is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the "Treasury Regulations," judicial authority and published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect;

•	is applicable only to beneficial owners of common stock who hold their common stock as a "capital asset," within the meaning of section 1221 of the Code;

•
does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	certain former citizens and long-term residents of the United States;

•	"controlled foreign corporations" and "passive foreign investment companies"

•	partnerships, other pass-through entities and investors in these entities; and

•	investors that expect to receive dividends or realize gain in connection with the investors' conduct of a United States trade or business, permanent establishment or fixed base.

•	pension plans;

•	tax-exempt entities;

•	banks, financial institutions and insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	certain trusts;

•	brokers and dealers in securities;

•	holders of securities held as part of a "straddle," "hedge," "conversion transaction" or other risk–reduction or integrated transaction; and

•	persons who hold or receive our common stock as compensation, such as that received pursuant to stock option plans and stock purchase plans.

•
does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the federal gift tax and estate tax.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect, which could materially affect the tax consequences described herein. We have not requested, nor will we request, a ruling from the IRS or an opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This summary of United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock, including the application to their particular situation of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial holder of our common stock that is neither a "United States person" nor a partnership or entity or arrangement treated as a partnership for United States federal income tax purposes. A "United States person" is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as an association taxable as a corporation, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable the Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three–year period ending in the current calendar year. The 183–day test is determined by counting all of the days the individual is treated as being present in the current year, one–third of such days in the immediately preceding year and one–sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership holds our common stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership's activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

Distributions

Distributions paid to a non-U.S. holder of our common stock will constitute a "dividend" for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the holder's basis in our common stock, but not below zero, and thereafter would be treated as gain from the sale of our common stock (see "Sale or Taxable Disposition of Common Stock" below).

Subject to the following paragraphs, dividends paid to a non-U.S. holder on our common stock generally will be subject to United States federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of such excess amounts by timely filing a claim for refund with the Internal Revenue Service.

In order to claim the benefit of a reduced rate of or an exemption from withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (a) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed Internal Revenue Service Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a United States person or (b) if our common stock is held through certain non-United States intermediaries, to satisfy the relevant certification requirements of Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base) are not subject to the withholding tax, provided that, prior to the making of a distribution, the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends would be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person.

Corporate holders who receive effectively connected dividends may also be subject to an additional "branch profits tax" at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder's conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

A non–U.S. holder who provides us with an Internal Revenue Service Form W–8BEN or W–8ECI will be required to periodically update such form.

Sale or Taxable Disposition of Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax (including by way of withholding) unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the non-U.S. holder's holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if the holder were a United States person. If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional "branch profits" tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of its United States trade or business, subject to exemption or reduction provided by any applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, have not been and will not become a "United States real property holding corporation" for United States federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the applicable period, or (2) our common stock ceases to be traded on an "established securities market" within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our common stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of such holder and the amount of tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury as to non-United States person status (and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status (and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recent Legislative Developments

Recently proposed legislation is pending in both houses of congress providing for new withholding taxes to enforce new reporting requirements on specified foreign accounts owned by either specified United States persons or by foreign entities which are owned by United States persons. The provisions specifically establish rules for withholdable payments (including dividends) to foreign financial institutions and other foreign entities. The proposed legislation generally imposes a 30% withholding tax on payments of dividends made to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury agreeing to meet certain information reporting and verification requirements regarding the U.S. accounts upon behalf of which it is acting. The proposed legislation imposes similar requirements (absent the need for agreements) on non-financial institutions. These rules are currently scheduled to be effective for payments made after December 31, 2010. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the proposed legislation on their investment in respect of the common stock.

The foregoing discussion is only a summary of material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by non–U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S., state, local, non–U.S. or other tax laws and any applicable income or estate tax treaty.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will pay other expenses relating to the preparation, updating and filing of this registration statement. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available for a selling stockholder, rather than under this prospectus. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

In connection with the sale of our common stock or interest therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales or our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short position, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transaction with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be underwriters will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.  We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this prospectus, including certain liabilities under the Securities Act and state securities laws.  We may be indemnified by the selling stockholders against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:  (1) such time as all of the shares of selling stockholders eligible to be covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) such shares are eligible for resale without restriction (including volume limitations) under Rule 144 of the Securities Act.

CHANGE IN ACCOUNTANTS

On April 12, 2010, we engaged CCR LLP ("CCR") as our principal independent accountants to audit our financial statements, replacing Kemp & Company, a Professional Association ("Kemp"), who were dismissed as our principal independent accountants on the same day.  We made this change primarily because we relocated our financial operations from Little Rock, Arkansas to Worcester, Massachusetts. CCR is a regional firm with headquarters in Westborough, Massachusetts which can provide local support on a timely basis, while Kemp does not maintain offices outside of Little Rock, Arkansas.

The change was approved by the Audit Committee of our Board of Directors.

During our two most recent fiscal years and during the subsequent interim period, we did not consult with CCR regarding any matter, including without limitation (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our consolidated financial statements or (iii) any matter that was either the subject of a disagreement (as defined in Item 304, paragraph (a)(1)(iv) of Regulation S-K and the instructions related to such Item 304) with Kemp or a reportable event (as defined in paragraph (a)(1)(v) of such Item 304).

Kemp's reports on our financial statements for the fiscal years ended December 31, 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles, except that Kemp’s reports on our financial statements for both fiscal years contained explanatory paragraphs describing conditions that raised substantial doubt about our ability to continue as a going concern.

During our two most recent fiscal years and during the subsequent interim period prior to the engagement of CCR, there were no disagreements between us and Kemp on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements, if not resolved to Kemp’s satisfaction, would have caused Kemp to make reference to the subject matter of such disagreements in its report, except that, with respect to the fiscal year ended December 31, 2008, the following disagreements arose:

(i)
Payroll tax adjustments:  Our prior Chief Financial Officer did not agree with Kemp’s estimated adjustment for penalties and interest with respect to unpaid payroll taxes.  Following termination of our prior Chief Financial Officer’s employment, our interim Chief Financial Officer and our Board of Directors discussed the matter with Kemp and the matter was resolved to Kemp’s satisfaction;

(ii)
Debt covenant violations:  Our prior Chief Financial Officer would not agree to classify our Convertible Promissory Note to The Quercus Trust in the original principal amount of $2,000,000 as in default at December 31, 2008 due to the violation of certain covenants relating to unpaid payroll taxes and the non-disclosure of such violations.  Following termination of our prior Chief Financial Officer’s employment, our interim Chief Financial Officer and the Audit Committee of our Board of Directors discussed the matter with Kemp and the matter was resolved to Kemp’s satisfaction; and

(iii)
Failure to provide requested audit information:  Our prior Chief Financial Officer refused to provide critical audit documentation to Kemp.  Following termination of our prior Chief Financial Officer’s employment, our interim Chief Financial Officer and the Audit Committee of our Board of Directors discussed the matter with Kemp, our interim Chief Financial Officer provided all of the requested information to Kemp, and the matter was resolved to Kemp’s satisfaction.

We have authorized Kemp to respond fully to CCR concerning all of the foregoing disagreements.

In connection with its audits of our financial statements for the fiscal years ended December 31, 2008 and 2009, Kemp advised us of certain matters involving our internal controls over financial reporting that Kemp considered to be material weaknesses.  Our Audit Committee discussed such matters with Kemp and we have undertaken efforts to correct the deficiencies in internal controls identified by Kemp.  We have authorized Kemp to respond fully to CCR concerning such matters.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110.

EXPERTS

The consolidated financial statements of ThermoEnergy Corporation as of December 31, 2010 and for the year then ended included in this prospectus have been included in reliance on the report of CCR LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ThermoEnergy Corporation as of December 31, 2009 and for the year then ended included in this prospectus have been included in reliance on the report of Kemp & Company, a Professional Association, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov and on the investor relations page of our website at http://ir.stockpr.com/thermoenergy/sec-filings. Information on, or accessible through, our website is not part of this prospectus.  You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

THERMOENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

As of and For the Years ended December 31, 2010 and 2009

With

Reports of Independent Registered Public Accounting Firms

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
ThermoEnergy Corporation

We have audited the accompanying consolidated balance sheet of ThermoEnergy Corporation and subsidiaries (the Company) as of December 31, 2010 and the related consolidated statement of operations, stockholders’ deficiency and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoEnergy Corporation and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that ThermoEnergy Corporation and subsidiaries will continue as a going concern.  As reflected in the consolidated financial statements, the Company has an accumulated deficit at December 31, 2010 and has suffered significant net losses and negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are disclosed in Note 2 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CCR LLP

Westborough, Massachusetts
March 30, 2011

Report of Independent Registered Public Accounting Firm

Board of Directors
ThermoEnergy Corporation

We have audited the accompanying consolidated balance sheet of ThermoEnergy Corporation and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ThermoEnergy Corporation and subsidiaries as of December 31, 2009, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred net losses since inception and will require substantial capital to continue commercialization of the Company’s technologies and to fund the Companies liabilities.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kemp & Company, a Professional Association

Little Rock, Arkansas
March 30, 2010

THERMOENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash	$4,299	$1,109
Accounts receivable, net	1,043	7
Inventories, net	65	74
Other current assets	289	205
Total Current Assets	5,696	1,395

Property and equipment, net	560	241
Other assets	61	74

Total Assets	$6,317	$1,710

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$722	$812
Convertible debt in default	—	4,133
Accrued payroll taxes	1,470	4,972
Deferred revenue	1,880	398
Other current liabilities	1,995	1,708
Total Current Liabilities	6,067	12,023

Long Term Liabilities:
Deferred compensation retirement plan for officers, net of current portion	180	229
Derivative liability	2,852	2,559
Convertible debt	8,892	1,370
Total Long Term Liabilities	11,924	4,158

Total Liabilities	17,991	16,181

Stockholders' Deficiency:
Preferred Stock, $0.01 par value, 20,000,000 shares authorized:
Class A Preferred Stock, liquidation value of $1.20 per share: designated: 10,000,000 shares; issued and outstanding: 208,334 shares in 2010 and 2009	2	2
Class B Preferred Stock, liquidation preference of $2.40 per share: designated: 6,454,621 shares in 2010 and 4,371,287 shares in 2009; issued and outstanding: 5,968,510 shares in 2010 and 3,037,954 shares in 2009	60	30
Common Stock, $.001 par value: authorized: 300,000,000 shares;
issued: 55,765,715 shares in 2010 and 53,763,270 shares in 2009;
outstanding: 55,681,918 shares in 2010 and 53,679,473 shares in 2009	55	54
Additional paid-in capital	79,345	66,711
Accumulated deficit	(91,118)	(81,268)
Treasury stock, at cost: 133,797 shares in 2010 and 83,797 shares in 2009	(18)	—

Total Stockholders’ Deficiency	(11,674)	(14,471)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$6,317	$1,710

See notes to consolidated financial statements.

THERMOENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2010	2009

Revenues	$2,874	$4,016
Less: cost of revenues	2,775	4,013
Gross profit	99	3

Operating Expenses:
General and administrative	4,048	3,915
Engineering, research and development	466	916
Sales and marketing	1,168	533
Option expense	2,066	663
Total operating expenses	7,748	6,027

Loss from operations	(7,649)	(6,024)

Other income (expense):
Warrant expense	(107)	(1,925)
Gain on payroll tax settlement	2,263	—
Loss on extinguishment of debt	(614)	(3,285)
Derivative liability (expense) income	(293)	937
Equity in losses of joint venture	(74)	—
Interest and other expense, net	(3,376)	(2,687)
Total other income (expense)	(2,201)	(6,960)

Net loss	(9,850)	(12,984)

Deemed dividend on Series B Convertible Preferred Stock	(6,900)	(2,749)

Net loss attributable to common stockholders	$(16,750)	$(15,733)

Loss per share attributable to common stockholders, basic and diluted	$(0.31)	$(0.30)

Weighted average shares used in computing loss per share, basic and diluted	54,041,586	52,742,611

See notes to consolidated financial statements.

THERMOENERGY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
(in thousands, except share and per share amounts)
Years Ended December 31, 2010 and 2009

	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Noncontrolling Interest	Total

Balance (Deficit) January 1, 2009	$2	$-	$50	$58,810	$(68,284)	$-	$(1,662)	$(11,084)

Cumulative effect of change in accounting principle				(3,195)				(3,195)
Stock options issued to officers, directors and employees				663				663
Modification of warrants				1,793				1,793
Warrants issued for services				46				46
Common Stock issued for interest payments (313,005 shares)				109				109
Common Stock issued for services (345,000 shares)				188				188
Common Stock issued for cash (1,428,571 shares at $0.35 per share)			2	498				500
Issued 435,442 shares of Common Stock and warrants to acquire CASTion's noncontrolling interest			1	268				269
Purchase of CASTion shares from noncontrolling interest				(2,282)			1,662	(620)
Warrants and beneficial conversion feature issued with convertible notes and Series B Convertible Preferred Stock				4,211				4,211
Convertible Note and accrued interest converted to Common Stock (768,535 shares at $.75 per share)			1	576				577
Convertible Notes and accrued interest converted to Series B Convertible Preferred Stock (2,454,621 shares at $2.40 per share), net of value of acquired beneficial conversion features		24		3,632				3,656
Series B Convertible Preferred Convertible Stock issued for cash (583,333 shares at $2.40 per share)		6		1,394				1,400
Net Loss					(12,984)			(12,984)

Balance (Deficit) December 31, 2009	2	30	54	66,711	(81,268)	-	-	(14,471)

Stock options issued to officers, directors and employees				2,066				2,066
Common Stock issued for services (200,000 shares)				54				54
Convertible Notes and accrued interest converted to Common Stock (1,802,445 shares at $0.24 per share)			1	432				433
Short term borrowings and accrued interest converted to Series B Convertible Preferred Stock (791,668 shares at $2.40 per share)		8		1,892				1,900
Series B Convertible Preferred Stock and warrants issued for cash, net of issuance costs of $375 (2,083,334 shares at $2.40 per share)		21		4,604				4,625
Series B Convertible Preferred Stock and warrants issued for settlement with Convertible note holders (55,554 shares at $2.40 per share)		1		533				534
Beneficial conversion features recognized upon issuance of short term borrowings				3,053				3,053
Receipt of treasury stock (50,000 shares at $0.35 per share)						(18)		(18)
Net Loss					(9,850)			(9,850)

Balance (Deficit) December 31, 2010	$2	$60	$55	$79,345	$(91,118)	$(18)	$-	$(11,674)

See notes to consolidated financial statements.

THERMOENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2010	2009
Operating Activities:
Net loss	$(9,850)	$(12,984)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock option expense	2,066	663
Warrant expense	107	1,925
Warrants issued for services	—	46
Common stock issued for services	54	188
Gain on payroll tax settlement	(2,263)	—
Loss on extinguishment of debt	614	3,285
Equity in losses of joint venture	74	—
Derivative liability expense (income)	293	(937)
Non-cash interest added to debt	941	807
Series B Convertible Preferred Convertible Stock and warrants issued for note holder settlement expenses	534	—
Receipt of treasury stock	(18)	—
Depreciation	52	64
Provision for inventory reserves	9	74
Amortization of discount on convertible debt	2,243	1,364
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(1,036)	104
Inventories	—	16
Other current assets	(84)	(41)
Accounts payable	(90)	608
Deferred revenue	1,482	134
Other current liabilities	(707)	900
Deferred compensation retirement plan	(49)	(32)

Net cash used in operating activities	(5,628)	(3,816)

Investing Activities:
Investment in joint venture	(61)	(50)
Purchases of property and equipment	(371)	—

Net cash used in investing activities	(432)	(50)

Financing Activities:
Proceeds from issuance of Series B Convertible Preferred Stock and warrants, net of issuance costs of $375 in 2010	4,625	1,400
Proceeds from issuance of common stock and warrants	—	500
Proceeds from issuance of convertible promissory notes	4,625	3,260
Payments on convertible promissory notes	—	(300)

Net cash provided by financing activities	9,250	4,860

Net change in cash	3,190	994
Cash, beginning of year	1,109	115
Cash, end of year	$4,299	$1,109

Supplemental schedule of non-cash financing activities:
Conversion of short-term borrowings and accrued interest to Series B Convertible Preferred Stock	$1,900	$—
Conversion of convertible notes and accrued interest to common stock	$433	$577
Debt discount recognized on short-term borrowings	$3,053	$—
Accrued interest added to debt	$323	$52

See notes to consolidated financial statements.

Note 1:  Organization and summary of significant accounting policies

Nature of business

ThermoEnergy Corporation (“the Company”) was incorporated in January 1988 for the purpose of marketing and developing advanced municipal and industrial wastewater treatment and carbon reducing clean energy technologies.

The Company is the majority owner of a patented clean energy technology known as the Zero Emission Boiler System (“ZEBS”) which converts fossil fuels (including coal, oil and natural gas) and biomass into electricity without producing air emissions, and at the same time removes and captures carbon dioxide in liquid form for sequestration or beneficial reuse.  The Company, through its majority-owned subsidiary, ThermoEnergy Power Systems, LLC, (“TEPS”) entered into a joint venture with Babcock Power, Inc. in 2009 called Babcock-Thermo Carbon Capture, LLC ("BTCC") to obtain the resources necessary to facilitate the development and commercialization of this technology.

The Company acquired a majority stake in CASTion Corporation (“CASTion”), a Massachusetts corporation, on July 2, 2007.  The acquisition of CASTion resulted in the Company becoming primarily a “water company” with many patented and proprietary Water Technologies.  CASTion’s patented Controlled Atmosphere Separation Technology (“CAST”) systems are utilized as an effective stand-alone wastewater or chemical recovery system, or as part of an integrated recovery solution.  The CAST wastewater and chemistry recovery system eliminates costly disposal of hazardous waste or process effluent.  The Zero-Liquid-Discharge program can recover nearly 100% of a customer’s valuable chemical resources or wastewater for immediate reuse or recycling at our customer’s facility.  The Company acquired the remaining minority interest in CASTion Corporation on January 5, 2009 (see Note 10), making it a wholly-owned subsidiary of the Company.

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.  Certain prior year amounts have been reclassified to conform to current year classifications.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

The 15% third party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements.  As of December 31, 2010, the noncontrolling interest in TEPS was immaterial to the consolidated financial statements taken as a whole.

Revenue recognition

Revenues from fixed-price contracts are recognized on the percentage of completion method, measured by the percentage of costs incurred to total estimated costs.  Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.  Selling, general and administrative costs are charged to expense as incurred.  Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which revisions are determined.

In circumstances when the Company cannot estimate the final outcome of a contract, or when the Company cannot reasonably estimate revenue, the Company utilizes the percentage-of-completion method based on a zero profit margin until more precise estimates can be made.  If and when the Company can make more precise estimates, revenues will be adjusted accordingly and recorded as a change in an accounting estimate.  For the years ended December 31, 2010 and 2009, the Company has recorded one contract which represented approximately 35% and 80% of its revenues, respectively, utilizing the percentage-of-completion method based on a zero profit margin.

Billings in excess of costs and estimated earnings on uncompleted contracts, which amounted to $0 and $398,000 at December 31, 2010 and 2009, respectively, represent amounts billed in excess of revenues earned and are included in deferred revenue.

Cash and cash equivalents

The Company places its cash and cash equivalents in highly rated financial institutions, which are continually reviewed by senior management for financial stability.  Effective December 31, 2010, extending through December 31, 2012, all “noninterest-bearing transaction accounts” are fully insured, regardless of the balance of the account.  Generally the Company’s cash and cash equivalents in interest-bearing accounts exceeds financial depository insurance limits.  However, the Company has not experienced any losses in such accounts and believes that its cash and cash equivalents are not exposed to significant credit risk.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value.  Receivables related to the Company’s contracts have realization and liquidation periods of less than one year and are therefore classified as current.  The Company’s method for estimating its allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions.  Amounts considered uncollectible are written off based on the specific customer balance outstanding.  The Company recorded bad debt expense of $0 and $9.000 for the years ended December 31, 2010 and 2009, respectively.  The allowance for doubtful accounts totaled $9,000 at December 31, 2010 and 2009.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method and consist primarily of raw materials and supplies.

The Company evaluates its inventory for excess quantities and obsolescence on an annual basis.  In preparing our evaluation, we look at the expected demand for our products for the next three to twelve months.  Based on this evaluation, we establish and maintain a reserve so that inventory is appropriately stated at the lower of cost or net realizable value.  The Company recorded provisions for inventory reserves of $9,000 and $74,000 for the years ended December 31, 2010 and 2009, respectively.  Inventory reserves totaled $83,000 and $74,000 at December 31, 2010 and 2009, respectively.

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset.  Depreciation is computed using the straight-line method.  The Company evaluates long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable.  If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

Contingencies

The Company accrues for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable.  Such estimates may be based on advice from third parties or on management’s judgment, as appropriate.  Revisions to payroll tax and other accruals are reflected in income in the period in which different facts or information become known or circumstances change that affect the Company’s previous assumptions with respect to the likelihood or amount of loss.  Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

Stock options

The Company accounts for stock options in accordance with Accounting Standards Codification (“ASC”) Topics 505 and 718, “Compensation – Stock Compensation”.  These topics require that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values on the measurement date, which is generally the date of grant.  Such cost is recognized over the vesting period of the awards.  The Company uses the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted rates and laws that will be in effect when the deferred tax assets or liabilities are expected to be realized or settled. A valuation allowance for deferred tax assets is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

The Company estimates contingent income tax liabilities based on the guidance for accounting for uncertain tax positions as prescribed in ASC Topic 740, "Income Taxes."  We use a two-step process to assess each income tax position.  We first determine whether it is more likely than not that the income tax position will be sustained, based on technical merits, upon examination by the taxing authorities.  If the income tax position is expected to meet the more likely than not criteria, we then record the benefit in the financial statements that equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.  At December 31, 2010 and 2009, there are no uncertain tax positions that require accrual.

Fair value of financial instruments and fair value measurements

The carrying amount of cash, accounts receivable, other current assets, accounts payable, short-term notes payable and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of the instruments.  The carrying amount of the Company’s convertible debt in default and long-term convertible debt was $6,646,000 and $5,503,000 at December 31, 2010 and 2009, respectively, and approximates the fair value of these instruments.  The Company’s warrant liabilities are recorded at fair value.

The Company's assets and liabilities carried at fair value are categorized using inputs from the three levels of fair value hierarchy, as follows:
Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liabilities.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Derivative liability	$2,852	$-	$-	$2,852
Total Liabilities	$2,852	$-	$-	$2,852

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Derivative liability	$2,559	$-	$-	$2,559
Total Liabilities	$2,559	$-	$-	$2,559

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Long-Term Warrant Liability
Balance at December 31, 2009	$2,559
Change in fair value	293
Balance at December 31, 2010	$2,852

Series B Convertible Preferred Stock

The Company accounts for its Series B Convertible Preferred Stock by first allocating the proceeds based on the relative fair value of the Series B Convertible Preferred Stock and the warrants issued to the investors, and then to any beneficial conversion features contained in the Preferred Stock.  The Company determined the initial value of the Series B Convertible Preferred Stock and investor warrants using valuation models it considers to be appropriate.  Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of the Company's consolidated balance sheets.  The value of the warrants and beneficial conversion features are considered a “deemed dividend” and are added as a component of net loss attributable to common stockholders on the Company’s consolidated statements of operations.

Earnings (loss) per share

Basic earnings (loss) per share (“EPS”) is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods.  Fully diluted earnings (loss) per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless the effect on net income (loss) per share is antidilutive.  Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later.  The effect of computing the Company’s diluted income (loss) per share was antidilutive and, as such, basic and diluted earnings (loss) per share are the same for each of the years ended December 31, 2010 and 2009.

Effect of new accounting pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" (“ASU 2010-06”).  ASU 2010-06 amended certain provisions of ASC 820-10 by requiring additional disclosures for transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring fair value measurement disclosures for each class of assets and liabilities in addition to disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3.  The adoption did not have a material impact on the Company's financial statements or disclosures, as the Company did not have any financial instruments valued using Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure.  Certain provisions of ASU 2010-06 are effective for the Company for the fiscal year beginning January 1, 2012.  These provisions will require the Company to present separately information on all purchases, sales, issuances, and settlements of financial instruments valued using significant unobservable inputs (Level 3) in the reconciliation for fair value measurements.  The Company does not believe the adoption of the provisions of ASU 2010-06 in the Company’s fiscal year beginning January 1, 2012 will have a material impact on its financial statements or disclosures.

In February 2010, the FASB issued ASU 2010-09, "Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements" (“ASU 2010-09”).  ASU 2010-09 removes the requirement for a SEC registrant to disclose a date, in both issued and revised financial statements, through which that filer had evaluated subsequent events.  Consistent with past practice, the Company has evaluated subsequent events through the issuance date of our financial statements.  The adoption did not have a material impact on the Company's financial statements.

In April 2010, the FASB issued ASU No. 2010-17, “Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition.” (“ASU 2010-17”)  ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for certain research and development transactions.  Under this new guidance, a company can recognize as revenue consideration that is contingent upon achievement of a milestone in the period in which it is achieved, only if the milestone meets all criteria to be considered substantive. This guidance will be effective on a prospective basis beginning January 1, 2011.  The Company does not believe the adoption of ASU 2010-17 will have a material impact on its financial statements.

Note 2:  Management's consideration of going concern matters

The Company has incurred net losses since inception and will require substantial additional capital to continue commercialization of the Company’s power and water technologies (the “Technologies”) and to fund the Company’s liabilities, which included approximately $1.5 million of payroll tax liabilities (see Note 14) and approximately $2 million of other current liabilities at December 31, 2010.  In addition, the Company may be subject to tax liens if it cannot satisfactorily settle the outstanding payroll tax liabilities and may also face criminal and/or civil action with respect to the impact of the payroll tax matters (see Note 14).  The consolidated financial statements have been prepared assuming the Company will continue as a going concern, realizing assets and liquidating liabilities in the ordinary course of business and do not reflect any adjustments that might result from the outcome of the aforementioned uncertainties.  Management is considering several alternatives for mitigating these conditions.

As more fully described in Notes 4 and 15, the Company entered into a Bridge Loan Agreement with certain investors on March 10, 2010 and amended on June 30, 2010 and February 25, 2011 that provided $4.6 million of funding to the Company.  Of this amount, $1.9 million was converted into the Company’s Series B Convertible Preferred Stock.  Also, as more fully described in Note 9, the Company issued 2,083,334 shares of Series B Convertible Preferred Stock in August 2010 to certain investors that raised $5 million of additional capital.

As detailed in Note 15, the Company entered into Note Amendment and Forbearance Agreements in January 2011 with the holders of Convertible Promissory Notes originally due May 31, 2010.  As part of these agreements, the Company issued Amended Notes that extended the maturity date until February 29, 2012.  Also, as detailed in Note 15, the Company entered into Note Extension and Amendment Agreements with the holders of the Bridge Notes in February 2011 to extend the maturity date until February 29, 2012.

Management is actively seeking to raise substantial additional equity or debt financing that will allow the Company to operate until it becomes cash flow positive.  Management is also actively pursuing commercial contracts to produce fees from projects involving the Technologies.  Management has determined that the financial success of the Company may be largely dependent upon the ability and financial resources of established third parties collaborating with the Company with respect to projects involving the Technologies.

Note 3:  Formation of Babcock-Thermo Carbon Capture LLC

On February 25, 2009, the Company’s subsidiary, TEPS, and  Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company (the “Joint Venture”) for the purpose of developing and commercializing its proprietary ZEBS technology.

TEPS has entered into a license agreement with the Joint Venture and BPD, pursuant to which it has granted to the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide and royalty-free license to TEPS’ intellectual property related to or necessary to practice the ZEBS technology (the “ZEBS License”).   In the LLC Agreement, BPD has agreed to develop, at its own expense, intellectual property in connection with three critical subsystems relating to the ZEBS technology: a combustor subsystem, a steam generating heating surface subsystem, and a condensing heat exchangers subsystem (collectively, the “Subsystems”) and  BPD has entered into a license agreement with the Joint Venture and TEPS pursuant to which it has granted the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide, fully paid up and royalty-free license to BPD’s know-how and other proprietary intellectual property related to or necessary to practice the Subsystems.

Pursuant to the LLC Agreement, each of ThermoEnergy Power Systems and BPD owns a 50% membership interest in the Joint Venture.  The LLC Agreement provides that each member may be required, from time to time, to make capital contributions to the Joint Venture to fund its operations.  The Company made a $50,000 capital contribution to the Joint Venture in August 2009, and made capital contributions to the Joint Venture totaling $61,000 in 2010.  The Company also made a capital contribution to the Joint Venture of $125,000 in January 2011.

The Joint Venture is managed by a six-person Board of Managers, with three managers appointed by each member.  The Board of Managers has adopted a set of milestones by which it will measure the progress of the Joint Venture.  Pursuant to the LLC Agreement, either member may withdraw from the Joint Venture if any milestone is not met (unless the failure to meet such milestone is primarily attributable to a failure by such member to perform its obligations under the LLC Agreement or any related agreements).  If a member exercises its right to withdraw, the license that such member has granted to the Joint Venture will automatically terminate.

The LLC Agreement obligates the Joint Venture and each member to indemnify and hold the other member and its affiliates harmless against damages and losses resulting from such member’s fraud, gross negligence or intentional misconduct with respect to the Joint Venture.  We and Babcock Power, Inc. have entered into separate agreements to indemnify the joint venture and its members (other than our respective subsidiary-members) and their respective affiliates against damages and losses resulting from fraud, gross negligence or intentional misconduct of our respective subsidiary-members with respect to the Joint Venture.

The LLC Agreement contains other conventional terms, including provisions relating to governance of the entity, allocation of profits and losses, and restrictions on transfer of a member’s interest.

The Company accounts for the Joint Venture using the equity method of accounting.  Accordingly, the Company reduced the value of its investment in the Joint Venture by $74,000 in 2010 to account for its share of net losses incurred by the Joint Venture. The value of the Company’s investment in the Joint Venture is $37,000 and $50,000 as of December 31, 2010 and 2009, respectively, and is classified as Other Assets on the Company’s Consolidated Balance Sheets.

Note 4:  Short-term borrowings

The Company has entered into the following short-term borrowing arrangements during the years ended December 31, 2010 and 2009:

August 12, 2008 Financing

On August 12, 2008, the Company entered into a Securities Purchase Agreement with a stockholder, Robert S. Trump, a related party, through which the Company issued, at face value, a 7.5% Convertible Promissory Note due December 31, 2008 in the principal amount of $500,000.  The Note was convertible into shares of common stock at a price of $0.75 per share.  The Company may defer the maturity date of the Note to March 31, 2009 at its discretion upon payment of a deferral fee equal to 10% of the principal amount.  The full amount of principal and accrued interest will may be converted into shares of common stock at $0.75 per share.  As part of this Securities Purchase Agreement, the Company issued a warrant to purchase one share of common stock for each dollar invested by Mr. Trump in the purchase of common stock or other convertible securities during the period from December 31, 2008 through December 31, 2011 at an exercise price of $1.50 per share, which was reduced to $0.50 per share in September 2009.  The reduction in the exercise price was accounted for as a modification to the warrant and was expensed accordingly.  The warrant expires on December 31, 2015, subject to acceleration provisions as provided in the Agreement.  Through December 31, 2010, the Company has issued warrants to purchase 1.4 million shares of common stock under this arrangement.

Pursuant to the terms of the Note, on December 31, 2008 the Company added accrued interest of $14,486 and a deferral fee of $54,449 to the principal amount of the Note and extended the maturity date of the Note to March 31, 2009.  On April 1, 2009 the Note plus accrued interest was converted to 768,535 shares of common stock.

December 22, 2008 Financing

On December 22, 2008, the Company entered into a Securities Purchase Agreement with Mr. Trump through which the Company issued, at face value, a 7.5% Convertible Promissory Note due March 31, 2009 in the principal amount of $500,000.  The Note was convertible into shares of common stock at a price of $0.75 per share.  The agreement specified that the Company could defer the maturity date of the Note to June 30, 2009 at its discretion upon payment of a deferral fee equal to 10% of the principal amount.  As further consideration, the Company issued a warrant to purchase 1 million shares of common stock at a price of $1.25 per share.  The warrant expires on December 31, 2015 subject to acceleration provisions as provided in the Agreement.

The Company extended the maturity of the Note to June 30, 2009, and added the deferral fee of $50,000 to the principal balance.  The Note remained outstanding after that date and was amended on September 28, 2009 in connection with the Series B Convertible Preferred Stock financing as discussed below.  The amended Note plus accrued interest was converted into 223,119 shares of Class B Convertible Preferred Stock in November 2009.

February 11, 2009 Financing

On February 11, 2009, the Company issued to the Quercus Trust (“Quercus”), a related party, a 10% Secured Convertible Promissory Note in the principal amount of $250,000 and entered into a Security Agreement with Quercus.  The Note was to mature on the earlier of the closing of an equity or convertible debt investment yielding gross proceeds of not less than $2 million to the Company (a “Financing”) or December 31, 2009.  Quercus could convert the principal amount of the Note into shares of the securities to be issued in the Financing at a price equal to 90% of the price per share to be paid by the other investors in the Financing.  Interest on the Note was payable quarterly in arrears; at the Company’s discretion, interest could be paid by the issuance of common stock valued at 90% of the volume weighted average trading price per share for the ten trading days immediately preceding the respective interest payment date.  The Note was secured by the Company’s intellectual property assets other than certain expressly excluded patent rights, licenses and related intellectual property identified in the Security Agreement, including, without limitation, the intellectual property rights used in or relating to our TEPS business.

The Note was amended on September 28, 2009 in connection with the Series B Convertible Preferred Stock financing as discussed below.  The amended Note plus accrued interest was converted into 111,889 shares of Series B Convertible Preferred Stock in November 2009.

April 27, 2009 Financing

On April 27, 2009, the Company issued to three different funds and two individual affiliates of Empire Capital Partners, related parties, 10% Convertible Promissory Notes aggregating $500,000 in principal amount.  The Notes matured on the earlier of the closing of the proposed funding with Quercus as reported in the September 15, 2008 Agreement with Quercus (see Note 6) or October 31, 2009.   Empire Capital Partners and its affiliates could convert the Notes at any time into shares of common stock at a price of $0.40 per share.  The Company also issued warrants to acquire 2.5 million shares of common stock to the holders of these Notes.  The warrants have an exercise price of $0.55 and expire five years from the grant date.

The Company estimated the fair value of the warrants issued using a Black-Scholes option pricing model and allocated $349,000 of the proceeds received to the warrants on a relative fair value basis.  In addition, the difference between the effective conversion price of the Notes into the Company’s common stock on the date of issuance resulted in a beneficial conversion feature amounting to $151,000, the intrinsic value of the conversion feature on that date.  The total debt discount of $500,000 was amortized to interest expense over the stated term of the Note.

The Notes were amended and restated on September 28, 2009 in connection with the Series B Convertible Preferred Stock financing as discussed below.  As a result of the amendment and restatement of the Note, the exercise price of the warrants issued was further reduced from $0.55 per share to $0.50 per share.  The reduction in the exercise price was accounted as a modification to the warrant and was expensed accordingly.  The Notes were converted into 217,830 shares of Series B Convertible Preferred Stock in November 2009.

June 25, 2009 Financing

On June 25, 2009, the Company issued to Quercus a 10% Secured Convertible Promissory Note.  Under the terms of the Note, Quercus agreed to make advances to the Company up to an aggregate principal amount of $150,000.  These advances may only be used to pay expenses related to the investigation by the Audit Committee of the Board of Directors of the Company’s financial affairs or other matters within the investigative authority of the Audit Committee (see Note 14).  The Note matured on the earlier of the closing of an equity or convertible debt investment yielding gross proceeds of not less than $2 million to the Company (a “Financing”) or December 31, 2009.  Quercus could participate in the Financing by converting the principal amount of the Note into shares of the securities to be issued at a price equal to 80% of the price per share to be paid by the other investors in the financing.  Interest on the Note was payable quarterly in arrears; at the Company’s discretion, interest could be paid by the issuance of common stock valued at 80% of the volume weighted average trading price per share for the ten trading days immediately preceding the respective interest payment date.

The Company amended its Security Agreement with Quercus dated February 11, 2009 to include this Note.  The Company also entered into an agreement with Quercus in which the Company acknowledged that certain conditions to Quercus’ obligation to invest an additional $5 million in the Company pursuant to the September 15, 2008 Securities Purchase Agreement (See Note 6) have not been and cannot be met, and the Company irrevocably released any claim on Quercus to make any further investment.

The Note was amended and restated on September 28, 2009 in connection with the Series B Convertible Preferred Stock financing as discussed below.  The amended Note plus accrued interest was converted into 66,398 shares of Series B Convertible Preferred Stock in November 2009.

June 26, 2009 Financing

On June 26, 2009, the Company issued to the Focus Fund, L.P. (“Focus Fund”), a related party, a 10% Convertible Promissory Note due October 15, 2009 in the principal amount of $108,000.  As further consideration, the Company issued a warrant to The Focus Fund to purchase 600,000 shares of common stock on or before June 17, 2014 at an exercise price of $0.54 per share.

The Company estimated the fair value of the warrant issued using a Black-Scholes option pricing model and allocated $46,000 of the proceeds received to the warrant on a relative fair value basis.  In addition, the difference between the effective conversion price of the Note into the Company’s Common Stock on the date of issuance resulted in a beneficial conversion feature amounting to $19,000, the intrinsic value of the conversion feature on that date.  The total debt discount of $65,000 was amortized to interest expense over the stated term of the Note.

On July 31, 2009, the outstanding principal balance plus accrued interest of the Note was rolled into the Convertible Promissory Note issued on that date.

July 31, 2009 Financing

On July 31, 2009, the Company issued an 8% Secured Convertible Promissory Note in the principal amount of $600,000 to the Focus Fund. The Note matures on the earlier of the closing of an equity or convertible debt investment yielding gross proceeds to the Company of not less than $2 million or December 31, 2011.  The Note is convertible into shares of common stock at the option of the holder at a price of $0.30 per share.  The Note is secured by the Company’s 85% ownership interest in TEPS.  As further consideration, the Company issued a warrant to the Focus Fund L.P. for the purchase of 2.4 million shares of common stock at a price of $0.50 per share. The warrant expires on July 31, 2014.

The Company estimated the fair value of the warrant issued using a Black-Scholes option pricing model and allocated $246,000 of the proceeds received to the warrant on a relative fair value basis.  In addition, the difference between the effective conversion price of the Note and the fair value of the Company’s common stock on the date of issuance resulted in a beneficial conversion feature amounting to $266,000, the intrinsic value of the conversion feature on that date. The total debt discount of $512,000 is amortized to interest expense over the stated term of the Note.

The Note was amended and restated on September 28, 2009 in connection with the Series B Convertible Preferred Stock financing as discussed below.  As a result of the amendment and restatement of the Note, the conversion price of the Note was reduced from $0.30 per share to $0.24 per share, and the exercise price of the warrants issued on June 26, 2009 was reduced from $0.54 per share to $0.50 per share.  The reduction in the exercise price was accounted as a modification to the warrant and was expensed accordingly.  The Note plus accrued interest was converted into 256,082 shares of Series B Convertible Preferred Stock in November 2009.

August 21, 2009 Financing

On August 21, 2009, the Company received a short-term loan in the amount of $110,000 from the Focus Fund.  This loan was repaid in September 2009.

September 16, 2009 Financing

On September 16, 2009, the Company and an investor group consisting of The Quercus Trust, Empire Capital Partners, Robert S. Trump and the Focus Fund (“the Investors”), all related parties, engaged in a financing transaction, which if fully funded, would result in cash proceeds of $6.25 million to the Company.  The term sheet provides for funding in four tranches as further detailed in Note 9.  On September 28, 2009, the Company issued 8% Convertible Promissory Notes in the principal amount of $1.68 million (the “First Tranche”).  The Notes matured on the earlier of (i) the closing of the Second Tranche of the Series B Convertible Preferred Stock financing or (ii) December 31, 2010.  The Notes were convertible into shares of Common Stock at a price of $0.24 per share at any time at the Investors’ discretion.  As further consideration, the Company issued warrants to acquire 6,720,000 shares of Common Stock to the Investors of the First Tranche.  The warrants have an exercise price of $0.50 and expire five years from the grant date, subject to acceleration provisions as provided in the Agreement.  Upon the closing of the Second Tranche in November 2009, the entire outstanding principal amount of the Notes plus any accrued and unpaid interest automatically converted into Class B Convertible Preferred Stock.  The Notes issued in the First Tranche were secured by the Company’s 85% ownership interest in TEPS.  In addition, all other Notes held by the Investors were amended and restated to be identical in form to the Convertible Promissory Note issued to the Focus Fund on July 31, 2009, as described above.

The Company estimated the fair value of the warrants issued using a Black-Scholes option pricing model and allocated $815,000 of the proceeds received to the warrants on a relative fair value basis.  In addition, the difference between the effective conversion price of the Notes and the fair value of the Company’s Common Stock on the date of issuance resulted in a beneficial conversion feature amounting to $865,000, the intrinsic value of the conversion feature on that date.  The total debt discount of $1,680,000 was recorded as a component of loss on extinguishment of debt upon the closing of the Second Tranche in November 2009 (See Note 9).

Management determined that the amended and restated note transactions discussed above, aggregating $4 million in outstanding principal amount, were exchanges of debt instruments with substantially different terms requiring debt extinguishment accounting.  A portion of the reacquisition price was allocated to the beneficial conversion options associated with the original debt based on the options’ intrinsic values at the extinguishment date, which resulted in a reduction of $762,000 in additional paid-in capital.  The intrinsic value of the amended and restated Notes was $2.5 million, which was recorded as debt discount and was recorded as a component of loss on extinguishment of debt upon the closing of the Second Tranche in November 2009.

The principal and accrued interest on the Notes issued in the First Tranche were converted into 708,762 shares of Class B Convertible Preferred Stock at a price of $2.40 per preferred share on November 19, 2009.

Note 5:  Convertible debt in default

Convertible debt in default consisted of the following at December 31, 2010 and 2009 (in thousands):

	2010	2009

Convertible Promissory Notes, 18%, originally due May 31, 2010, net of discount of $104 in 2009	$-	$4,133

	$-	$4,133

CASTion Acquisition Financing

On July 2, 2007, the Company issued Convertible Promissory Notes in the aggregate principal amount of $3,353,127 as part of the consideration for the acquisition of CASTion. The outstanding principal and accrued interest are convertible into shares of the Company’s Common Stock at a conversion price of $0.50 per share at any time at the holders’ discretion.  The Notes contain conventional weighted-average anti-dilution provisions for the adjustment of the conversion price of the Notes in the event the Company issues additional shares of Common Stock (or securities convertible into Common Stock) at a price less than the then-effective exercise price or conversion price.  The Notes originally matured on May 31, 2010.

Interest on the Notes is payable semi-annually, and the Company has the option of deferring interest payments and rolling the deferred amount into the principal amount of the Notes.  At December 31, 2010 and 2009, deferred accrued interest amounts added to the principal balances of the Notes amounted to $2,027,000 and $884,000, respectively.

A valuation discount of $313,425 was computed on the Notes based on a fair market value interest rate of 10% compared to the stated rate of 6.5%, which was adjusted to 10% as of November 30, 2007 in accordance with the terms of the Notes.  The valuation discount resulted in a beneficial conversion feature of $313,182, the intrinsic value of the conversion feature on that date.  The total debt discount of $626,607 is amortized to interest expense over the stated term of the Notes.  The unamortized total debt discount amounted to $0 and $104,000 at December 31, 2010 and 2009, respectively.

The Notes were in default as of December 31, 2009, as the Company had not made prepayments required from a private placement of equity closed on December 18, 2007 (see Note 6).  As detailed in Note 15, the Company entered into a Note Forbearance and Amendment Agreement with the holders of these Notes which, among other things, extended the maturity date of these Notes to February 29, 2012.

Note 6:  Convertible debt

Convertible debt consisted of the following at December 31, 2010 and 2009 (in thousands):

	2010	2009

Convertible Promissory Note, 5%, due March 7, 2013, less discount of $345 in 2010 and $494 in 2009	$504	$315
Convertible Promissory Note, 5%, due March 21, 2013, less discount of $132 in 2010 and $180 in 2009	762	671
Convertible Promissory Notes, 10%, due May 31, 2010	-	384
Convertible Promissory Notes, 10%, due February 29, 2012	5,380	-
Convertible Bridge Notes, 10%, due February 29, 2012, net of discount of $496 in 2010	2,246	-
	$8,892	$1,370

March 21, 2007 Financing

On March 21, 2007 the Company issued to Mr. Martin A. Roenigk, a member of the Company’s Board of Directors as of that date, a 5% Convertible Promissory Note due March 21, 2013 in the principal amount of $750,000. The principal amount and accrued interest on the Note is convertible into shares of common stock at a conversion price of $0.50 per share at any time at the election of the holder.  As further consideration, the Company issued a warrant to purchase 750,000 shares of common stock at an exercise price equal to the daily volume weighted average price per share of the common stock for the 365-day period immediately preceding the date on which the warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share.  The warrant expires on March 21, 2013.

The Company estimated the fair value of the warrant issued using a Black-Scholes option pricing model and allocated $193,000 of the proceeds received to the warrant on a relative fair value basis.  In addition, the difference between the effective conversion price of the Note and the fair value of the Company’s common stock on the date of issuance resulted in a beneficial conversion feature amounting to $88,000, the intrinsic value of the conversion feature on that date.  The total debt discount of $281,000 is amortized to interest expense over the stated term of the Note.

Interest on the Note is payable semi-annually.  The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $144,000 and $101,000 of accrued interest to the principal balance of the Note as of December 31, 2010 and 2009, respectively.

March 7, 2008 Financing

On March 7, 2008, Mr. Roenigk exercised his option to make an additional $750,000 investment in the Company under the terms of the Securities Purchase Agreement between the Company and Mr. Roenigk dated March 21, 2007.  The Company issued to Mr. Roenigk a 5% Convertible Promissory Note due March 7, 2013 in the principal amount of $750,000.  The principal amount and accrued interest on the Note is convertible into shares of common stock at a conversion price of $0.50 per share at any time at the election of the holder.  As further consideration, the Company issued a warrant to purchase 750,000 shares of common stock at an exercise price equal to the daily volume weighted average price per share of the Company’s common stock for the 365-day period immediately preceding the date on which the warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share.  The warrant expires on March 7, 2014.

The Company estimated the fair value of the warrant issued using a Black-Scholes option pricing model and allocated $321,000 of the proceeds received to the warrant on a relative fair value basis.  In addition, the difference between the effective conversion price of the Note and the fair value of the Company’s common stock on the date of issuance resulted in a beneficial conversion feature amounting to $429,000, the intrinsic value of the conversion feature on that date.  The total debt discount of $750,000 is amortized to interest expense over the stated term of the Note.

Interest on the Note is payable semi-annually.  The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $99,000 and $59,000 of accrued interest to the principal balance of the Note as of December 31, 2010 and 2009, respectively.

September 15, 2008 Financing

On September 15, 2008, the Company entered into a Securities Purchase Agreement with Quercus to issue up to $7 million of 10% Convertible Promissory Notes and warrants to purchase up to 14 million shares of common stock.  Pursuant to the Agreement, at an initial closing on September 15, 2008, the Company issued a $2 million Note due September 30, 2013 and a warrant to purchase up to 4 million shares of common stock.

Quercus may convert the Note at any time into shares of common stock at a price of $0.75 per share.  Interest on the Note is payable quarterly in arrears; at the Company’s discretion, all or any portion of the interest may be paid by the issuance of common stock valued at 90% of the volume weighted average trading price of the Company’s common stock for the ten trading days immediately preceding the respective interest payment date.  The Company may not prepay the Note without the prior written consent of the holder.

The warrant permits the holder to purchase, at any time on or before September 30, 2013, up to 4,000,000 shares of our common stock at a purchase price of $1.25 per share.  The warrant contains anti-dilution provisions for the adjustment of the exercise price in the event the Company issues additional shares of common stock or securities convertible into common stock (subject to certain specified exclusions) at a price per share less than $0.80 per share (the closing price of the Company’s common stock on September 12, 2008).  In March 2009, the Company effected a sale of common stock at an exercise price of $0.35 per share (see Note 9).  As a result, the exercise price on the warrants issued to Quercus was reduced to $0.525 per share. The warrant modification resulted in the recording of $1,030,000 of warrant expense in the first quarter of 2009.  The warrant also includes conventional provisions permitting “cashless” exercise under certain specified circumstances.

The Agreement provides that Quercus will purchase an additional Note (in form substantially identical to the Note issued at the initial closing) in the original principal amount of $5,000,000 and an additional warrant (in form substantially identical to the warrant issued at the initial closing) for the purchase of 10,000,000 shares of our common stock upon the satisfaction of certain conditions set forth in the Agreement.

In the Agreement, the Company agreed to file one or more registration statements under the Securities Act of 1933 covering the resale by Quercus of the shares of our common stock issuable in payment of interest on the notes, upon conversion of the Notes or upon exercise of the warrant. The registration rights provisions of the Agreement contain conventional terms including indemnification and contribution undertakings and a provision for liquidated damages in the event the required registration statements are not filed or are not declared effective prior to deadlines set forth in the Agreement.  The Agreement also grants a right of first refusal to participate in any subsequent financing we undertake prior to the earlier of (i) the date on which we first report results of operations reflecting a positive cash flow in each of two successive fiscal quarters or (ii) September 15, 2010 (subject to certain conventional exceptions) in order to permit Quercus to maintain its fully-diluted ownership interest in the Company’s common stock.

The Note was amended and restated on September 28, 2009 in connection with the Series B Convertible Preferred Stock financing as discussed in Note 4.  As a result of the amendment and restatement of the Note, the exercise price of the warrants issued was further reduced from $0.525 per share to $0.36 per share.  The reduction in the exercise price was accounted as a modification to the warrant and was expensed accordingly.  The Note was converted into 870,541 shares of Series B Convertible Preferred Stock in November 2009.

CASTion Minority Interest Financing

In January 2009, the Company issued Convertible Promissory Notes (the “Convertible Notes’) in the aggregate principal amount of $351,614, originally due May 31, 2010, as part of the consideration for the acquisition of the minority shareholders’ interest in CASTion.  The Convertible Notes were issued with the same terms and conditions as the Convertible Promissory Notes issued as part of the acquisition of CASTion as detailed in Note 5.

On October 20, 2010, in conjunction with the settlement reached between former minority shareholders of CASTion and former majority shareholders of CASTion as discussed in Note 14, the Company entered into a settlement agreement with the former minority shareholders pursuant to which the former minority shareholders converted notes plus accrued interest totaling $433,000 into 1,802,445 shares of the Company’s common stock at a price of $0.24 per share.

CASTion Acquisition Financing

As discussed in Note 5, the Company issued Convertible Promissory Notes on July 2, 2007, in the aggregate principal amount of $3,353,127 as part of the consideration for the acquisition of CASTion.  See Note 15 for a discussion of the Note Forbearance and Amendment Agreement which, among other things, extended the maturity date of these Notes to February 29, 2012.

Bridge Note Financing

On March 10, 2010, the Company entered into a Bridge Loan Agreement, effective March 1, 2010, with six of its principal investors (“the Investors”), all related parties, pursuant to which the Investors agreed to make bridge loans to the Company of $2.6 million in exchange for 3% Secured Convertible Promissory Notes (the “Bridge Notes”).  The Bridge Notes bear interest at the rate of 3% per year and were due and payable on February 28, 2011.  The entire unpaid principal amount, together with all interest then accrued and unpaid under each Bridge Note, is convertible, at the election of the holder, into shares of Common Stock at a conversion price of $0.24 per share.

The Bridge Notes contain other conventional provisions, including the acceleration of repayment obligations upon the occurrence of certain specified Events of Default.  The Bridge Notes are secured by all of the Company’s assets except for the shares of the Company’s subsidiary, CASTion Corporation (in which no security interest has been granted).

On June 30, 2010, the parties amended the Bridge Loan Agreement pursuant to which the Investors agreed to increase by $2 million the amount of the bridge loans as provided under the Bridge Loan Agreement.  The new loans made under the amended Bridge Loan Agreement have been made on terms identical to the original loans under the Bridge Loan Agreement.  The Company has received proceeds totaling $4.6 million under the Bridge Loan Agreement.

The Company calculated the difference between the effective conversion price of the Bridge Note and the fair value of the Company’s common stock as of each date of issuance, resulting in a total beneficial conversion feature of $3,053,000, representing the intrinsic value of the conversion feature on the respective issuance dates.  The value of the beneficial conversion feature is recorded as a discount on the Bridge Notes and is amortized to interest expense over the stated term of the Bridge Notes.

Pursuant to the terms of the 2009 Financing, as discussed in Note 9, the Third Tranche of the 2009 Financing became effective on July 8, 2010.  In the Third Tranche, $1.9 million of bridge loans and accrued interest was converted into 791,668 shares of Series B Convertible Preferred Stock, and the Company issued warrants to purchase 8.3 million shares of common stock at $0.24 per share.  As part of this conversion, the Company recorded a loss on extinguishment of debt attributable to the unamortized debt discount on the converted bridge loans in the amount of $614,000 in the third quarter of 2010.

See Note 15 for a discussion of second amendment made to the Bridge Note Agreement to extend the maturity date of these Bridge Notes to February 29, 2012.

Note 7:  Income taxes

A valuation allowance equal to the total of the Company's deferred tax assets has been recognized for financial reporting purposes. The net changes in the valuation allowance were increases of approximately $1.3 million and $4.0 million during the years ended December 31, 2010 and 2009, respectively.  The Company's deferred tax liabilities are not significant.

Significant components of the Company's deferred tax assets are as follows as of December 31, 2010 and 2009 (in thousands):

	2010	2009

Net operating loss carryforwards	$16,729	$15,506
Contingent liability reserves	224	1,267
Stock options and warrants	5,590	4,744
Valuation discount	1,371	1,061
Other	222	222
	24,136	22,800
Valuation allowance – deferred tax assets	(24,136)	(22,800)
	$-	$-

A reconciliation of income tax expense (credit) at the statutory rate to income tax expense at the Company's effective rate is shown below for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009

Computed at statutory rate (34%)	$(3,349)	$(5,436)
(Decrease) increase in valuation allowance for deferred tax assets	1,336	3,964
Non-deductible items and other	2,013	1,472
Provision for income taxes	$-	$-

At December 31, 2010, the Company has net operating loss carryforwards, which expire in various amounts during 2011 through 2030, of approximately $44 million.  The Internal Revenue Code provides for limitations on the use of net operating loss carryforwards for acquired entities.  The Company’s annual limitation for the use of CASTion’s net operating loss carryforwards for periods prior to the date of acquisition for income tax reporting purposes is approximately $300,000.

Note 8:  Related party transactions

During 2000, the Board of Directors approved the formation of a ThermoEnergy Power Systems, LLC, a Delaware limited liability company (“TEPS”) for the purpose of transferring the Company’s rights and interests in ZEBS. The Company has an 85% ownership interest, Alexander Fassbender, former Executive Vice President and Chief Technology Officer, as the inventor of the technology, has a 7.5% ownership interest, and the remaining 7.5% is owned by an unrelated third party.

As discussed in Note 3, On February 25, 2009, TEPS and  Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a joint venture establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company for the purpose of developing and commercializing the Company’s proprietary ZEBS technology.

Arthur S. Reynolds, a member of the Company’s Board of Directors, performed the duties of Interim Chief Financial Officer of the Company from August 2009 through November 2009.  As compensation for his services, the Company paid Mr. Reynolds a total of $90,000 and issued warrants to purchase 681,103 shares of the Company’s Common Stock at a price between $0.31 and $0.50 per share.  The fair value of the warrants on the respective grant dates totaled $102,270, which was recorded as compensation expense in 2009.

The Company has employment agreements with each of its senior officers that specify base compensation, minimum annual increases and lump sum payment amounts in the event of a change in control of the Company.

See Notes 4, 5, 6, 9 and 15 for additional related party transactions.

Note 9:  Equity

Common Stock

During 2010, the Company received 50,000 shares of its Common Stock from a former officer as payment for medical benefits under COBRA regulations.  These shares are held as Treasury Stock and are recorded at $18,000, which represents the cost of benefits provided.

On March 6, 2009, the Company issued and sold 1,428,571 shares of Common Stock at a price of $0.35 per share and issued warrants to acquire 714,286 shares of Common Stock to an unrelated third party institutional investor for $500,000 in cash.  The warrants have an exercise price of $0.525 and expire five years from the grant date.  Pursuant to the warrant agreements, the Company reduced the exercise price of the Quercus warrants for 14,000,000 shares of the Company’s Common Stock from $1.25 to $0.525 per share due to the March 6, 2009 sale of Common Stock at $0.35 per share.  The warrant modification resulted in the recording of $1,030,000 of warrant expense in the first quarter of 2009.

As discussed in Note 4, the Convertible Promissory Note dated August 12, 2008 maturing on March 31, 2009 plus accrued interest totaling $577,000 was converted to 768,535 shares of the Company’s Common Stock at $.75 per share on April 1, 2009.

As discussed in Note 6, on October 20, 2010, the Company converted notes plus accrued interest totaling $433,000 into 1,802,445 shares of the Company’s Common Stock at a price of $0.24 per share.

The Company issued 200,000 shares valued at $54,000 and 345,000 shares of Common Stock valued at $188,000 during 2010 and 2009, respectively, for services and issued 313,005 shares of Common Stock valued at $109,000 in 2009 as payment of accrued interest on convertible debt.

As discussed in Note 15, in March 2011, an investor of the Company converted 100,000 shares of Series B Convertible Preferred Stock into 1 million shares of the Company’s Common Stock.

Preferred Stock

On September 16, 2009, the Company and an investor group consisting of Quercus, Empire Capital Partners, Robert S. Trump and the Focus Fund (“the Investors”), all related parties, engaged in a financing transaction, which if fully funded, would result in cash proceeds of $6.25 million to the Company.  The financing provides for funding in four tranches, with the first and second tranche amounts totaling $3.05 million based on specified time periods and the third and fourth tranche amounts totaling $3.2 million based on the occurrence of specified events.

On September 28, 2009, the Company issued 8% Convertible Promissory Notes in the principal amount of $1.68 million for the first tranche of funding, as discussed in Note 4.

The Company received $1.4 million in the Second Tranche funding on November 19, 2009.  The Company issued 583,333 shares of Series B Convertible Preferred Stock at a price of $2.40 per share.  Upon the closing of the Second Tranche funding, the outstanding principal and accrued interest on all of the 8% Secured Convertible Promissory Notes totaling $5.9 million converted into 2,454,621 shares of Series B Convertible Preferred Stock at a price of $2.40 per share.  Each share of Series B Convertible Preferred Stock is convertible, at any time at the discretion of the holder, into ten shares of the Company’s Common Stock and contains conventional anti-dilution provisions.  Except with respect to the election of the Board of Directors, holders of Series B Convertible Preferred Stock will vote on an as-converted basis together with the Common Stock holders on all matters.  The Company’s Board of Directors consists of seven members, four of whom are elected by holders of the Company’s Series B Convertible Preferred Stock (three to be designated by Quercus and one by Robert S. Trump) and three by the holders of the Company’s Common Stock.

As further consideration, the Company issued warrants to purchase 5.6 million shares of common stock.  The warrants expire in five years and provide for an exercise price of $.50 per share.  The Company estimated the fair value of the warrant issued using a Black-Scholes option pricing model and allocated $926,000 of the proceeds received to the warrant on a relative fair value basis.  In addition, the difference between the effective conversion price of the Note and the fair value of the Company’s common stock on the date of issuance resulted in a beneficial conversion feature amounting to $1,823,000, the intrinsic value of the conversion feature on that date.  Because the Series B Convertible Preferred Stock is convertible at any time at the investor’s option, the total discount of $2,749,000 is considered a “deemed dividend” to the investors of the Preferred Stock as of the date of issuance and increases the net loss attributable to common shareholders on the Company’s Consolidated Statement of Operations.

As discussed in Note 4, on March 10, 2010 the Company entered into a Bridge Loan Agreement with the Investors pursuant to which the Investors agreed to make bridge loans to the Company of up to $2.7 million in exchange for 3% Secured Convertible Promissory Notes.  The Third Tranche of the financing became effective on July 8, 2010.  In accordance with the Bridge Loan Agreement, the Company issued 791,668 shares of Series B Convertible Preferred Stock and warrants for the purchase of 8.3 million shares of the Company’s Common Stock at an exercise price of $0.30 per share in exchange for bridge loans and accrued interest totaling $1.9 million.

The Company estimated the fair value of the warrants issued using a Black-Scholes option pricing model and allocated all of the proceeds received to the warrants on a relative fair value basis.  Because the Series B Convertible Preferred Stock is convertible at any time at the investor’s option, the total discount of $1.9 million is considered a “deemed dividend” to the investors of the Preferred Stock as of the date of issuance and increases the net loss attributable to common shareholders on the Company’s Consolidated Statements of Operations.

On August 9, 2010 the Company issued to certain investors a total of 2,083,334 shares of the Company’s Series B Convertible Preferred Stock at a purchase price of $2.40 per share and warrants to purchase up to 33,333,344 shares of the Company’s Common Stock at an exercise price of $0.30 per share.  The total proceeds to the Company, net of issuance costs, was $4,625,000.

The Warrants may be exercised at any time on or before August 10, 2015, subject to the Company’s right to accelerate the expiration date in the event the closing price for the Company’s Common Stock exceeds 200% of the closing price on August 9, 2010 for a period of 30 consecutive trading days.  The Warrants contains other conventional terms, including provisions for cashless exercise and for adjustment in the Exercise Price and/or the securities issuable upon exercise in the event of certain specified extraordinary corporate events, such as stock splits, combinations, and stock dividends.

The Company estimated the fair value of the warrants issued using a Black-Scholes option pricing model and allocated all of the gross proceeds received to the warrant on a relative fair value basis.  Because the Series B Convertible Preferred Stock is convertible at any time at the investor’s option, the total discount of $5 million is considered a “deemed dividend” to the investors of the Preferred Stock as of the date of issuance and increases the net loss attributable to common shareholders on the Company’s Consolidated Statements of Operations.

Stock Options

The Company’s 1997 Stock Option Plan (the “Plan”) provided for incentive and non-incentive stock options for an aggregate of 750,000 shares of Common Stock for key employees and non-employee Directors of the Company. The Plan, which expired on December 31, 2007, provided that the exercise price of each option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant.  The Plan contained automatic grant provisions for non-employee Directors of the Company.

During 2008, the Company’s stockholders approved the ThermoEnergy Corporation 2008 Incentive Stock Plan (the “2008 Plan”) for officers, employees, non-employee members of the Board of Directors, consultants and other service providers.  The 2008 Plan provides for the granting of non-qualified stock options, restricted stock, stock appreciation rights (“SAR”) and incentive stock options.  Options may not be granted at an exercise price less than the fair market value of the Company’s Common Stock on the date of grant and the term of the options may not be in excess of ten years.   The Company has reserved 20,000,000 shares of Common Stock for issuance under the 2008 Plan.

Although the granting of awards under the 2008 Plan is generally at the discretion of the Compensation Committee of the Board of Directors, the 2008 Plan provides for automatic grants of stock options to the non-employee members of the Board of Directors.  Each non-employee Director who is elected or appointed to the Board for the first time shall automatically be granted a Nonqualified Stock Option to purchase 30,000 shares of Common Stock.  Thereafter, at each subsequent annual meeting of stockholders, each non-employee Director who is re-elected to the Board of Directors or continues to serve a term that has not expired will receive a grant to purchase an additional 30,000 shares.  All options granted to non-employee Directors vest and become fully exercisable on the date of the first Annual Meeting of Stockholders occurring after the end of the fiscal year of the Company during which such option was granted and shall have a term of ten years.

During 2010, the Board of Directors awarded officers, employees, and various members of the Board of Directors a total of 13,659,102 stock options.  The options are exercisable at exercise prices ranging from $0.30 to $0.35 per share for a ten year period.  The exercise price was equal to or greater than the market price on the respective grant dates during the year.

During 2009, the Board of Directors awarded officers, employees, and various members of the Board of Directors a total of 3,720,000 stock options.  The options are exercisable at exercise prices ranging from $0.299 to $1.50 per share for a ten year period.  The exercise price was equal to or greater than the market price on the respective grant dates during the year.

The fair value of options granted during 2010 and 2009 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:
	2010	2009

Risk-free interest rate	2.5% - 3.8%	3.0% - 3.9%
Expected option life (years)	10.0	10.0
Expected volatility	80% - 97%	77% - 80%
Expected dividend rate	0%	0%

A summary of the Company’s stock option activity and related information for the years ended December 31, 2010 and 2009 follows:
	2010		2009
	Number of Shares	Wtd. Avg. Price per Share	Number of Shares	Wtd. Avg. Price per Share
Outstanding, beginning of year	11,203,800	$1.18	8,213,800	$1.38
Granted	13,659,102	$0.30	3,720,000	$0.65
Canceled and expired	(2,797,500)	$1.92	(730,000)	$0.83
Outstanding, end of year	22,065,402	$0.57	11,203,800	$1.18
Exercisable, end of year	9,746,061	$0.91	8,583,800	$1.44

The weighted average grant date fair value of options granted were $0.23 per share and $0.28 per share for the years ended December 31, 2010 and 2009, respectively.  The total fair value of options vested were approximately $885,000 and $584,000 as of December 31, 2010 and 2009, respectively.

Exercise prices for options outstanding as of December 31, 2010 ranged from $0.30 to $1.75. The weighted average remaining contractual life of those options was approximately 8.2 years at December 31, 2010.  The weighted average remaining contractual life of options vested and exercisable was approximately 6.8 years at December 31, 2010.

As of December 31, 2010, there was $1,691,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans.  That cost is expected to be recognized over a weighted-average period of 1.2 years.  The Company recognizes stock-based compensation on the straight-line method.

Warrants

Arthur S. Reynolds, a member of the Company’s Board of Directors, performed the duties of Interim Chief Financial Officer of the Company from August 2009 through November 2009.  The Company issued warrants to purchase 681,103 shares of the Company’s Common Stock at a price between $0.31 and $0.50 per share as part of his compensation.  The fair value of the warrants on the respective grant dates totaled $102,270, which was recorded as warrant expense in 2009.

The Company recorded general and administrative expense in connection with warrants issued for services amounting to $46,000 for the year ended December 31, 2009.  There were no such warrants issued in 2010.  The value of the warrants was computed using a Black-Scholes option model.

At December 31, 2010, there were outstanding warrants for the purchase of 90,200,266 shares of the Company’s Common Stock at prices ranging from $0.24 per share to $1.82 per share (weighted average exercise price was $0.41 per share) until expiration (800,000 shares in 2011, 14,833,333 shares in 2012, 8,479,884 shares in 2013, 20,173,722 in 2014, 45,233,327 shares in 2015 and 680,000 shares in 2019).

At December 31, 2010, approximately 210 million shares of Common Stock were reserved for future issuance under convertible debt and warrant agreements, stock option arrangements and other commitments (see Note 15 for subsequent events involving warrants).

Note 10:  Acquisition of CASTion Corporation

On July 2, 2007, the Company entered into an Agreement for the Purchase and Sale of Securities with CASTion and six investment funds, pursuant to which the Company acquired shares of the preferred stock of CASTion representing 90.31% of the total issued and outstanding shares of CASTion’s common stock on an as-converted basis and assumed, from certain of the investment funds, $2,000,000 face amount of promissory notes and other debt obligations of CASTion.

On January 5, 2009, the Company acquired substantially all of the remaining outstanding shares of CASTion Corporation (“CASTion”).  The Company issued to six individuals and/or entities 435,442 shares of restricted Common Stock, $351,614 face amount of 10% convertible debt (conversion price of $.50 per share and a maturity date of May 31, 2010) and warrants to acquire 424,164 shares of restricted Common Stock.  The fair value of the total consideration was $619,955. The warrants have an exercise price of $0.50 per share and expire in approximately 4.5 years.  In addition, the Company escrowed $12,500 in cash to fund the purchase of the shares held by the remaining noncontrolling stockholders that represent less than one percent of the acquired shares.

The acquisition of the CASTion noncontrolling interest was accounted for as an equity transaction.  This resulted in a reduction of additional paid-in capital of approximately $2,282,000.

Note 11:  Derivative Liabilities

On January 1, 2009 the Company adopted ASC Topic 815-40.  This pronouncement provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock.  Any financial instrument that is not indexed to an entity’s own stock must be recorded as a derivative instrument.  The Company evaluated its stock warrants and determined that warrants issued with anti-dilution provisions that protect holders from declines in the stock price and warrants issued for a variable number of shares of common stock were no longer deemed to be indexed to the Company’s own stock.  The fair value of these derivative liabilities as of January 1, 2009 was $3,195,000 and was reclassified from additional paid-in capital.  The Company used a Black-Scholes valuation model to determine the fair value of the warrants.  The significant assumptions used were: exercise prices between $0.50 and $1.25; the Company’s stock price on January 1, 2009, $0.45; expected volatility of 80%; risk free interest rate between 1.3% and 1.6%; and a remaining contract term between 4 and 4.7 years.

During 2009, the Company issued a total of 1.4 million warrants to an investor in conjunction with the August 12, 2008 Securities Purchase Agreement.  The exercise price of the warrants was reduced to $0.50 per share as of September 2009.  The Company recognized an additional warrant liability of $320,000 for these warrants.  In addition, the exercise price on warrants issued to other investors classified as derivative liabilities was reduced to $0.36 per share in September 2009 in accordance with the anti-dilution provisions in the respective warrant agreements.

The fair value of these derivative liabilities as of December 31, 2009 was $2,559,000. The Black-Scholes stock option valuation model was used to determine the fair values.  The significant assumptions used were: exercise prices between $0.36 and $0.50; the Company’s stock price on December 31, 2009, $0.28; expected volatility of 80%; risk free interest rate between 1.7% and 3.0%; and a remaining contract term between 3 and 6 years.

The decrease in fair value of the Company’s derivative liabilities resulted in income of $937,000 for the year ended December 31, 2009.  This income results from a decrease in the Company’s stock price and the passage of time, partially offset by a reduction in the exercise price of certain warrants previously issued from $1.25 to $0.36 per share.

The Company changed its valuation methodology to a binomial lattice model to more accurately reflect the circumstances that could affect the valuation of these warrants.  The Company remeasured its warrant liability using the binomial lattice model as of December 31, 2009 using the same assumptions as above, including a suboptimal exercise factor of 1.25.  The difference in the fair value of these derivative liabilities using the binomial lattice model did not have a material effect on the Company’s consolidated financial statements.

The fair value of these derivative liabilities as of December 31, 2010 was $2,852,000. The binomial lattice model was used to determine the fair values.  The significant assumptions used were: exercise prices between $0.30 and $0.50; the Company’s stock price on December 31, 2010, $0.26; expected volatility of 91.5%; risk free interest rate between 0.15% and 0.98%; a remaining contract term between 2 and 5 years; and a suboptimal exercise factor of 1.25.

The increase in fair value of the Company’s derivative liabilities resulted in an expense of $293,000 for the year ended December 31, 2010.  The expense results primarily from a reduction in the exercise price of certain warrants previously issued from $0.50 per share and $0.36 per share to $0.30 per share, partially offset by the passage of time.

Note 12:  Employee benefit plans

The Company has adopted an Employee Stock Ownership Plan. However, as of December 31, 2010, the Plan had not been funded nor submitted to the Internal Revenue Service for approval.  The Company has a 401(k) Plan, but no employer contributions have been made to date.

Note 13:  Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available to the chief operating decision maker, or decision-making group, in assessing performance and allocating resources.  As stated in Note 1, the Company markets and develops advanced municipal and industrial wastewater treatment and carbon reducing clean energy technologies.  The Company currently generates a large majority of its revenues from the sale and application of its water treatment technologies.  Revenues from its clean energy technologies have been limited to grants received from governmental and other agencies for continued development.  In 2009, the Company established Babcock-Thermo Carbon Capture, LLC, a joint venture with Babcock Power Development, LLC, for the purpose of developing and commercializing the Company’s clean energy technology.  Because revenues and costs related to the Company’s clean energy technologies is immaterial to the entire Company taken as a whole, the financial information presented in these financial statements represents all the material financial information related to the Company’s water treatment technologies.

The Company’s operations are currently conducted solely in the United States.  The Company will continue to evaluate how its business is managed and, as necessary, adjust the segment reporting accordingly.

Note 14: Commitments and contingencies

The following table summarizes the Company’s operating lease commitments on its primary facility in Worcester, MA at December 31, 2010: (in thousands)

Payments due in:	Amounts due
2011	$102
2012	104
2013	8

$214

In June 2009, the Company’s Audit Committee engaged special counsel to conduct an in-depth investigation of the federal and state employment and unemployment tax return filing and taxpaying compliance record of the Company.  Questions concerning payroll tax matters arose during the preparation of the Company’s consolidated financial statements for the year ended December 31, 2008, and the Company’s former Chief Financial Officer (“CFO”) could not produce reliable documentation supporting the Company’s status with respect to compliance with the tax return filing and taxpaying requirements.  After discovering that no payroll tax returns had been filed and that no payroll taxes had been paid to the Internal Revenue Service and state taxing authorities since the former CFO assumed his officer position in mid-2005, the special counsel’s investigation was expanded to include a forensic accounting review of the Company’s financial records by a certified public accounting firm not involved with the audit of the Company’s financial statements.

In July 2009, the special counsel presented a report to the Chairman of the Company’s Audit Committee which summarized the findings of the investigation, including the forensic accounting review.  The report confirmed that the Company had not filed any payroll tax returns or paid any payroll taxes since mid-2005 and that the Company’s former CFO had sole responsibility for performing those functions.  The report indicated that the former CFO’s representations regarding the status of the payroll tax matters were false and misleading and that he had made false accounting entries in the Company’s records to conceal the nonpayment of the payroll taxes.  A computation of the outstanding payroll tax liabilities and of statutory interest and penalties relating to the nonpayment of the payroll taxes and the non-filing of the payroll tax returns as of December 31, 2008 was included in the report.

On July 31, 2009, the Company’s Board of Directors unanimously approved a resolution that the former CFO’s employment be terminated for cause.  The former CFO resigned on August 3, 2009.

The Company accrued additional payroll taxes of approximately $1.1 million and penalties and interest of $246,000 in 2009.  These amounts are included as part of general and administrative expense on the Company’s consolidated statement of operations.  Accrued payroll taxes, which includes penalties and interest, totaled approximately $5 million as of December 31, 2009.  Management has filed all delinquent payroll tax returns.

On March 25, 2011, the Company was notified by the U.S. Internal Revenue Service that it had accepted the Company’s Offer in Compromise with respect to its tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008.  Pursuant to the Offer in Compromise, it has agreed to satisfy its delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties).  During the pendency of the IRS review of the Offer in Compromise the Company has made interim payments totaling $1,335,000; a balance of $799,636 remains to be paid in monthly installments of $89,000 each through December 2011.  In connection with the Offer in Compromise, the Company has agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated.  The IRS acceptance of the Offer in Compromise is conditioned, among other things, on the Company filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance.

Accrued payroll taxes, which includes penalties and interest related to state taxing authorities, totaled approximately $1.5 million as of December 31, 2010.  The Company continues to work with the various state taxing authorities to settle its remaining payroll tax obligations.

In April 2010, a group representing former minority shareholders of  CASTion Corporation (“CASTion”) (“the Plaintiffs”) filed a Complaint in the Suffolk County, Massachusetts Superior Court against CASTion’s former majority shareholders (the “Defendants”) alleging claims arising out of the Defendants’ sale to the Company of their shares of capital stock and other securities of CASTion.  The Defendants threatened to file a third party complaint against the Company (and others) alleging, among other things, that the Company breached an obligation to the Defendants in not extending to the Plaintiffs an offer to purchase the CASTion securities held by them in a timely manner.

On October 20, 2010 the Company, the Plaintiffs and the Defendants entered into a settlement agreement (the “Settlement”) resolving all matters related to the Complaint.  As part of the Settlement, we agreed to pay $66,000 to the Defendants; issue 55,554 shares of our Series B Convertible Preferred Stock to the Defendants; amend the terms of our Convertible Notes with the Plaintiffs to reduce the conversion price of the Notes from $0.50 per share to $0.24 per share (which were immediately converted into Common Stock; see CASTion Minority Interest Financing section of Note 6), modify the exercise price of certain warrants held by the Plaintiffs from $0.50 per share to $0.24 per share, and issue to the Defendants additional warrants to purchase our common stock.  Total expense related to the Settlement totaled $600,000 and was recorded in general and administrative expense on the Company’s consolidated statement of operations for the year ended December 31, 2010.

On April 21, 2010, Alexander G. Fassbender, the Company’s former Executive Vice President and Chief Technology Officer, filed a Complaint in the Fairfax County, Virginia Circuit Court alleging that his employment had been terminated in breach of his employment agreement and claiming damages in the aggregate amount of approximately $1 million, including unpaid salary, reimbursement of expenses, and other payments under his employment agreement.  The two parties are currently negotiating a settlement agreement.  The Company has made provisions for all expected losses from litigation-related contingencies.

In addition to the matters described above, the Company is involved from time to time in litigation incidental to the conduct of its business.  Judgments could be rendered or settlements entered that could adversely affect the Company’s operating results or cash flows in a particular period. The Company routinely assesses all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.  As a result of its reviews of litigation and threatened litigation, the Company recorded approximately $1 million of litigation-related expenses for the year ended December 31, 2010, of which $600,000 was paid during 2010.  These expenses are recorded as part of general and administrative expense on the Company’s Consolidated Statement of Operations for the year ended December 31, 2010, and amounts accrued are recorded as part of other current liabilities on the Company’s Consolidated Balance Sheet as of December 31, 2010.  The Company did not record any such expenses in 2009.

Note 15:  Subsequent events

On January 7, 2011 the Company entered into Note Amendment and Forbearance Agreements (the “Agreements”) with the holders of the Convertible Promissory Notes (the “Old Notes”) as detailed in Note 5.  Per the Agreements, (i) the Company made payments totaling $1,144,336 against the outstanding balances of the Old Notes; (ii) the Noteholders converted an aggregate of $902,710 in principal and accrued interest under the Old Notes into shares of the Company’s Series B Convertible Preferred Stock; (iii) the Company issued to the Noteholders warrants for the purchase of an aggregate of 17,585,127 shares of its Common Stock at an exercise price of $0.40 per share and an aggregate of 6,018,065 shares of its Common Stock at an exercise price of $0.30 per share; (iv) the Company amended and restated the Old Notes to read in the form of Amended and Restated Promissory Notes due February 29, 2012 as detailed in Note 6 (the “Restated Notes” and, with the Old Notes, the “Notes”); (v) the Company made additional cash payments to the Noteholders totaling $37,914; and (vi) the Noteholders agreed, subject to certain conditions set forth in the Note Amendment and Forbearance Agreements, to forbear until February 29, 2012, from exercising their rights and remedies under the Restated Notes.

The Restated Notes bear interest at the rate of 10% per annum.  Installment payments (based on a 10-year amortization schedule) are due on the last day of each month beginning January 31, 2011 and continue through February 29, 2012, at which time the entire unpaid principal amount of, and accrued interest on, the Restated Notes shall be due and payable.  The Restated Notes are convertible, in whole or in part, at any time at the election of the Noteholders, into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  In the event, on or before July 5, 2011, the Company makes any payments of principal or accrued interest on the Restated Notes, then simultaneously with the making of such payment a portion of the remaining principal and accrued and unpaid interest on the Restated Notes in an amount equal to the amount of such payment shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  In the event that (i) the closing price of the Company’s Common Stock equals or exceeds $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeds 30,000 shares for 20 consecutive trading days, then the entire principal amount of the Restated Notes then outstanding, plus all accrued and unpaid interest thereon, shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.

On February 25, 2011 the Company entered into Note Extension and Amendment Agreements with the holders of the Bridge Notes as detailed in Note 4.  These Notes, as amended (the “Amended Notes”) bear interest at the rate of 10% per annum.  The Amended Notes are convertible into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share at any time at the election of the Noteholders.  In the event, prior to the maturity date of the Amended Notes, we pay in full the Restated Notes as detailed above, then the Amended Notes shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  In the event that (i) the closing price of the Company’s Common Stock equals or exceeds $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeds 30,000 shares for 20 consecutive trading days, then the entire principal amount of the Amended Notes, plus all accrued and unpaid interest, shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  Upon conversion of all or any portion of the Amended Notes, the Company will issue five-year warrants for the purchase, at an exercise price of $0.30 per share, of that number of shares of the Company’s Common Stock determined by dividing (i) 200% of the amount of principal and interest so converted by (ii) $0.30 (the “Warrants”).  The Amended Notes contain other conventional terms, including events of default upon the occurrence of which the Restated Notes become immediately due and payable.

In March 2011, an investor of the Company converted 100,000 shares of the Company’s Series B Convertible Preferred Stock into 1 million shares of Common Stock.

On March 25, 2011, the Company was notified by the U.S. Internal Revenue Service that it had accepted the Company’s Offer in Compromise with respect to its tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008.  Pursuant to the Offer in Compromise, it has agreed to satisfy its delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties).  During the pendency of the IRS review of the Offer in Compromise the Company has made interim payments totaling $1,335,000; a balance of $799,636 remains to be paid in monthly installments of $89,000 each through December 2011.  In connection with the Offer in Compromise, the Company has agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated.  The IRS acceptance of the Offer in Compromise is conditioned, among other things, on the Company filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance.

FINANCIAL STATEMENTS
AS OF AND FOR THE THREE- AND SIX-MONTH PERIODS
ENDED JUNE 30, 2011

THERMOENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	(unaudited) June 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash	$2,210	$4,299
Accounts receivable, net	710	1,043
Inventories, net	136	65
Other current assets	632	289
Total Current Assets	3,688	5,696

Property and equipment, net	607	560
Other assets	36	61

Total Assets	$4,331	$6,317

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$2,023	$722
Convertible debt	6,726	—
Accrued payroll taxes	949	1,470
Deferred revenue	1,225	1,880
Other current liabilities	1,568	1,995
Total Current Liabilities	12,491	6,067

Long Term Liabilities:
Derivative liability	1,796	2,852
Convertible debt, net of current portion	1,415	8,892
Other long term liabilities	282	180
Total Long Term Liabilities	3,493	11,924

Total Liabilities	15,984	17,991

Stockholders' Deficiency:
Preferred Stock, $0.01 par value, 20,000,000 shares authorized:
Series A Convertible Preferred Stock, liquidation value of $1.20 per share: designated: 10,000,000 shares; issued and outstanding: 208,334 shares at June 30, 2011 and December 31, 2010	2	2
Series B Convertible Preferred Stock, liquidation preference of $2.40 per share: designated: 6,454,621 shares at June 30, 2011 and December 31, 2010; issued and outstanding: 6,320,460 shares at June 30, 2011 and 5,968,510 shares at December 31, 2010	63	60
Common Stock, $.001 par value: authorized - 300,000,000 shares; issued and outstanding: 56,867,098 shares at June 30, 2011 and 55,681,918 shares at December 31, 2010	57	55
Additional paid-in capital	84,890	79,345
Accumulated deficit	(96,645)	(91,118)
Treasury stock, at cost: 133,797 shares at June 30, 2011 and December 31, 2010	(18)	(18)
Total ThermoEnergy Corporation Stockholders’ Deficiency	(11,651)	(11,674)
Noncontrolling interest	(2)	—
Total Stockholders’ Deficiency	(11,653)	(11,674)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$4,331	$6,317

See notes to consolidated financial statements.

THERMOENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except share and per share amounts
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$1,434	$253	$2,382	$1,413
Less: cost of revenue	1,280	141	2,247	1,311
Gross profit	154	112	135	102

Operating Expenses:
General and administrative	1,300	1,331	2,696	2,453
Engineering, research and development	62	206	145	437
Sales and marketing	607	305	1,120	601
Total operating expenses	1,969	1,842	3,961	3,491

Loss from operations	(1,815)	(1,730)	(3,826)	(3,389)

Other income (expense):
Derivative liability income (loss)	39	(3,071)	1,056	(2,956)
Interest and other expense, net	(1,027)	(717)	(2,488)	(1,161)
Equity in losses of joint venture	(182)	(64)	(269)	(64)

Net loss	(2,985)	(5,582)	(5,527)	(7,570)
Net loss attributable to noncontrolling interest	27	—	40	—

Net loss attributable to ThermoEnergy Corporation	(2,958)	(5,582)	(5,487)	(7,570)
Deemed dividend on Series B Convertible Preferred Stock	(91)	—	(226)	—

Net loss attributable to ThermoEnergy Corporation common stockholders	$(3,049)	$(5,582)	$(5,713)	$(7,570)

Net loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.05)	$(0.10)	$(0.10)	$(0.14)

Weighted average shares used in computing loss per share, basic and diluted	56,738,188	53,679,473	56,323,824	53,679,473

See notes to consolidated financial statements.

THERMOENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited) Six Months Ended June 30,
	2011	2010
Operating Activities:
Net loss	$(5,527)	$(7,570)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock option expense	655	1,003
Equity in losses of joint venture	269	64
Derivative liability (income) loss	(1,056)	2,956
Non-cash interest added to debt	45	354
Depreciation	34	26
Provision for inventory reserves	5	9
Amortization of discount on convertible debt	2,096	626
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	333	(1,020)
Inventories	(76)	3
Other current assets	(332)	(68)
Accounts payable	1,301	156
Deferred revenue	(655)	443
Other current liabilities	(620)	(406)
Other long-term liabilities	102	(25)

Net cash used in operating activities	(3,426)	(3,449)

Investing Activities:
Investment in joint venture	(256)	(50)
Purchases of property and equipment	(81)	(52)

Net cash used in investing activities	(337)	(102)

Financing Activities:
Proceeds from issuance of short-term borrowings	2,909	4,224
Payments on convertible debt	(1,235)	—

Net cash provided by financing activities	1,674	4,224

Net change in cash	(2,089)	673
Cash, beginning of period	4,299	1,109
Cash, end of period	$2,210	$1,782

Cash paid for interest	$136	$—
Supplemental schedule of non-cash financing activities:
Conversion of convertible debt and accrued interest to Series B Convertible Preferred Stock	$1,129	$—
Debt discount recognized on convertible debt	$3,591	$3,137
Accrued interest converted to debt	$153	$366

See notes to consolidated financial statements.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 1:  Organization and summary of significant accounting policies

Nature of business

ThermoEnergy Corporation (“the Company”) was incorporated in January 1988 for the purpose of marketing and developing advanced municipal and industrial wastewater treatment and carbon reducing clean energy technologies.

The Company is the majority owner of a patented clean energy technology known as the Zero Emission Boiler System (“ZEBS”) which converts fossil fuels (including coal, oil and natural gas) and biomass into electricity without producing air emissions, and at the same time removes and captures carbon dioxide in liquid form for sequestration or beneficial reuse.  The Company, through its majority-owned subsidiary, ThermoEnergy Power Systems, LLC, (“TEPS”) entered into a joint venture with Babcock Power, Inc. in 2009 called Babcock-Thermo Carbon Capture, LLC ("BTCC") to obtain the resources necessary to facilitate the development and commercialization of this technology.

The Company, through its majority-owned subsidiary, CASTion Corporation (“CASTion”), also designs and builds wastewater treatment systems using its proprietary water technologies.  CASTion’s patented Controlled Atmosphere Separation Technology (“CAST”) systems are utilized as an effective stand-alone wastewater or chemical recovery system, or as part of an integrated recovery solution.  The CAST wastewater and chemistry recovery system eliminates costly disposal of hazardous waste or process effluent.  The Zero-Liquid-Discharge program can recover nearly 100% of a customer’s valuable chemical resources or wastewater for immediate reuse or recycling.

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.  Certain prior year amounts have been reclassified to conform to current year classifications.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the six-month period ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ended December 31, 2011.

The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K/A for the year ended December 31, 2010 of ThermoEnergy Corporation.

The 15% third party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements.

Revenue recognition

Revenues from fixed-price contracts are recognized on the percentage of completion method, measured by the percentage of costs incurred to total estimated costs.  Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.  Selling, general and administrative costs are charged to expense as incurred.  Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which revisions are determined.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Cash

The Company places its cash in highly rated financial institutions, which are continually reviewed by senior management for financial stability.  Effective December 31, 2010, extending through December 31, 2012, all “noninterest-bearing transaction accounts” are fully insured, regardless of the balance of the account.  Generally the Company’s cash in interest-bearing accounts exceeds financial depository insurance limits.  However, the Company has not experienced any losses in such accounts and believes that its cash are not exposed to significant credit risk.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value.  Receivables related to the Company’s contracts have realization and liquidation periods of less than one year and are therefore classified as current.  The Company’s method for estimating its allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions.  Amounts considered uncollectible are written off based on the specific customer balance outstanding.  The Company recorded bad debt expense of $1,000 for the three and six-month periods ended June 30, 2011; the Company did not record any bad debt expense for the three and six-month periods ended June 30, 2010.  The allowance for doubtful accounts totaled $9,000 at June 30, 2011 and December 31, 2010.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method and consist primarily of raw materials and supplies.

The Company evaluates its inventory for excess quantities and obsolescence on an annual basis.  In preparing its evaluation, the Company looks at the expected demand for its products for the next three to twelve months.  Based on this evaluation, it establishes and maintains a reserve so that inventory is appropriately stated at the lower of cost or net realizable value.  The Company recorded provisions for inventory reserves of $5,000 and $0 for the three months ended June 30, 2011 and 2010, respectively, and $5,000 and $9,000 for the six-month periods ended June 30, 2011 and 2010, respectively.  Inventory reserves totaled $88,000 at June 30, 2011 and $83,000 at December 31, 2010.

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset.  Depreciation is computed using the straight-line method.  The Company evaluates long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable.  If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)
Contingencies

The Company accrues for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable.  Such estimates may be based on advice from third parties or on management’s judgment, as appropriate.  Revisions to accruals are reflected in earnings (loss) in the period in which different facts or information become known or circumstances change that affect the Company’s previous assumptions with respect to the likelihood or amount of loss.  Amounts paid upon the ultimate resolution of such liabilities may be materially different from previous estimates.

Stock options

The Company accounts for stock options in accordance with Accounting Standards Codification (“ASC”) Topics 505, “Equity”, and 718, “Compensation – Stock Compensation”.  These topics require that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements based on their fair values on the measurement date, which is generally the date of grant.  Such cost is recognized over the vesting period of the awards.  The Company uses the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Fair value of financial instruments and fair value measurements

The carrying amount of cash, accounts receivable, other current assets, accounts payable and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of the instruments.  The carrying amount of the Company’s convertible debt was $8,141,000 and $8,892,000 at June 30, 2011 and December 31, 2010, respectively, and approximates the fair value of these instruments.  The Company’s warrant liabilities are recorded at fair value.

The Company's assets and liabilities carried at fair value are categorized using inputs from the three levels of the fair value hierarchy, as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liabilities.

Liabilities measured at fair value on a recurring basis as of June 30, 2011 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities
Derivative liability	$1,796	$-	$-	$1,796

Total Liabilities	$1,796	$-	$-	$1,796

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Liabilities measured at fair value on a recurring basis as of December 31, 2010 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Derivative liability	$2,852	$-	$-	$2,852
Total Liabilities	$2,852	$-	$-	$2,852

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Long-Term Warrant Liability
Balance at December 31, 2010	$2,852
Derivative liability income	(1,056)
Balance at June 30, 2011	$1,796

Series B Convertible Preferred Stock

The Company accounts for its Series B Convertible Preferred Stock by first allocating the proceeds based on the relative fair value of the Series B Convertible Preferred Stock and the warrants issued to the investors, and then to any beneficial conversion features contained in the Preferred Stock.  The Company determined the initial value of the Series B Convertible Preferred Stock and investor warrants using valuation models it considers to be appropriate.  Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of the Company's consolidated balance sheets.  The value of the warrants and beneficial conversion features are considered a “deemed dividend” and are added as a component of net loss attributable to common stockholders on the Company’s consolidated statements of operations.

Net income (loss) per share

Basic net income (loss) per share (“EPS”) is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods.  Fully diluted net income (loss) per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless the effect on net income (loss) per share is antidilutive.  Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later.  The effect of computing the Company’s diluted net income (loss) per share was antidilutive and, as such, basic and diluted net income (loss) per share are the same for the three and six-month periods ended June 30, 2011 and 2010.

Effect of new accounting pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" (“ASU 2010-06”).  ASU 2010-06 amended certain provisions of ASC 820-10 by requiring additional disclosures for transfers in and out of Level 1 and Level 2 fair value measurements, as well as requiring fair value measurement disclosures for each class of assets and liabilities in addition to disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3.  The adoption did not have a material impact on the Company's financial statements or disclosures, as the Company did not have any financial instruments valued using Level 1 and Level 2 fair value measurements and did not have material classes of assets and liabilities that required additional disclosure.  Certain provisions of ASU 2010-06 were effective for the Company for the fiscal year beginning January 1, 2011.  These provisions require the Company to present separately information on all purchases, sales, issuances, and settlements of financial instruments valued using significant unobservable inputs (Level 3) in the reconciliation for fair value measurements.  The Company has adopted the provisions of ASU 2010-06 in its 2011 financial statements.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

In April 2010, the FASB issued ASU No. 2010-17, “Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition” (“ASU 2010-17”).  ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for certain research and development transactions.  Under this new guidance, a company can recognize as revenue consideration that is contingent upon achievement of a milestone in the period in which it is achieved, only if the milestone meets all criteria to be considered substantive. This guidance will be effective on a prospective basis beginning January 1, 2011.  The Company does not believe the adoption of ASU 2010-17 will have a material impact on its financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S GAAP and IFRS” (“ASU 2011-04”).  ASU 2011-04 defines fair value, clarifies a framework to measure fair value, and requires specific disclosures of fair value measurements.  The guidance will be effective for interim and annual reporting periods beginning after January 1, 2012 and is required to be applied retrospectively. The Company does not believe the adoption of ASU 2011-04 will have a material impact on its financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”).  ASU 2011-05 eliminates the current requirement to report other comprehensive income and its components in the statement of equity and instead requires the components of other comprehensive income to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  The guidance will be effective for interim and annual reporting periods beginning after January 1, 2012 and is required to be applied retrospectively. Other than presentation in the financial statements, the Company believes the adoption of ASU 2011-05 will have no effect on the Company’s financial position or results of operations.

Note 2:  Management's consideration of going concern matters

The Company has incurred net losses since inception and will require substantial additional capital to continue commercialization of the Company’s power and water technologies (the “Technologies”) and to fund the Company’s liabilities, which included approximately $2.0 million in accounts payable, $8.1 million of convertible debt, $949,000 of payroll tax liabilities (see Note 7) and approximately $1.85 million of other liabilities at June 30, 2011.  In addition, the Company may be subject to tax liens if it cannot abide by the terms of the Offer in Compromise approved by the Internal Revenue Service to satisfactorily settle outstanding payroll tax liabilities (see Note 7).  The consolidated financial statements have been prepared assuming the Company will continue as a going concern, realizing assets and liquidating liabilities in the ordinary course of business and do not reflect any adjustments that might result from the outcome of the aforementioned uncertainties.  Management is considering several alternatives for mitigating these conditions.

Management has undertaken and successfully completed a program to reduce the Company’s outstanding debt as follows:

As more fully described in Note 4, the Company entered into Note Amendment and Forbearance Agreements in January 2011 with the holders of the CASTion Notes originally due May 31, 2010.  As part of these agreements, the Company issued amended CASTion Notes that extended the maturity date until February 29, 2012.

Also as more fully described in Note 4, the Company and certain investors entered into a Bridge Loan Agreement on March 10, 2010 pursuant to which the Company issued convertible notes (the “2010 Bridge Notes”) that provided $4.6 million of funding to the Company in 2010.  Of this amount, $1.9 million was converted into the Company’s Series B Convertible Preferred Stock in July 2010.  The Bridge Loan Agreement and the 2010 Bridge Notes were amended on June 30, 2010 and February 25, 2011.  The amendment on February 25, 2011 extended the maturity date of the 2010 Bridge Notes to February 29, 2012.

As more fully described in Notes 4, 5 and 8, the Company entered into a Bridge Loan and Warrant Amendment Agreement with certain investors on June 17, 2011 pursuant to which the Company received proceeds totaling approximately $2.9 million.  The Bridge Loan and Warrant Amendment Agreement was amended on July 12, 2011 to provide for an additional $1.6 million of funding, bringing the total proceeds to approximately $4.5 million (the “2011 Bridge Loans”).

On July 1, 2011, the Company used approximately $1.6 million of these proceeds to pay down the entire principal balance of the CASTion Notes as described above.  Per the terms of the amended 2010 Bridge Loan Agreement, as described above, the repayment of the CASTion Notes triggered the Company’s right to convert the entire outstanding balance of principal and interest on the 2010 Bridge Notes (approximately $4.5 million) into Series B Convertible Preferred Stock, and the Company intends to effect such conversion in August 2011.  The 2011 Bridge Loans will be cancelled in payment of the warrant exercise price for purchase of Series B Convertible Preferred Stock in August 2011. If the Company fully effects its plan to convert the 2010 Bridge Notes and 2011 Bridge Notes in August 2011, the Company expects to have approximately $1.4 million of convertible debt remaining on its balance sheet after such conversion.

Management is actively seeking to raise substantial working capital through additional equity or debt financing that will allow the Company to operate until it becomes cash flow positive from operations.  Management is also actively pursuing commercial contracts to generate operating revenue.  Management has determined that the financial success of the Company is partly dependent upon the Company’s ability to collaborate with financially sound third parties to pursue projects involving the Technologies.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 3:  Babcock-Thermo Carbon Capture LLC

On February 25, 2009, the Company’s majority-owned subsidiary, TEPS, and Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company (the “Joint Venture”) for the purpose of developing and commercializing its proprietary ZEBS technology.

TEPS has entered into a license agreement with the Joint Venture and BPD, pursuant to which it has granted to the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide and royalty-free license to TEPS’ intellectual property related to or necessary to practice the ZEBS technology (the “ZEBS License”).  In the LLC Agreement, BPD has agreed to develop, at its own expense, intellectual property in connection with three critical subsystems relating to the ZEBS technology: a combustor subsystem, a steam generating heating surface subsystem, and a condensing heat exchangers subsystem (collectively, the “Subsystems”) and BPD has entered into a license agreement with the Joint Venture and TEPS pursuant to which it has granted the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide, fully paid up and royalty-free license to BPD’s know-how and other proprietary intellectual property related to or necessary to practice the Subsystems.

Pursuant to the LLC Agreement, TEPS and BPD each own a 50% membership interest in the Joint Venture.  The LLC Agreement provides that each member may be required, from time to time, to make capital contributions to the Joint Venture to fund its operations.  The Company made a capital contribution of $125,000 to the Joint Venture in the first quarter of 2011 and $131,500 in the second quarter of 2011.

The Joint Venture is managed by a six-person Board of Managers, with three managers appointed by each member.  The Board of Managers has adopted a set of milestones by which it will measure the progress of the Joint Venture.  Pursuant to the LLC Agreement, either member may withdraw from the Joint Venture if any milestone is not met (unless the failure to meet such milestone is primarily attributable to a failure by such member to perform its obligations under the LLC Agreement or any related agreements).  If a member exercises its right to withdraw, the license that such member has granted to the Joint Venture will automatically terminate.

The LLC Agreement obligates the Joint Venture and each member to indemnify and hold the other member and its affiliates harmless against damages and losses resulting from such member’s fraud, gross negligence or intentional misconduct with respect to the Joint Venture.  The Company and Babcock Power, Inc. have entered into separate agreements to indemnify the joint venture and its members (other than the Company’s respective subsidiary-members) and their respective affiliates against damages and losses resulting from fraud, gross negligence or intentional misconduct of the respective subsidiary-members with respect to the Joint Venture.

The LLC Agreement contains other conventional terms, including provisions relating to governance of the entity, allocation of profits and losses, and restrictions on transfer of a member’s interest.

The Company accounts for the Joint Venture using the equity method of accounting.  Accordingly, the Company reduced the value of its investment in the Joint Venture by $269,000 in the first six months of 2011 to account for its share of net losses incurred by the Joint Venture.  The value of the Company’s investment in the Joint Venture is $12,000 as of June 30, 2011 and is classified as Other Assets on the Company’s Consolidated Balance Sheets.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 4:  Convertible debt

Convertible debt consisted of the following at June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011	December 31, 2010

Convertible Promissory Note, 5%, due March 7, 2013, less discount of $265 in 2011 and $345 in 2010	$605	$504
Convertible Promissory Note, 5%, due March 21, 2013, less discount of $106 in 2011 and $132 in 2010	810	762
Convertible Promissory Notes, 10%, due February 29, 2012, less discount of $1,986 in 2011 and $0 in 2010	1,124	5,380
Convertible Bridge Notes, 10%, due February 29, 2012, less discount of $77 in 2011 and $496 in 2010	2,832	2,246
Bridge Loans, 0%, due February 29, 2012, less discount of $33 in 2011	2,770	—

	8,141	8,892
Less: current portion	(6,726)	—
	$1,415	$8,892

Roenigk Loans

On March 21, 2007 the Company issued to Mr. Martin A. Roenigk, a member of the Company’s Board of Directors as of that date, a 5% Convertible Promissory Note due March 21, 2013 in the principal amount of $750,000.  The principal amount and accrued interest on the Note is convertible into shares of Common Stock at a conversion price of $0.50 per share at any time at the election of the holder.  Interest on the Note is payable semi-annually.  The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $22,000 of accrued interest to the principal balance of the Note during the six months ended June 30, 2011.  Total interest added to the principal balance of the Note was $167,000 as of June 30, 2011.

On March 7, 2008, Mr. Roenigk exercised his option to make an additional $750,000 investment in the Company under the terms of the Securities Purchase Agreement between the Company and Mr. Roenigk dated March 21, 2007.  The Company issued to Mr. Roenigk a 5% Convertible Promissory Note due March 7, 2013 in the principal amount of $750,000.  The principal amount and accrued interest on the Note is convertible into shares of Common Stock at a conversion price of $0.50 per share at any time at the election of the holder.  Interest on the Note is payable semi-annually.  The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $21,000 of accrued interest to the principal balance of the Note during the six months ended June 30, 2011.  Total interest added to the principal balance of the Note was $121,000 as of June 30, 2011.

CASTion Acquisition Financing

On July 2, 2007, the Company issued Convertible Promissory Notes (the “CASTion Notes”) in the aggregate principal amount of $3,353,127 as part of the consideration for the acquisition of CASTion.  The outstanding principal and accrued interest were convertible into shares of the Company’s Common Stock at a conversion price of $0.50 per share at any time at the holders’ discretion.  The CASTion Notes contained conventional weighted-average anti-dilution provisions for the adjustment of the conversion price in the event the Company issued additional shares of Common Stock (or securities convertible into Common Stock) at a price less than the then-effective exercise price or conversion price.  The Notes matured on May 31, 2010.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

On January 7, 2011 the Company entered into Note Amendment and Forbearance Agreements (the “Agreements”) with the holders of the CASTion Notes (the “CASTion Noteholders”).  Pursuant to the Agreements, (i) the Company made payments totaling $1,144,336 against the outstanding balances of the CASTion Notes; (ii) the CASTion Noteholders converted an aggregate of $902,710 in principal and accrued interest on the CASTion Notes into shares of the Company’s Series B Convertible Preferred Stock; (iii) the Company issued to the CASTion Noteholders warrants for the purchase of an aggregate of 17,585,127 shares of its Common Stock at an exercise price of $0.40 per share and an aggregate of 6,018,065 shares of its Common Stock at an exercise price of $0.30 per share; (iv) the maturity date of the CASTion Notes was extended to February 29, 2012; (v) the Company made additional cash payments to the CASTion Noteholders totaling $37,914; and (vi) the CASTion Notes were amended and restated.

The amended and restated CASTion Notes bore interest at the rate of 10% per annum.  Installment payments (based on a 10-year amortization schedule) were due on the last day of each month beginning January 31, 2011.  The restated CASTion Notes were convertible, in whole or in part, at any time at the election of the CASTion Noteholders, into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  The restated CASTion Notes provided that, in the event, on or before July 5, 2011, the Company made any payments of principal or accrued interest, then simultaneously with the making of such payment a portion of the remaining principal and accrued and unpaid interest on the restated CASTion Notes in an amount equal to the amount of such payment automatically converted into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  The restated CASTion Notes also provided that, in the event that (i) the closing price of the Company’s Common Stock equaled or exceeded $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeded 30,000 shares for 20 consecutive trading days, then the entire principal amount, plus all accrued and unpaid interest thereon, would automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.

The Company accounted for the restated CASTion Notes as a debt modification, as the present value of cash flows of the restated CASTion Notes were in excess of those under the original terms.  In addition, the Company estimated the fair value of the warrants issued using a Black-Scholes option pricing model and allocated $3.4 million of the balance of the restated CASTion Notes to the warrants on a relative fair value basis and was recorded as a debt discount.  The debt discount was amortized to interest expense over the stated term of the Restated Notes.

As further discussed in Note 8, on July 1, 2011, the Company made payments of approximately $1.6 million against the principal balance of the restated CASTion Notes, and the entire remaining principal and accrued interest was converted into Series B Convertible Preferred Stock.

March 2010 Bridge Note Financing

On March 10, 2010, the Company entered into a Bridge Loan Agreement, effective March 1, 2010 with six of its principal investors (“the 2010 Investors”), all related parties, pursuant to which the Investors agreed to make bridge loans to the Company in the aggregate amount of $4.6 million.  In connection therewith, the Company issued to the 2010 Investors 3% Secured Convertible Promissory Notes (the “2010 Bridge Notes”).  The 2010 Bridge Notes bore interest at the rate of 3% per annum and were due and payable on February 28, 2011.  The entire unpaid principal amount, together with all interest then accrued and unpaid under each 2010 Bridge Note, was convertible, at the election of the holder, into shares of the Company’s Common Stock at a conversion price of $0.24 per share.

On February 25, 2011 the Company and the 2010 Investors entered into Note Extension and Amendment Agreements amending the terms of the 2010 Bridge Notes.  As amended (the “Amended 2010 Bridge Notes”), bear interest at the rate of 10% per annum and mature on February 29, 2012.  The Amended 2010 Bridge Notes are convertible into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share at any time at the election of the holders.  In the event, prior to the maturity date of the Amended 2010 Bridge Notes, the Company pays in full the restated CASTion Notes as detailed above, then the Amended 2010 Bridge Notes shall convert, at the Company’s election, into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  In the event that (i) the closing price of the Company’s Common Stock equals or exceeds $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeds 30,000 shares for 20 consecutive trading days, then the entire principal amount of the Amended 2010 Bridge Notes, plus all accrued and unpaid interest, shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.  Upon conversion of all or any portion of the Amended 2010 Bridge Notes, the Company will issue five-year warrants for the purchase, at an exercise price of $0.30 per share, of that number of shares of the Company’s Common Stock determined by dividing (i) 200% of the amount of principal and interest so converted by (ii) $0.30 (the “Warrants”).  The Amended 2010 Bridge Notes contain other conventional terms, including events of default upon the occurrence of which the Amended 2010 Bridge Notes become immediately due and payable.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

The Company accounted for the Amended 2010 Bridge Notes as a debt modification, as the present value of cash flows of the Amended 2010 Bridge Notes were in excess of those under the original terms.  In addition, the difference between the effective conversion price of the Amended 2010 Bridge Notes and the fair value of the Company’s Common Stock on the date of issuance resulted in a beneficial conversion feature of $117,000, the intrinsic value of the conversion feature on that date, which was recorded as a debt discount.  The debt discount is amortized to interest expense over the stated term of the Amended 2010 Bridge Notes.

As further discussed in Note 8, the Company intends to exercise its right to convert the entire principal and accrued interest balance of the Amended 2010 Bridge Notes into Series B Convertible Preferred Stock in August 2011.

June 2011 Bridge Note Financing

On June 17, 2011 the Company entered into a Bridge Loan and Warrant Amendment Agreement (the “2011 Bridge Loan Agreement”) with six of its principal investors (“the 2011 Investors”), pursuant to which the Company issued Promissory Notes (the “2011 Bridge Notes”) in exchange for total proceeds of approximately $2.9 million.  This Agreement was amended on July 12, 2011 to provide for an additional $1.6 million of funding to the Company and the issuance of additional 2011 Bridge Notes in such principal amount (see Note 8).

The 2011 Bridge Notes are payable on demand at any time on or after February 29, 2012 (the “Maturity Date”).  They do not bear interest until the Maturity Date and will bear interest at the rate of 10% per annum from and after the Maturity Date.  The 2011 Bridge Notes may not be prepaid, in whole or in part, without the prior written consent of the 2011 Investors.  The 2011 Investors have agreed to surrender the 2011 Bridge Notes in payment of the exercise price for warrants held by or issuable to them (the “Warrants”) if and when the conditions to their amendment and exercise have been satisfied.  The 2011 Bridge Notes contain other conventional terms, including events of default upon the occurrence, and during the continuation, of which the 2011 Bridge Notes will bear interest at the rate of 10% per annum.

Pursuant to the 2011 Bridge Loan Agreement, the Company agreed, subject to the satisfaction of certain conditions, to amend the Warrants (i) to provide that they will be exercisable for the purchase of shares of our Series B Convertible Preferred Stock (the “Series B Stock”) instead of Common Stock (with the number of shares of the Series B Stock determined by dividing by ten (10) the number of shares of Common Stock for which the Warrants are currently exercisable) and (ii) to change the exercise prices of all Warrants (which currently range from $0.30 to $1.82 per share of Common Stock) to $1.30 per share of Series B Stock (the equivalent of $0.13 per Common-equivalent share).  The Investors agreed, subject to the satisfaction of certain conditions, to exercise all of the Warrants.  The principal amount of the 2011 Bridge Notes is equal to the aggregate exercise price of the Warrants (after they are amended as described above).

Because the 2011 Bridge Notes do not bear interest, the Company calculated the present value of the 2011 Bridge Notes using an imputed interest rate of 10% and recorded imputed interest of $77,000 as a debt discount.

As discussed in Note 8, on July 1, 2011, the Company used approximately $1.6 million of the proceeds from the issuance of the 2011 Bridge Notes to pay down the principal balance of the restated CASTion Notes as described above.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 5:  Equity

At June 30, 2011, approximately 239,000,000 shares of Common Stock were reserved for future issuance under convertible debt and warrant agreements, stock option arrangements and other commitments.

Common Stock

In March 2011, an investor of the Company converted 100,000 shares of Series B Convertible Preferred Stock into 1 million shares of the Company’s Common Stock.  In May 2011, an investor of the Company converted 18,518 shares of Series B Convertible Preferred Stock into 185,180 shares of the Company’s Common Stock.

Stock Options

During the six-month period ended June 30, 2011, the Board of Directors awarded employees and an advisor to the Board of Directors a total of 1.2 million stock options under the Company’s 2008 Incentive Stock Plan.  The options are exercisable at $0.30 per share for a ten year period.  The exercise price was equal to or greater than the market price on the respective grant dates.

The following table presents option expense included in expenses in the Company’s Consolidated Statements of Operations for the six-month periods ended June 30, 2011 and 2010:

	2011	2010

Cost of revenue	$12	$7
General and administrative	532	838
Engineering, research and development	55	96
Sales and marketing	56	62
Option expense before tax	655	1,003
Provision for income tax	—	—
Net option expense	$655	$1,003

The fair value of options granted during the six-month periods ended June 30, 2011 and 2010 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2011	2010

Risk-free interest rate	3.5%	3.6% - 3.8%
Expected option life (years)	6.25	10.0
Expected volatility	91%	80%
Expected dividend rate	0%	0%

A summary of the Company’s stock option activity and related information for the six-month periods ended June 30, 2011 and 2010 follows:

	2011		2010
	Number of Shares	Wtd. Avg. Exercise Price per Share	Number of Shares	Wtd. Avg. Exercise Price per Share
Outstanding, beginning of year	22,065,402	$0.57	11,203,800	$1.18
Granted	1,200,000	$0.30	13,039,102	$0.30
Canceled	(3,090,675)	$1.22	(1,627,500)	$1.99
Outstanding, end of period	20,174,727	$0.46	22,615,402	$0.61
Exercisable, end of period	9,069,647	$0.65	7,176,925	$1.28

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

The weighted average fair value of options granted were approximately $0.23 per share for the six-month periods ended June 30, 2011 and 2010.  The weighted average fair value of options vested was approximately $488,000 and $64,000 for the six-month periods ended June 30, 2011 and 2010, respectively.

Exercise prices for options outstanding as of June 30, 2011 ranged from $0.30 to $1.75.  The weighted average remaining contractual life of those options was approximately 8.2 years at June 30, 2011.  The weighted average remaining contractual life of options vested and exercisable was approximately 7.6 years at June 30, 2011.

As of June 30, 2011, there was approximately $1.3 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans.  That cost is expected to be recognized over a weighted-average period of 0.9 years.  The Company recognizes stock-based compensation on the straight-line method.

Warrants

At June 30, 2011, there were outstanding warrants for the purchase of approximately 116,000,000 shares of the Company’s Common Stock at prices ranging from $0.01 per share to $1.82 per share (weighted average exercise price was $0.40 per share) until expiration (800,000 shares in 2011, 14,833,333 shares in 2012, 8,896,554 shares in 2013, 20,173,718 in 2014, 45,233,327 shares in 2015 and 26,455,132 shares after 2015).

Note 6:  Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available to the chief operating decision maker, or decision-making group, in assessing performance and allocating resources.  The Company markets and develops advanced municipal and industrial wastewater treatment and carbon reducing clean energy technologies.  The Company currently generates almost all of its revenues from the sale and application of its water treatment technologies.  Revenues from its clean energy technologies have been limited to grants received from governmental and other agencies for continued development.  In 2009, the Company established BTCC, a joint venture with Babcock Power Development, LLC, for the purpose of developing and commercializing the Company’s clean energy technology.  Because revenues and costs related to the Company’s clean energy technologies is immaterial to the entire Company taken as a whole, the financial information presented in these financial statements represents all the material financial information related to the Company’s water treatment technologies.

The Company’s operations are currently conducted solely in the United States.  The Company will continue to evaluate how its business is managed and, as necessary, adjust the segment reporting accordingly.

Note 7:  Commitments and contingencies

On March 25, 2011, the Company was notified by the U.S. Internal Revenue Service that it had accepted the Company’s Offer in Compromise with respect to its tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008.  Pursuant to the Offer in Compromise, the Company has agreed to satisfy its delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties).  During the pendency of the IRS review of the Offer in Compromise the Company has made interim payments totaling $1,691,000; a balance of $443,636 remains to be paid in monthly installments of $89,000 each through December 2011.  In connection with the Offer in Compromise, the Company has agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated.  The IRS acceptance of the Offer in Compromise is conditioned, among other things, on the Company filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance.

Accrued payroll taxes, which include taxes, penalties and interest related to state taxing authorities, totaled approximately $949,000 as of June 30, 2011.  The Company continues to work with the various state taxing authorities to settle its remaining payroll tax obligations.

THERMOENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

On April 21, 2010, Alexander G. Fassbender, the Company’s former Executive Vice President and Chief Technology Officer (“Fassbender”), filed a Complaint in the Fairfax County, Virginia Circuit Court alleging that his employment had been terminated in breach of his employment agreement and claiming damages in the aggregate amount of approximately $1 million, including unpaid salary, reimbursement of expenses, and other payments under his employment agreement.  On April 7, 2011, the two parties entered into a settlement agreement through which, in exchange for mutual releases, the Company agreed to pay Fassbender a total of $400,000 in monthly installments of $16,667 per month over a two-year period.  The Company issued a non-interest bearing note to Fassbender for these payments.  In addition, Fassbender agreed to tender all outstanding stock options to the Company in exchange for an equal number of warrants.  The warrants are exercisable at an exercise price of $0.24 per share and have a five-year term.

In addition to the matters described above, the Company is involved from time to time in litigation incidental to the conduct of its business.  Judgments could be rendered or settlements entered that could adversely affect the Company’s operating results or cash flows in a particular period. The Company routinely assesses all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

Note 8: Subsequent Events

On July 1, 2011, the Company exercised its right to prepay a portion of the outstanding principal balance and accrued and unpaid interest on the restated CASTion Notes as detailed in Note 4 by making payments in the aggregate amount of $1,568,267.  These payments represent slightly in excess of 50% of the balance of principal and accrued interest balance on the restated CASTion Notes.

Per the terms of the restated CASTion Notes, in the event, on or before July 5, 2011, the Company makes any payments of principal or accrued interest, then simultaneously with the making of such payment a portion of the remaining principal and accrued and unpaid interest on the restated CASTion Notes in an amount equal to the amount of such payment shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share and Warrants for the purchase of the Company’s Common Stock equal to that number of shares of the Company’s Common Stock determined by dividing 200% of the amount of principal and interest converted by $0.30.  Accordingly, on July 1, 2011, the Company issued 653,439 shares of its Series B Convertible Preferred Stock and Warrants for the purchase of 10,455,024 shares of its Common Stock.  As a result, the restated CASTion Notes were considered to be repaid in full on July 1, 2011.

On July 11, 2011 the Company received written consents from stockholders representing approximately 71.3% in voting power of the Company’s capital stock authorizing an amendment of the Company’s Certificate of Incorporation for the following purposes:

•
to increase the total number of authorized shares of stock to 455,000,000 shares, of which 425,000,000 shares shall be Common Stock and 30,000,000 shares shall be Preferred Stock, with 208,334 shares of the Preferred Stock designated “Series A Convertible Preferred Stock”, 12,000,000 shares of the Preferred Stock designated “Series B Convertible Preferred Stock” and the remaining shares undesignated; and

•
to modify the definition of “Additional Stock” (as set forth in Section 6(g)(ii) of the Description of Series B Convertible Preferred Stock attached as Exhibit A to the Certificate of Designation, Preferences and Rights filed in the Office of the Secretary of State of the State of Delaware on November 18, 2009 (the “Series B Terms”)) to exclude any shares of Common Stock issued or deemed issued in a transaction or series of related transactions approved by the holders of a majority of the then-outstanding Series B Stock.

The Company has given all stockholders notice that the amendment has been approved and expects to file a Certificate of Amendment to its Certificate of Incorporation to effect the amendment in August 2011 following expiration of a waiting period required under Rule 14(c)-2.

On July 12, 2011 the Company amended the 2011 Bridge Loan Agreement as detailed in Note 4 to provide for an additional $1.6 million of funding to the Company and the issuance of additional 2011 Bridge Notes.  These additional 2011 Bridge Notes were issued on the same terms as the original 2011 Bridge Loans.

54,166,684 Shares

Common Stock

THERMOENERGY CORPORATION

PROSPECTUS

________, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount to be paid
SEC Registration Fee	$1,258
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	25,500
Printing and Engraving Expenses	5,000

Total	$106,758

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or an officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person.  We will not be obligated to indemnify such person in connection with a proceeding commenced by such person unless our board of directors has authorized the commencement of such a proceeding.

In addition, we maintain standard policies of insurance that insure our directors and officers against liability asserted against such persons, whether or not such directors or officers have the right to indemnification pursuant to our certificate of incorporation, bylaws or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares.  Except where specifically noted, the proceeds of all reported sales were used for general corporate operating  purposes.

The issuances identified below were made without registration in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 in that such issuances did not involve any public offering.

1.           During the period from June 2, 2008 through August 22, 2008, we issued shares of our Common Stock to the following parties upon the conversion of outstanding convertible debt or of shares of our Series A Convertible Preferred Stock held by them and/or the exercise of Common Stock Purchase Warrants issued to them in 2005 at the time they acquired shares of our Series A Convertible Preferred Stock:

Date	Shareholder	Number of Shares
June 2, 2008	Martin A. Roenigk	550,000
June 10, 2008	George R. Haines II and/or Elizabeth F. Haines	30,209
June 10, 2008	Security Equity Fund, Mid Cap Value Series	1,745,000
June 10, 2008	SBL Fund, Series V	1,130,000
June 10, 2008	Security Mid Cap Growth Fund	745,000
June 10, 2008	SBL Fund, Series J	1,380,000
July 19, 2008	Security Equity Fund, Mid Cap Value Series	218,964
July 19, 2008	SBL Fund, Series V	141,793
July 19, 2008	Security Mid Cap Growth Fund	68,387
July 19, 2008	SBL Fund, Series J	135,519
July 21, 2008	Lagunitas Partners LP	95,940
July 21, 2008	Donaghy Sales Inc.	7,560
July 21, 2008	Gruber & McBaine International	7,560
July 21, 2008	Karl Mathies Trust	585
July 21, 2008	Jon D. and Linda W. Gruber Trust	33,435
July 21, 2008	Linsday Gruber Dunham	900
July 21, 2008	Jonathan Wyatt Gruber Trust	1,800
July 21, 2008	Gruber Family Foundation	13,545
July 21, 2008	J. Patterson McBaine	7,200
July 21, 2008	Jon D Gruber Bank of America Securities Custodian Rollover IRA	6,959
July 21, 2008	Lockheed Martin Corporation Master Retirement Trust	11,011
July 23, 2008	Enid Feinberg	3,239
August 22, 2008	Tyler Smith	10,000

Each of the issuances identified above was made upon the conversion or exercise of a derivative security that we had previously issued in a private placement transaction exempt from registration under the Securities Act of 1933.  Because most of the issuances were made on the basis of cashless exercise right, the aggregate consideration received by us for such issuances was 337,031.

2.           On August 12, 2008, we issued to Robert S. Trump, at face value, our 7.5% Convertible Promissory Note due December 31, 2008 in the principal amount of $500,000 (the “Note”). The Note was convertible into shares of our Common Stock at a price of $0.75 per share  As further consideration to Mr. Trump, on August 12, 2008 we issued to him a warrant  to purchase one share of our Common Stock for each dollar invested by Mr. Trump in the Company during the period from December 31, 2008 through December 31, 2011.

3.           On September 15, 2008, we issued and sold to The Quercus Trust (“Quercus”), , for an aggregate purchase price of $2,000,000, our 10% Convertible Promissory Note (“Note”) due September 30, 2013, in the original principal amount of $2,000,000 and a Common Stock Purchase Warrant (“Warrant”) entitling the holder to purchase up to 4,000,000 shares of our Common Stock..

For its services in connection with our sale of the Note and the Warrant to Quercus, we paid Merriman Curhan Ford & Co. a placement fee of $160,000 and issued to that firm a Warrant (in form substantially identical to the Warrant issued to Quercus) for the purchase of 453,334 shares of our Common Stock.

4.           On December 22, 2008, we issued and sold to Robert S. Trump, at face value, our 7.5% Convertible Promissory Note due March 31, 2009 in the principal amount of $500,000 (the “Note”).  The Note was convertible into shares of our Common Stock at a price of $0.75 per share  As further consideration to Mr. Trump, on December 22, 2008 we issued to him a warrant  to purchase 1,000,000 shares of our Common Stock.

5.           On February 11, 2009, we issued to The Quercus Trust our 10% Secured Convertible Promissory Note in the principal amount of $250,000 (“Note”)  The Note matured on the earlier of (i) the closing of an equity or convertible debt investment in the Company yielding gross proceeds of not less than $2,000,000 (a “Financing”) or (ii) December 31, 2009.  Quercus could elect to participate in the Financing by converting the principal amount of the Note into shares of the securities to be issued in the Financing at a price per share equal to 90% of the price per share to be paid by the other investors in the Financing.

6.           On March 6, 2009, we issued to Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund, Ltd (collectively, “Empire”) an aggregate of 1,428,577 shares of our Common Stock at a purchase price of $0.35 per share, together with warrants for the purchase of an aggregate of 614,286 additional shares of our Common Stock at an exercise price of $0.525 per share.  Proceeds of this issuance totaled $500,000.

7.           During the period from April 1, 2009 through June 25, 2009, we issued shares of our Common Stock to the following persons:

Issued to	Number of Shares	Date
J. H. Darby	20,000 shares	April 1, 2009
The Quercus Trust	220,869 shares	April 13, 2009
Alliance Investors	225,000 shares	May 5, 2009
The Quercus Trust	6,446 shares	May 26, 2009
Bartley O’Hara	100,000 shares	June 25, 2009
The Quercus Trust	209,862 shares	June 30, 2009

The Common Stock issued to The Quercus Trust was issued as payment of interest due on notes from The Quercus Trust.  All other issuances were made as payment for services.

8.           On April 27, 2009, we issued to Empire and two individuals affiliated with Empire an aggregate of $500,000 face amount of our 10% Convertible Promissory Notes due October 31, 2009 (the “Notes”) and warrants to purchase an aggregate of 2,500,000 shares of our Common Stock at an exercise price of $0.55 per share.   Principal and interest on the Notes were convertible at any time into shares of our Common Stock at a conversion price of $0.40 per share.

9.            On June 25, 2009, we issued to Quercus our 10% Secured Convertible Promissory Note (the “Quercus Note”).  Under the Quercus Note, Quercus agreed to make advances to us, from time to time, up to an aggregate principal amount of $150,000.  The Quercus Note provided that advances could be used only to pay legal and accounting fees and expenses related to the investigation by the Audit Committee of our Board of Directors of our financial affairs or other matters within the investigative authority of the Audit Committee.

10.             On June 26, 2009, we issued to The Focus Fund, LP (“Focus”) our 10% Convertible Promissory Note due October 15, 2009 in the principal amount of $108,000 (the “Focus Note”).  The outstanding principal and accrued interest on the Focus Note could be converted, at Focus’s election, into shares of Common Stock at a conversion price of $0.36 per share.  In connection with the Focus Note, we also issued a warrant to The Focus Fund for the purchase of 600,000 shares of Common Stock at an exercise price of $.54 per share.

11.           On August 21, 2009, we issued to Focus our 8% Secured Convertible Promissory Note in the principal amount of $600,000.  Focus had the right to convert the outstanding principal amount and any accrued and unpaid interest thereon into shares of our Common Stock at a price of $0.30 per share at any time.  Also on August 21, 2009 we issued to Focus a Common Stock Purchase Warrant for the purchase, at a exercise price of $0.50 per share of that number of shares of our Common Stock determined by dividing (i) 200% of the aggregate amount advanced by Focus by (ii) the exercise price.

12.           As required under our Consulting Agreement  dated as of August 3, 2009 with Rexon Limited (“Rexon”), pursuant to which Arthur S. Reynolds, a member of our Board of Directors, provided services as our interim Chief Financial Officer, as of the dates set forth below we issued to Rexon, as partial consideration for Mr. Reynolds’s services, warrants for the purchase of that number of shares of our Common Stock set forth opposite such dates at the exercise prices indicated (which, in each case, was the closing price for our Common Stock on the date such warrant was issued).  Mr. Reynolds is the sole beneficial owner of Rexon.

Date	Number of Shares	Exercise Price
August 1, 2009	48,232	$0.311
September 1, 2009	45,455	$0.33
October 1, 2009	40,541	$0.37
November 1, 2009	46,875	$0.32

13.           On September 28, 2009, we issued our 8% Secured Convertible Promissory Notes in the aggregate principal amount of $1,680,000 to the following Investors:

Investor	Note Amount
Empire Capital Partners, LP	$133,333
Empire Capital Partners, Ltd	$133,333
Empire Capital Partners Enhanced Master Fund, Ltd	$133,333
Robert S. Trump	$1,000,000
The Quercus Trust	$280,000

The Investors had the right to convert the outstanding principal amount of the Notes, and any accrued and unpaid interest thereon, into shares of our Common Stock at any time at a price of $0.24 per share.  In connection therewith, on September 28, 2009 we issued to the Investors Common Stock Purchase Warrants entitling the holder thereof to purchase, at a exercise price of $0.50 per share that number of shares of our Common Stock determined by dividing (i) 200% of the principal amounts of their respective Convertible Notes by (ii) the exercise price.

For its services in connection with our sale of a Convertible Note and a Warrant to Quercus, one of the Investors, we paid Merriman Curhan Ford & Co. a placement fee of $20,000 and issued to that firm a Warrant (in form substantially identical to the Warrant issued to Quercus) for the purchase of 80,000 shares of our Common Stock.

14.           On November 19, 2009, we issued and sold to the investors identified below shares of our Series B Convertible Preferred Stock and Warrants for the purchase of the number of shares of our Common Stock as detailed below:

Investor	Series B Shares	Warrant Shares
The Quercus Trust	1,458,621 shares	2,800,000 shares
Robert S. Trump	811,667 shares	1,600,000 shares
Focus Fund L.P.	256,082 shares	0 shares
Empire Capital Partners, LP	141,484 shares	400,000 shares
Empire Capital Partners, Ltd	141,484 shares	400,000 shares
Empire Capital Partners Enhanced Master Fund, Ltd	141,484 shares	400,000 shares
Scott A. Fine	43,566 shares	0 shares
Peter J. Richards	43,566 shares	0 shares
Total	3,037,951 shares	5,600,000 shares

The shares of our Series B Convertible Preferred Stock and the Warrants were issued in consideration of cash payments in the amounts set forth opposite the names of the Investors below under the heading “Cash” (totaling $1,400,000) and the cancellation of the principal and all accrued and unpaid interest on all of our outstanding promissory notes to the Investors (the original principal amounts of which total $5,680,000 and in each case are set forth opposite the names of the Investors under the heading “Debt Conversion” below):

Investor	Cash	Debt Conversion
The Quercus Trust	$700,000	$2,680,000
Robert S. Trump	$400,000	$1,500,000
Focus Fund L.P.	$0	$600,000
Empire Capital Partners, LP	$100,000	$233,333
Empire Capital Partners, Ltd	$100,000	$233,333
Empire Capital Partners Enhanced Master Fund, Ltd	$100,000	$233,333
Scott A. Fine	$0	$100,000
Peter J. Richards	$0	$100,000
Total	$1,400,000	$5,680,000

The Warrants entitle the holders thereof to purchase, at a purchase price of $0.50 per share that number of shares of our Common Stock determined in each case by dividing (i) 200% of the aggregate cash consideration paid by the holder for the shares of our Series B Convertible Preferred Stock by (ii) the exercise price.

15.           On July 8, 2010, we issued and sold shares of our Series B Convertible Preferred Stock and Warrants for the purchase of shares of our Common Stock to the following investors (the “Investors”):

Investor	Purchase Price	Series B Shares	Warrant Shares
The Quercus Trust	$1,200,000	500,000 shares	4,800,000 shares
Robert S. Trump	$300,000	125,000 shares	1,500,000 shares
Empire Capital Partners, LP	$100,000	41,667 shares	500,000 shares
Empire Capital Partners, Ltd	$100,000	41,667 shares	500,000 shares
Empire Capital Partners Enhanced Master Fund, Ltd	$100,000	41,667 shares	500,000 shares
Focus Fund L.P.	$100,000	41,667 shares	500,000 shares
Total	$1,900,000	791,668 shares	8,300,000 shares

The Warrants entitle the holders thereof to purchase, at a purchase price of $0.30 per share that number of shares of our Common Stock determined in each case by dividing (i) 200% of the aggregate cash consideration paid by the holder for the shares of our Series B Convertible Preferred Stock by (ii) the exercise price.  The aggregate purchase price paid by the Investors for the Series B Shares and Warrants was $1,900,000, all of which was paid by the cancellation of all of the accrued interest on, and a portion of the outstanding principal amounts of, bridge notes issued by us to the Investors on  March 1, 2010.

16.           On August 9, 2010, we issued and sold shares of our Series B Convertible Preferred Stock and Warrants for the purchase of shares of our Common Stock to the following investors:

Investor	Purchase Price	Series B Shares	Warrant Shares
Security Equity Fund, Mid Cap Value Fund	$2,060,001.60	858,334 shares	13,733,344 shares
SBL Fund, Series V (Mid Cap Value)	$739,999.20	308,333 shares	4,933,328 shares
Security Equity Fund, Mid Cap Value Institutional Fund	$1,905,000.00	793,750 shares	12,700,000 shares
SBL Fund, Series Q (Small Cap Value)	$280,000.80	116,667 shares	1,866,672 shares
Security Equity Fund, Small Cap Value Fund	$15,000.00	6,250 shares	100,000 shares
Total	$5,000,001.60	2,083,334 shares	33,333,344 shares

The Warrants entitle the holders thereof to purchase, at a purchase price of $0.30 per share that number of shares of our Common Stock determined in each case by dividing (i) 200% of the aggregate cash consideration paid by the holder for the shares of our Series B Convertible Preferred Stock by (ii) the exercise price.

McNamee Lawrence Securities, LLC, a registered broker-dealer, acted as our placement agent and adviser in connection with our offering of the shares of our Series B Convertible Preferred Stock and the Warrants.  We paid McNamee Lawrence Securities, LLC a fee of $300,000 and issued to McNamee Lawrence Securities, LLC a warrant for the purchase, at an exercise price of $0.01 per share, of 41,667 shares of Series B Convertible Preferred Stock.

17.           On October 20, 2010, we issued an aggregate of 1,802,445 shares of our Common Stock to certain holders as detailed below (the “2009 Noteholders”) of our Convertible Promissory Notes dated January 5, 2009 (the “2009 Notes”) upon conversion of the 2009 Notes in accordance with their terms.  The total outstanding principal amount of, and the accrued and unpaid interest on, the converted 2009 Notes was $432,587.  The conversion was effected at the rate of $0.24 per share.

Noteholder	Number of Shares

Estate of Homer G. Perkins	860,430 shares
Roderick L. Oxford	55,689 shares
Northern Water Resources, Inc.	397,915 shares
Peter Laird	56,994 shares
Equity Securities Partners, LLC	89,878 shares
Posternak Blankstein & Lund LLP	341,539 shares

The 2009 Notes were issued in partial consideration for the sale to us by the 2009 Noteholders of shares of the Common Stock and Preferred Stock of CASTion Corporation, an entity which we now operate as a majority-owned subsidiary (“CASTion”).

18.           Also on October 20, 2010, we issued to each of (i) Massachusetts Technology Development Corporation (“MTDC”), (ii) BCLF Ventures I, LLC (“BCLF”) and (iii) Donald F. Farley (“Farley”) shares of our Series B Convertible Preferred Stock (the “Preferred Shares”) and Common Stock Purchase Warrants (the “Warrants”) as follows:

Shareholder	Number of Shares	Number of Warrant Shares

Massachusetts Technology Development Corporation	18,518 shares	296,293 shares
BCLF Ventures I, LLC	18,518 shares	296,293 shares
Donald F. Farley	18,518 shares	296,293 shares

The issuance of the Preferred Shares and Warrants to MTDC, BCLF and Farley was made pursuant to a Settlement Agreement and Mutual Release between us and certain former shareholders and directors of CASTion (the “Settling Defendants”) who were defendants in litigation initiated by the 2009 Noteholders.  The 2009 Noteholders had alleged, among other things, that the Settling Defendants had breached their fiduciary duty to the 2009 Noteholders in connection with the sale to us by certain of the Settling Defendants of a majority of the outstanding shares of CASTion in 2007 and the Settling Defendants had threatened to assert third party claims against us in connection therewith.

The Preferred Shares and Warrants were issued to MTDC, BCLF and Farley without cash payment, in partial consideration for the release of claims against us by the Settling Defendants.

19.           On December 1, 2010, we issued 200,000 shares of our Common Stock to Alliance Advisors LLC (“Alliance”) without cash payment in partial consideration for investor relations and other consulting services performed by Alliance pursuant to an Investor Relations Consulting Agreement dated as of August 1, 2010 between us and Alliance.

20.           On January 7, 2011, we issued and sold to the each of the following Noteholders pursuant to Note Amendment and Forbearance Agreements effective as of January 4, 2011 (i) shares of our Series B Convertible Preferred Stock; (ii) warrants for the purchase of shares of our Common Stock at an exercise price of $0.30 per share; and (iii) warrants for the purchase of shares of our Common Stock at an exercise price of $0.40 per share:

Investor	Series B Shares	$0.30 Warrant Shares	$0.40 Warrant Shares
BancBoston Ventures Inc.	3,469 shares	55,502 shares	152,710 shares
BCLF Ventures I, LLC	57,372 shares	917,957 shares	2,525,718 shares
Essex Regional Retirement Board	1,743 shares	27,752 shares	76,357 shares
Massachusetts Technology Development Corporation	105,220 shares	1,683,521 shares	4,632,132 shares
Spencer Trask Specialty Group, LLC	208,333 shares	3,333,333 shares	10,198,210 shares

21.           On each of January 31, 2011, February 28, 2011, March 31, 2011, April 30, 2011 and May 31, 2011, we issued to the following holders of our Amended and Restated Promissory Notes due February 29, 2012 (the “Restated Notes”), upon the automatic conversion, in accordance with the terms of the Restated Notes, of portions of the principal of, and accrued and unpaid interest under, such Restated Notes, the following shares of Series B Convertible Preferred Stock and Warrants:

Note Holder	Payment	Conversion Amount	Series B Shares	Warrants

Spencer Trask Specialty Group LLC	$26,853.93	$26,853.60	11,189 shares	179,024 shares
Massachusetts Technology Development Corporation	$11,560.44	$11,558.40	4,816 shares	77,056 shares
BCLF Ventures I, LLC	$6,303.45	$6,302.40	2,626 shares	42,016 shares
Essex Regional Retirement Board	$190.57	$189.60	79 shares	1,264 shares
BancBoston Ventures Inc.	$381.12	$379.20	158 shares	2,528 shares

The automatic conversions were triggered by our making scheduled payments under the Restated Notes.

22.           On March 14, 2011, we issued to Spencer Trask Specialty Group, LLC (“Spencer Trask”) 1,000,000 shares of our Common Stock upon the conversion of 100,000 Preferred Shares which had been issued to Spencer Trask on January 7, 2011, pursuant to the Note Amendment and Forbearance Agreement between us and Spencer Trask.

23.           On May 6, 2011, we issued 185,180 shares of our Common Stock to Donald F. Farley upon the conversion of 18,518 shares of our Series B Convertible Preferred Stock (the “Preferred Shares”) which had been issued to Mr. Farley on October 20, 2010, pursuant to the Settlement Agreement and Mutual Release dated as of October 20, 2010 among us and certain former shareholders and directors of CASTion Corporation, including Mr. Farley.

24.           On July 1, 2011, we issued to the holders of the Restated Notes, upon the automatic conversion, in accordance with the terms of the Restated Notes, of portions of the principal of, and accrued and unpaid interest under, such Restated Notes, the following shares of our Series B Convertible Preferred Stock and Warrants:

Note Holder	Payment	Conversion Amount	Series B Shares	Warrants

Spencer Trask Specialty Group LLC	$929,876.35	$929,872.80	387,447 shares	6,199,152 shares

Massachusetts Technology Development Corporation	$400,311.36	$400,308.00	166,795 shares	2,668,720 shares

BCLF Ventures I, LLC	$218,272.95	$218,272.80	90,947 shares	1,455,152 shares

Essex Regional Retirement Board	$6,602.43	$6,600.00	2,750 shares	44,000 shares

BancBoston Ventures Inc.	$13,203.94	$13,200.00	5,500 shares	88,000 shares

The automatic conversions on July 1, 2011 were triggered by our voluntary pre-payment of the Restated Note.  The Warrants entitle the holders thereof to purchase, at a purchase price of $0.30 per share at any time on or before the fifth anniversaries of their issuance

25.           On August 11, 2011, we issued to one individual and five entities (the “Noteholders”) an aggregate of 1,185,707 shares of our Series B Convertible Preferred Stock (“Series B Stock”) upon conversion, in accordance with their terms, of an aggregate of $2,932.107.65 in principal of, and accrued interest on, our Amended and Restated Secured Convertible Promissory Notes due February 29, 2012 (the “Convertible Notes”) held by the Noteholders.  The Convertible Notes were converted into shares of Series B Stock at the rate of $2.40 per share.  The Convertible Notes were converted, at our election, pursuant to a provision of the Note Extension and Amendment Agreement, dated February 25, 2011, between us and the Noteholders (the “Note Agreement”) permitting such conversion upon our retirement of Amended and Restated Promissory Notes held by (i) BancBoston Ventures, Inc., (ii) BCLF Ventures I, LLC, (iii) Essex Regional Retirement Board, (iv) Massachusetts Technology Development Corporation and (v) Spencer Trask Specialty Group, LLC and issued in partial payment for our acquisition of a controlling interest in our subsidiary,  CASTion Corporation (the “CASTion Notes”).  Pursuant to the Note Agreement, upon the conversion of each Convertible Note we issued to the holder thereof a Common Stock Purchase Warrant (each, a “Warrant”) for the purchase of that number of shares of our Common Stock determined by dividing 200% of the amount of principal and interest of such Convertible Note by $0.30.  Set forth below are the number of shares of Series B Stock and the number of shares of Common Stock issuable upon exercise of the Warrants issued to each Noteholder, together with the amount of principal and accrued interest of each Noteholder’s Convertible Note:

Noteholders	Series B Shares	Warrants	Principal & Interest of Convertible Notes
The Quercus Trust	440,088 shares	7,041,423 shares	$1,056,213.49
Robert S. Trump	411,583 shares	6,585,342 shares	$987,801.29
Focus Fund L.P.	11,635 shares	186,165 shares	$27,924.77
Empire Capital Partners, LP	119,467 shares	1,911,485 shares	$286,722.70
Empire Capital Partners, Ltd	119,467 shares	1,911,485 shares	$286,722.70
Empire Capital Partners Enhanced Master Fund, Ltd	119,467 shares	1,911,485 shares	$286,722.70

The Warrants may be exercised, at any time on or before August 11, 2016, at an exercise price of $0.30 per share.

26.           Also on August 11, 2011, pursuant to the Bridge Loan and Warrant Amendment Agreement, dated June 17, 2011 between us and the Warrantholders identified below (as amended on July 12, 2011, the “Bridge Loan Agreement”) three individuals and five entities (the “Warrantholders”) exercised outstanding warrants for the purchase of an aggregate of 3,469,387 shares of Series B Stock at an exercise price, in cash, of $1.30 per share (or $4,510,20.92  in the aggregate) as follows:

Warrantholders	Series B Shares	Exercise Price
Robert S. Trump	1,829,127 shares	$2,377,865.10
Focus Fund L.P.	300,000 shares	$390,000.00
Hughes Capital	15,385 shares	$20,000.00
Scott A. Fine	50,000 shares	$65,000.00
Peter J. Richards	50,000 shares	$65,000.00
Empire Capital Partners, LP	410,940 shares	$534,222.39
Empire Capital Partners, Ltd	410,060 shares	$533,078.19
Empire Capital Partners Enhanced Master Fund, Ltd	403,875 shares	$525,037.24

Pursuant to the Bridge Loan Agreement the Warrantholders advanced to us the cash exercise price for the warrants in exchange for bridge notes (the “Bridge Notes”) pending satisfaction of the conditions to the amendment and exercise of such warrants.  Upon exercise of such warrants and the issuance of the shares of our Series B Stock upon such exercise, the Bridge Notes were cancelled.

Item 16.	Exhibits and Financial Statement Schedules

Index of Exhibits

Exhibit No.	Description

3(i)	Certificate of Incorporation of ThermoEnergy Corporation, as amended — Incorporated by reference to Exhibit 3(i) to Current Report on Form 8-K filed August 9, 2010

3(ii)	Certificate of Amendment to Certificate of Designation, Preferences and Rights — Incorporated by reference to Exhibit 3(i) to Current Report on Form 8-K filed August 11, 2011

3(iii)	Certificate of Amendment to Certificate of Incorporation of ThermoEnergy Corporation — Incorporated by reference to Exhibit 3(ii) to Current Report on Form 8-K filed August 11, 2011

3(iv)	By-laws, as amended — Incorporated by reference to Exhibit 3(ii) to Current Report on Form 8-K filed November 24, 2009

4.1*	ThermoEnergy Corporation 2008 Incentive Stock Plan, as amended — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 23, 2010

4.2	Form of 5% Convertible Promissory Note due March 21, 2013 issued to Martin A. Roenigk — Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed March 22, 2007

4.3	Form of Common Stock Purchase Warrant issued to Martin A. Roenigk — Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed March 22, 2007

4.4
Form of Convertible Promissory Notes due February 29, 2012, dated January 4, 2011, issued pursuant to the several Note Amendment and Forbearance Agreements by and between ThermoEnergy Corporation and BancBoston Ventures, Inc.; BCLF Ventures I, LLC; Essex Regional Retirement Board; Massachusetts Technology Development Corporation; and Spencer Trask Specialty Group, LLC — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed January 14, 2011

4.5
Form of Common Stock Purchase Warrants issued pursuant to the Agreement for the Purchase and Sale of Securities dated as of July 2, 2007 among ThermoEnergy Corporation, CASTion Corporation and the Sellers named therein — Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed July 10, 2007

4.6 *	Common Stock Purchase Warrant issued to Jeffrey L. Powell — Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed July 10, 2007

4.7
Form of Common Stock Purchase Warrants issued to The Focus Fund and Robert S. Trump — Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-QSB for the period ended September 30, 2007

4.8
Form of 7.5% Convertible Promissory Notes issued to The Focus Fund and Robert S. Trump — Incorporated by reference to Exhibit 4.5 to Quarterly Report on Form 10-QSB for the period ended September 30, 2007

4.9
Warrant Agreement dated November 5, 2004 by and between ThermoEnergy Corporation and Robert S. Trump, together with Form of Warrant — Incorporated by reference to Exhibit 99.SS to Amendment No. 10 to Schedule 13D of Robert S. Trump filed on December 2, 2004

4.10
Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated as of December 18, 2007 between ThermoEnergy Corporation and The Quercus Trust — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed December 19, 2007

4.11	Amendment No. 1 to Common Stock Purchase Warrant No. 2007-12-1 — Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed September 17, 2008

4.12	7.5% Convertible Promissory Notes due December 31, 2008 issued to Robert S. Trump — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed August 18, 2008

4.13	Common Stock Purchase Warrant No. 2008-RT1 issued to Robert S. Trump — Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed August 18, 2008

4.14
Form of Common Stock Purchase Warrant issuable pursuant to Securities Purchase Agreement dated as of September 15, 2008 by and between ThermoEnergy Corporation and The Quercus Trust — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed September 17, 2008

4.15	10% Convertible Promissory Notes due September 30, 2013 issued to The Quercus Trust — Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed September 17, 2008

4.16	10% Secured Convertible Promissory Note issued to The Quercus Trust — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed February 17, 2009

4.17
Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated as of March 6, 2009 — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed April 28, 2009

4.18
Form of 10% Convertible Promissory Note due October 31, 2009 issued pursuant to Securities Purchase Agreement dated as of April 27, 2009 — Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed April 28, 2009

4.19
Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated as of April 27, 2009 — Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed April 28, 2009

4.20
Warrant No. W09-10 for the purchase of 600,000 shares of the Common Stock of ThermoEnergy Corporation issued to The Focus Fund, LP — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed June 30, 2009

4.21
10% Secured Convertible Promissory Note of ThermoEnergy Corporation dated June 25, 2009 in the principal amount of $150,000 issued to The Quercus Trust — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 30, 2009

4.22
10% Convertible Promissory Note of ThermoEnergy Corporation dated June 17, 2009 in the principal amount of $108,000 issued to The Focus Fund, LP — Incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed June 30, 2009

4.23	8% Secured Convertible Promissory Note in the principal amount of $600,000 issued to Focus Fund L.P. — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 27, 2009

4.24	Common Stock Purchase Warrants issued to Focus Fund L.P. — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed August 27, 2009

4.25
Form of 8% Secured Convertible Promissory Notes issued to issued to Empire Capital Partners, LP, Empire Capital Partners, Ltd, Empire Capital Partners Enhanced Master Fund, Ltd, Robert S. Trump and The Quercus Trust — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed October 2, 2009

4.26
Form of Common Stock Purchase Warrants issued to Empire Capital Partners, LP, Empire Capital Partners, Ltd, Empire Capital Partners Enhanced Master Fund, Ltd, Robert S. Trump and The Quercus Trust — Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed October 2, 2009

4.27
Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreement dated as of November 19, 2009 by and among ThermoEnergy Corporation and the Investors named therein — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed November 24, 2009

4.28
Form of Common Stock Purchase Warrants issued pursuant to the several Note Amendment and Forbearance Agreements by and between ThermoEnergy Corporation and BancBoston Ventures, Inc.; BCLF Ventures I, LLC; Essex Regional Retirement Board; Massachusetts Technology Development Corporation; and Spencer Trask Specialty Group, LLC — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed January 14, 2011

5.1	Opinion of Nixon Peabody LLP — To be filed by amendment

10.1
License Agreement, effective December 30, 1997, by and between ThermoEnergy Corporation and Battelle Memorial Institute Incorporated by reference to Exhibit 10 to Quarterly Report on Form 10-QSB for the period ended March 31, 1998

10.2
Amendment No. 1 to License Agreement between ThermoEnergy Corporation and Battelle Memorial Institute — Incorporated by reference to Exhibit 10.5 to Annual Report on Form 10-KSB for the year ended December 31, 2004

10.3
Amendment No. 2 to License Agreement between ThermoEnergy Corporation and Battelle Memorial Institute — Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-KSB for the year ended December 31, 2005

10.4
License Agreement, effective October 1, 2003, by and between ThermoEnergy Corporation and Alexander G. Fassbender — Incorporated by reference to Exhibit 10.44 to Annual Report on Form 10-KSB for the year ended December 31, 2003

10.5
Letter Agreement from Alexander G. Fassbender dated December 17, 2007 and addressed to The Quercus Trust and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed December 19, 2007

10.6 *
Employment Agreement of Alexander G. Fassbender, dated November 18, 1998, and Amendment No. 1 thereto — Incorporated by reference to Exhibit 10.6 to Annual Report on Form 10-KSB for the year ended December 31, 2004

10.7 *
Amendment to Employment Agreement by and between Alexander G. Fassbender and ThermoEnergy Corporation, dated as of February 25, 2009 — Incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed March 2, 2009

10.8 *
Executive Employment Agreement dated as of March 1, 2010 by and between ThermoEnergy Corporation and Dennis C. Cossey — Incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed March 9, 2010

10.9 *
Executive Employment Agreement dated January 27, 2010 by and between ThermoEnergy Corporation and Cary G. Bullock — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed February 2, 2010

10.10 *
Executive Employment Agreement dated November 2, 2009 by and between ThermoEnergy Corporation and Teodor Klowan, Jr. — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 3, 2009

10.11 *
Consulting Services Agreement between Rexon Limited and ThermoEnergy Corporation dated as of August 3, 2009 — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 26, 2009

10.12 *
Form of Common Stock Purchase Warrant issued to Rexon Limited pursuant to Consulting Services Agreement between Rexon Limited and ThermoEnergy Corporation dated as of August 3, 2009 — Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the period ended September 30, 2009

10.13 *
Executive Employment Agreement dated September 16, 2009 by and between ThermoEnergy Corporation and  Shawn R. Hughes — Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q for the period ended September 30, 2009

10.14 *	Employment Agreement of Andrew T. Melton, dated May 1, 2005 — Incorporated by reference to Exhibit 10.14 to Annual Report on Form 10-KSB for the year ended December 31, 2005

10.15 *	Employment Agreement of Jeffrey L. Powell, dated July 2, 2007 — Incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed July 10, 2007

10.16 *
Bonus Agreement dated July 2, 2007 among ThermoEnergy Corporation, CASTion Corporation and Donald F. Farley, as agent for certain employees of CASTion Corporation identified therein — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 10, 2007

10.17 *	Option Agreement by and between ThermoEnergy Corporation and Dennis C. Cossey — Incorporated by reference to Exhibit 10.37 to Quarterly Report on Form 10-Q for the period ended September 30, 1999

10.18 *	Retirement Plan of P.L. Montesi — Incorporated by reference to Exhibit 10.43 to Annual Report on Form 10-QSB for the year ended December 31, 2003

10.19 *
Agreement, dated May 27, 2005, among ThermoEnergy Corporation, the Estate of P.L. Montesi and Betty Johnson Montesi — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 3, 2005

10.20
Securities Purchase Agreement dated as of December 18, 2007 between ThermoEnergy Corporation and The Quercus Trust — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 19, 2007

10.21
First Amendment to Securities Purchase Agreement dated as of June 25, 2008 by and between ThermoEnergy Corporation and The Quercus Trust — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 30, 2008

10.22
Securities Purchase Agreement, dated as of March 21, 2007, between ThermoEnergy Corporation and Martin A. Roenigk — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed March 22, 2007

10.23
Agreement for the Purchase and Sale of Securities dated as of July 2, 2007 among ThermoEnergy Corporation, CASTion Corporation and the Sellers named therein — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 10, 2007

10.24
Securities Purchase Agreement, dated as of August 12, 2008, between ThermoEnergy Corporation and Robert S. Trump — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed August 18, 2008

10.25
Stock Pledge Agreement dated July 2, 2007 by ThermoEnergy Corporation in favor of Spencer Trask Specialty Group, LLC (in its capacity as agent for itself and for other Secured Parties who become parties thereto — Incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed July 10, 2007

10.26
Securities Purchase Agreement dated as of September 15, 2008 by and between ThermoEnergy Corporation and The Quercus Trust — Incorporated by reference to Exhibit 10.1 to Amended Current Report on Form 8-K/A filed January 13, 2009

10.27
Security Agreement dated as of February 11, 2009 among ThermoEnergy Corporation, CASTion Corporation and The Quercus Trust — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed February 17, 2009

10.28	Limited Liability Company Agreement of Babcock-Thermo Carbon Capture LLC, dated as of February 25, 2009 — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 2, 2009

10.29	TEPS License Agreement, dated as of February 25, 2009 — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 2, 2009

10.30	Agreement to Indemnify Certain Members of Babcock-Thermo Carbon Capture LLC, dated as of February 25, 2009 — Incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed March 2, 2009

10.31
Form of Securities Purchase Agreement dated as of March 6, 2009 by and between ThermoEnergy Corporation and each of the Investors party thereto — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed April 28, 2009

10.32
Securities Purchase Agreement dated as of April 27, 2009 by and between ThermoEnergy Corporation and the Investors party thereto — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed April 28, 2009

10.33	Letter Agreement between The Quercus Trust and ThermoEnergy Corporation dated June 25, 2009 — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed June 30, 2009

10.34	Letter Agreement between The Focus Fund, LP and ThermoEnergy Corporation dated June 15, 2009 — Incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed June 30, 2009

10.35	Security Agreement between The Focus Fund, L.P. and ThermoEnergy Corporation dated July 31, 2009 — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed August 27, 2009

10.36	Promissory Note in the principal amount of $110,000 issued pursuant to Focus Fund L.P. — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 31, 2009

10.37
Security Agreement dated as of September 28, 2009 between ThermoEnergy Corporation and Empire Capital Partners, LP, Empire Capital Partners, Ltd, Empire Capital Partners Enhanced Master Fund, Ltd, Robert S. Trump and The Quercus Trust — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 2, 2009

10.38
Securities Purchase Agreement dated as of November 19, 2009 by and among ThermoEnergy Corporation and the Investors named therein — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 24, 2009

10.39
Form of Mutual Release between ThermoEnergy Corporation and the several Investors party to the Securities Purchase Agreement dated as of November 19, 2009 — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed November 24, 2009

10.40
Voting Agreement dated as of November 19, 2009 by and among ThermoEnergy Corporation and the Series B Preferred Stockholders  named therein — Incorporated by reference to Exhibit 10.3 to Current Report on  Form 8-K filed November , 2009

10.41
Bridge Loan Agreement dated as of March 1, 2010 by and among The Quercus Trust, Robert S. Trump, Focus Fund, L.P., Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund Ltd and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 16, 2010

10.42
Amendment No. 1 to Bridge Loan Agreement dated as of March 1, 2010 by and among The Quercus Trust, Robert S. Trump, Focus Fund, L.P., Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund Ltd and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 2, 2010

10.43
Note Extension and Amendment Agreement dated as of February 25, 2011 by and among ThermoEnergy Corporation and The Quercus Trust; Robert S. Trump; Focus Fund L.P.; Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd. — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 3, 2011

10.44
Form of Amended and Restated Secured Convertible Promissory Notes dated issued pursuant to the Note Extension and Amendment Agreement by and among ThermoEnergy Corporation and The Quercus Trust; Robert S. Trump; Focus Fund L.P.; Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd. — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 3, 2011

10.45
Security Agreement dated as of March 1, 2010 by and among ThermoEnergy Corporation, The Quercus Trust, Robert S. Trump, Focus Fund, L.P., Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund Ltd and The Quercus Trust (as agent for itself and the other Investors) — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 16, 2010

10.46
Contract No. PO-98B (Registration No. CTC 826 20101417884) between The City of New York Department of Environmental Protection and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 30, 2010

10.47
Securities Purchase Agreement dated as of August 9, 2010 by and among Security Equity Fund, Mid Cap Value Fund; SBL Fund, Series V (Mid Cap Value); Security Equity Fund, Mid Cap Value Institutional Fund; SBL Fund, Series Q (Small Cap Value); and Security Equity Fund, Small Cap Value Fund and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 9, 2010

10.48
Form of Note Amendment and Forbearance Agreements by and between ThermoEnergy Corporation and BancBoston Ventures, Inc.; BCLF Ventures I, LLC; Essex Regional Retirement Board; Massachusetts Technology Development Corporation; and Spencer Trask Specialty Group, LLC — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed January 14, 2011

10.49
Bridge Loan and Warrant Amendment Agreement by and among ThermoEnergy Corporation and Robert S. Trump; Focus Fund L.P.; Hughes Capital; Scott A. Fine; Peter J. Richards, Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd – Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 27, 2011.

16	Letter re Change in Certifying Accountant — Filed herewith

21.1	Subsidiaries of the Issuer — Filed herewith

23.1	Consent of Nixon Peabody LLP — Included in Exhibit 5.1

23.2	Consent of CCR LLP — Filed herewith

23.3	Consent of Kemp & Company, a Professional Association — Filed herewith

24.1	Power of Attorney of Dennis C. Cossey, Cary G. Bullock, Teodor Klowan, Jr., David Anthony, J. Winder Hughes III, Shawn R. Hughes, and Arthur S. Reynolds — Previously filed

*May be deemed a compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Worcester, Commonwealth of Massachusetts on August 18, 2011.

ThermoEnergy Corporation.

By:	/s/ Cary G. Bullock
Cary G. Bullock President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Cary G. Bullock	President and Chief Executive Officer; Director	August 18, 2011
Cary G. Bullock	(Principal Executive Officer)

/s/Teodor Klowan, Jr.	Executive Vice President and Chief Financial Officer	August 18, 2011
Teodor Klowan, Jr.	(Principal Financial Officer and Principal
Accounting Officer)

*	Director	August 18, 2011
David Anthony

*	Director	August 18, 2011
J. Winder Hughes III

*	Director	August 18, 2011
Shawn R. Hughes

*	Director	August 18, 2011
Arthur S. Reynolds

*	By:	/s/ Cary G. Bullock
Cary G. Bullock
Attorney-in-Fact